Exhibit 10.46

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

EXECUTION VERSION

SETTLEMENT AND TERMINATION AGREEMENT

by and between

AMYLIN PHARMACEUTICALS, INC.

and

ELI LILLY AND COMPANY

November 7, 2011

i

ii

iii

SETTLEMENT AND TERMINATION AGREEMENT

THIS SETTLEMENT AND TERMINATION AGREEMENT (“Agreement”) is entered into as of November 7, 2011 between Amylin Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware, having its principal place of business at 9360 Towne Centre Drive, San Diego, California (“Amylin”) and Eli Lilly and Company, a corporation organized and existing under the laws of the State of Indiana, having its principal place of business at Lilly Corporate Center, Indianapolis, Indiana (“Lilly”). Amylin and Lilly are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Amylin and Lilly are parties to that certain Collaboration Agreement, dated as of September 19, 2002, as amended (the “Collaboration Agreement”), pursuant to which Amylin and Lilly agreed to collaborate on the development and marketing of pharmaceutical products that contain or incorporate Exenatide (as defined herein), on the terms described in the Collaboration Agreement;

WHEREAS, in connection with and in furtherance of the transactions set forth in the Collaboration Agreement, Amylin and Lilly have entered into the Related Agreements (as defined herein);

WHEREAS, Amylin filed a civil action captioned Amylin Pharmaceuticals, Inc. v. Eli Lilly and Company, No. 11 Civ. 1061 JLS (NLS) (the “District Court Action”), in United States District Court for the Southern District of California (the “District Court”), alleging claims for breach of contract, breach of the covenant of good faith and fair dealing, and violations of Section 1 of the Sherman Act, 15 U.S.C. § 1, California’s Cartwright Act (Cal. Bus. & Prof. Code § 16720 et seq.), California’s Unfair Competition Law (Cal. Bus. & Prof. Code § 17200 et seq.) and Section 43(a) of the Lanham Act, 15 U.S.C. § 1125(a) (collectively, “Amylin’s Claims”);

WHEREAS, Lilly denied Amylin’s Claims, including, without limitation, that it had breached the Collaboration Agreement, any Related Agreement or otherwise violated any Applicable Laws (as defined herein) through its collaboration with Boehringer Ingelheim (“BI”);

WHEREAS, Amylin filed an appeal captioned Amylin Pharmaceuticals, Inc. v. Eli Lilly and Company, No. 11-55939, from the District Court’s June 8, 2011 decision denying Amylin’s request for a preliminary injunction to the United States Court of Appeal for the Ninth Circuit, which is pending (the “Appeal,” collectively, with the District Court Action, the “Litigation”);

WHEREAS, the Parties now desire to, among other things, (i) terminate the Collaboration Agreement and the Related Agreements; (ii) reallocate responsibilities for the future development and commercialization of Exenatide Products and Other Exenatide Products

(each, as defined below) and the rights related thereto; (iii) provide for up-front and milestone cash payments and secured revenue sharing payments based on Net Sales and Amylin Consideration (each term, as defined below) to Lilly by Amylin, all in accordance with the terms and conditions of this Agreement; and (iv) fully and finally settle and resolve all outstanding claims and disputes in the Litigation as well as all existing and potential claims arising out of the Collaboration (as defined herein) between the Parties.

NOW, THEREFORE, in consideration of the foregoing and the premises and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1.

“Additional Indications” means all potential indications for Exenatide other than the Indication.

“Adverse Event” means any adverse medical occurrence in a pre-clinical study, or in a patient or clinical investigation subject administered a pharmaceutical product and that does not necessarily have to have a causal relationship with any treatment, including, without limitation, as designated under 21 C.F.R. 312.32 and any other Applicable Laws.

“Affiliate” means any Person that directly (or indirectly through one or more intermediaries) controls, is controlled by, or is under common control with a Party. For purposes of this definition only, the terms “controls,” “controlled,” and “control” mean (i) the direct or indirect ability or power to direct or cause the direction of the management and policies of an entity or otherwise direct the affairs of such entity, whether through ownership of equity, voting securities, or beneficial interest, by contract, or otherwise; or (ii) the ownership, directly or indirectly, of at least 50% of the voting securities (or other comparable ownership interest for an entity other than a corporation) of a Party.

“Alkermes License” means the license of certain intellectual property rights pursuant to the Development and License Agreement, dated as of May 15, 2000, as amended, by and between Alkermes Controlled Therapeutics Inc. II and Amylin, as in effect as of the Effective Date.

“Amylin Confidential Information” means all information (scientific, clinical, regulatory, marketing, financial, commercial, or otherwise) disclosed or provided by, or on behalf of, Amylin to Lilly or Lilly’s designees in connection with this Agreement, the Collaboration Agreement, the Related Third Party Agreements, the Related Agreements or the Ancillary Agreements, whether disclosed or provided prior to, or after, the Effective Date and whether provided orally, visually, electronically, or in writing, except (i) Shared Information (as defined in the Litigation Agreement) and (ii) such information that Lilly can show by its contemporaneous written records:

(a) was, prior to the date of Amylin’s disclosure, known to it or already in the public domain;

(b) became part of the public domain, after Amylin’s disclosure hereunder, through no breach of this Agreement by Lilly or by any Person or entity to whom Lilly disclosed such information;

(c) was subsequently disclosed to Lilly, without any restrictions, by a Person or entity having lawful possession of, and a legal right to disclose, such information; or

(d) was developed by Lilly without use, and independent, of Amylin Confidential Information.

“Amylin Consideration” means, with respect to an Exenatide Product or Other Exenatide Product, any consideration, including, without limitation, upfront and milestone payments, received from an Amylin Net Sales Party by Amylin or any of its Affiliates in connection with an agreement with such Amylin Net Sales Party with respect to Exenatide Products or Other Exenatide Products in consideration for the grant to such Amylin Net Sales Party of any right to make, have made, use, sell, offer to sell, import, export or otherwise exploit, including, without limitation, the development, research, manufacture, commercialization, formulation, use, distribution, delivery or administration (including, without limitation, any sale or assignment, in whole or in part, of any right, title or interest in or to) an Exenatide Product or Other Exenatide Product in or for the Territory outside the US; provided, however, that Amylin Consideration shall not include any such consideration received by Amylin from any such Amylin Net Sales Party in return for, as payment for or otherwise in respect of: (i) any milestone payment upon the achievement of Regulatory Approval for a once-monthly Exenatide Suspension Product by any Regulatory Authority up to an aggregate amount of $150,000,000, (ii) equity of Amylin at fair market value (provided, however, that the exclusion contained in this sub-clause (ii) shall not apply to transactions between Amylin and its Affiliates), (iii) bona fide debt that is not structured with the intent of limiting any amount that would otherwise be payable to Lilly hereunder (provided, however, that the exclusion contained in sub-clause (iii) shall not apply to (x) any forgiveness of any debt of Amylin or its Affiliates, (y) debt which is convertible into equity of Amylin at a conversion price which is less than the market price for Amylin shares on the date such debt is issued and (z) non-interest bearing debt, and, provided, further, the exclusion in this sub-clause (iii) shall not apply to transactions between Amylin and its Affiliates), (iv) the manufacture or supply of ingredients or products, (v) the performance of services (including, without limitation, research and development services performed on behalf of an Amylin Net Sales Party) or other similar payments, (vi) reimbursement of Amylin’s out of pocket costs and expenses incurred after the execution of such agreement when and as such costs and expenses are incurred (but not any prepayment with respect thereto), including, without limitation, expenses relating to Amylin Rights, (vii) any royalty, revenue share and profit share payments; or (viii) any consideration received by Amylin in connection with a Transfer Trigger Event provided that Amylin has complied with Section 13.17; provided, that, with respect to sub-clauses (iv) and (v), such consideration is not (A) for reimbursement of ingredients, products or services provided before the execution of such agreement, (B) pre-payment for ingredients, products or services to be provided after the execution of such agreement or (C) an amount greater than Amylin’s direct costs and expenses with respect to such manufacture and supply or the performance of such services plus twenty percent (20%). Any disputes regarding or relating to whether payments received by Amylin from an Amylin Net Sales Party constitute Amylin Consideration shall be resolved in accordance with Section 13.12.

“Amylin Contract Collaborator” means any Third Party with whom Amylin or any of its Affiliates have a contractual relationship with respect to the development and/or commercialization of a pharmaceutical product, including, without limitation, any licensee, sublicensee, contract sales organization or contract research organization.

“Amylin GLP Patents” means all Patents Controlled by Amylin or any of its Affiliates as of the Effective Date (including, without limitation, any Patents filed after the Effective Date based on, corresponding to, or claiming the priority date(s) of, any Patents Controlled by Amylin or any of its Affiliates as of the Effective Date and any reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing) that are necessary or reasonably useful for the making, having made, using, selling, offering to sell, importing, exporting or otherwise exploiting, including, without limitation, the development, research, manufacture, commercialization, formulation, use, distribution, delivery or administration, of GLP-FC or GLP-FC Non-Assert Products, including, without limitation, any such Patents claiming the composition of matter or the use of GLP-FC or GLP-FC Non-Assert Products, but excluding (i) any Patents to the extent that they claim or cover or otherwise relate to the making, having made, selling, offering for sale, importing, exporting or otherwise exploiting any composition of matter or any compound other than GLP-FC, but not such Patents to the extent that they claim or cover or otherwise relate to GLP-FC in combination with one or more other active pharmaceutical ingredients other than Exenatide (which for clarity shall be included in the Amylin GLP Patents) and (ii) the Neogenesis Patents. For clarity, Amylin GLP Patents, may include, but are not limited to, Patents that are included within the definition of “Amylin Patents”

“Amylin Know-How” means all Information that Amylin or any Affiliate of Amylin Controls as of the Effective Date or during the Term that is necessary or reasonably useful for the Development, research, Manufacture, Commercialization, formulation, use, distribution, delivery or administration, or sale of Exenatide, Exenatide Products and Other Exenatide Products, including without limitation its formulation and Manufacture and any Improvements, including, without limitation, Amylin Improvements. Amylin Know-How does not include Amylin Patents or Neogenesis Patents, or know-how related to Neogenesis Patents.

“Amylin Net Sales Party” means any of (i) Amylin; (ii) its Affiliates and Licensees, Sublicensees or Distributors; (iii) any assignee or transferee of any right or interest in or to (including, without limitation, being a beneficiary of a covenant not to sue or express waiver of exclusivity that results in another Person booking sales of Exenatide Products or Other Exenatide Products) the Amylin Rights or Regulatory Approvals; or (iv) any successor in interest to Amylin or any of its rights in the foregoing.

“Amylin Patents” means all Patents Controlled by Amylin or an Affiliate of Amylin as of the Effective Date or during the Term that are necessary or reasonably useful for the Development, research, Manufacture, Commercialization, formulation, use, distribution, delivery or administration, or sale of Exenatide, Exenatide Products or Other Exenatide Products, including without limitation any such patents, claiming the composition of matter or the use of Exenatide, Exenatide Products or Other Exenatide Products or any Improvements, including, without limitation, Amylin Improvements, but excluding the Neogenesis Patents.

“Amylin Products” means any pharmaceutical products that are developed and/or commercialized by Amylin or any of its Affiliates, as of the Effective Date or any time thereafter, excluding Exenatide Product and Other Exenatide Products.

“Amylin Rights” means Amylin Patents and Amylin Know-How.

“Amylin Trademark” means the corporate name, logos or other similar trademarks, service marks, trade name or logos of Amylin or any of its Affiliates.

“Ancillary Agreements” means the agreements set forth on Schedule 1.1(a) hereto.

“Applicable Laws” mean all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any Governmental Authority, including, without limitation, the Regulatory Laws, Prescription Drug Marketing Act, Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a et seq.), and Anti-Kickback Statute (42 U.S.C. §1320a-7b et seq.), all as amended from time to time.

“Business Day” means any day, other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.

“Bydureon” means a once weekly Exenatide injectable, and includes, without limitation, all delivery devices and other peripherals and consumables used in connection with the administration thereof. For clarity, Bydureon is not an Exenatide Suspension Product.

“Bydureon Approval Failure” means that notwithstanding Amylin’s compliance with Section 9.3(a), as of June 30, 2014, Bydureon has not received at any time on or prior to June 30, 2014 the Regulatory Approval from the FDA necessary for the Manufacturing, marketing and sale of Bydureon in the United States.

“Byetta” means a twice daily Exenatide injectable, and includes, without limitation, all delivery devices and other peripherals and consumables used in connection with the administration thereof.

“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

“cGCP” means the then current good clinical practice standards promulgated or endorsed by the FDA (or in the case of foreign jurisdictions, comparable regulatory standards), including, without limitation, those procedures expressed or implied in the Regulatory Materials with respect to an Exenatide Product or Other Exenatide Product provided to Regulatory Authorities.

“cGLP” means the then current good laboratory practice standards promulgated or endorsed by the FDA (or in the case of foreign jurisdictions, comparable regulatory standards), including, without limitation, those procedures expressed or implied in the Regulatory Materials with respect to an Exenatide Product or Other Exenatide Product provided to Regulatory Authorities.

“cGMP” means the then current good manufacturing practice standards promulgated or endorsed by the FDA (or in the case of foreign jurisdictions, comparable regulatory standards), including, without limitation, those procedures expressed or implied in the Regulatory Materials with respect to an Exenatide Product or Other Exenatide Product provided to Regulatory Authorities.

“CME” means continuing medical education.

“Collaboration” means that certain collaboration between the Parties pursuant to the Collaboration Agreement, the Related Agreements and the Related Third Party Agreements.

“Collaboration Activities” means any activities performed by or on behalf of Lilly or its Affiliates under this Agreement or any Ancillary Agreement that are not Transition Activities.

“Collaboration Term” means the term of the Collaboration Agreement through the Effective Date.

“Collateral” has the meaning set forth in the Security Agreement.

“Commercialization Confidential Information” means all non-public information that is related to the Commercialization or Development of Exenatide, the Exenatide Products and the Other Exenatide Products.

“Commercialize” or “Commercialization” means all activities undertaken before and after Regulatory Approval relating specifically to the marketing, sale and distribution of Exenatide Products and Other Exenatide Products.

“Commercially Reasonable Efforts” means (i) with respect to Lilly, (a) with respect to the performance of Collaboration Activities, good faith efforts consistent with Lilly’s historical practices in connection with the Collaboration prior to the Effective Date and (b) with respect to the performance of Transition Activities, efforts, expertise and resources normally used by Lilly for a product or compound owned by it or to which it has rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy and (ii) with respect to Amylin, the efforts, expertise and resources normally used by Amylin (or if Amylin is acquired by or assigns or delegates any of its rights or obligations with respect to a product to any other Person, such Person; provided that in no event shall such efforts, expertise and resources be less than those normally used by Amylin) for a product or compound owned by it or to which it has rights that is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy; provided, however, that if Amylin (or such other Person) is developing, marketing and/or selling a product that may be competitive with an Exenatide Product or Other Exenatide Product, Commercially Reasonable Efforts shall mean that Amylin (or such other Person) shall not unreasonably prefer such competitive product over the Exenatide Product or Other Exenatide Product, and shall instead devote the same effort in support of the Exenatide Product or Other Exenatide Product as a large- pharmaceutical company not owning or otherwise controlling a competitive product would reasonably devote. In determining whether Commercially Reasonable Efforts were satisfied, the fact that (x) a Party is required to make any payments to the other Party under this Agreement or (y) the Collaboration Agreement and Related Agreements (other than those that are also Ancillary Agreements) have been terminated, in each case ((x) and (y)) shall not diminish the level of effort expended by a Party.

“Committee” shall mean the ESC, ETC or OUSOC, as applicable.

“Confidential Information” means the Amylin Confidential Information or the Lilly Confidential Information, as applicable, and the Commercialization Confidential Information.

“Control” or “Controlled” means with respect to any intellectual property right, that a Party, its Affiliates, its Licensees, or its Sublicensees owns, or has a license to such intellectual property right and has the ability to grant access, a license, or a sublicense to such intellectual property right as provided for in this Agreement without violating an agreement with, or infringing any rights of, a Third Person as of the time such first Party would be first required under this Agreement to grant the other Party such access, license or sublicense.

“Cost of Product Sold (OUS)” shall mean, solely for purposes of calculation of a potential P&L Loss according to Section 7.8 and for no other purpose, the cost of acquiring Exenatide Products or materials to be used in Manufacturing Exenatide Product sold in the Territory outside the United States, plus Lilly’s Manufacturing costs for labeling, packaging, or other Manufacturing-related activities that may be undertaken by or on behalf of Lilly for Exenatide Product sold in the Territory outside the United States. Lilly’s Manufacturing costs included in Cost of Product Sold (OUS) shall include, without limitation, (i) the standard cost of product sold expensed by Lilly for Exenatide Product sold in the Territory outside the United States plus Manufacturing variances expensed by Lilly for Exenatide Product sold in the Territory outside the United States in accordance with US GAAP consistently applied, (ii) royalties or other payments made to Third Parties or to Amylin related to the Manufacture or sale of the Exenatide Product other than any royalties paid with respect to Bydureon under the Alkermes License (which are included as OUS Commercialization Costs), (iii) an allowance for distribution expenses equal to 1.25% of net sales and (iv) a deduction for any obsolete Exenatide Product (other than amounts with respect to obsolete Exenatide Product that are shared equally by the Parties pursuant to any Supply Agreement). Lilly’s Cost of Product Sold (OUS) shall not include any mark-up or profit margin in addition to Lilly’s fully-burdened actual Exenatide Product cost.

Lilly’s standard cost of product sold may include, without limitation, the following components:

(a) the total invoice price, outside processing costs, freight, duties, taxes, and brokers fees, with any volume or trade discounts being reflected in the calculation and purchase of inventory from either Amylin or Third Party suppliers being considered a Third Party cost;

(b) conversion costs (including, without limitation, direct labor and direct overhead) directly associated with the Manufacturing of Exenatide Product;

(c) replacement costs for Exenatide Products that are determined to be defective or recalled or for Exenatide Products that are returned to Lilly from the customer;

(d) an allocation of service and administrative departments performing functions that support Manufacturing operations directly associated with the Manufacturing of Exenatide Products;

(e) depreciation of Exenatide Product-specific capital investments for equipment;

(f) depreciation of general manufacturing equipment and facilities directly associated with Manufacturing of Exenatide Products, in the case of equipment, to the extent used specifically for Exenatide Product, based on a percentage of throughput/utilization (hours of utilization) and, in the case of facilities, based upon percentage of square footage utilized;

(g) Exenatide Product breakage (less any amount reimbursed by Amylin to Lilly for such breakage pursuant to any Supply Agreement); and

(h) to the extent attributable to the Manufacture of Exenatide Products, any other costs considered inventory costs or costs of products sold under US GAAP consistently applied.

All of these costs, and the methodology to be used in allocating indirect or overhead costs among Manufacturing operations hereunder and other Lilly manufacturing operations, shall be determined in a manner consistent with US GAAP consistently applied, and Lilly shall share with Amylin such details relating to the allocation relating to operations in the Territory outside the United States used by Lilly as Amylin may reasonably request. In the event that Lilly does not use dedicated capacity for equipment for the Manufacture of Exenatide Products, an appropriate allocation of costs associated with the Manufacture of Exenatide Products shall be determined in a manner consistent with US GAAP consistently applied. It is understood and agreed by the Parties that Lilly will report all costs using its then current standard procedures and methodology used to prepare its consolidated financial statements for external reporting purposes, including, without limitation, pursuant to federal securities laws, subject to audit and adjustment as required to be consistent with this Agreement.

“Current Cost Sharing Structure” means the cost sharing structure existing between the Parties under the Collaboration Agreement and the Related Agreements immediately prior to the Effective Date.

“Damages” means any Liabilities, damages, losses, penalties, fines, costs, interest, and expenses, including, without limitation, reasonable attorneys’ fees.

“Development” or to “Develop” means the conduct of all activities that are reasonably required to obtain Regulatory Approval, including, without limitation: (i) toxicology, regulatory affairs, pre-clinical studies and clinical trials (including, without limitation, Phase 3B Clinical Trials and Phase 4 Clinical Trials) in accordance with the cGLPs, cGCPs and cGMPs or other designated quality standards and Applicable Laws; and (ii) any activities relating to developing the ability to Manufacture Exenatide, Exenatide Products and Other Exenatide Products, including, without limitation, formulation, delivery technologies and devices, bulk production, fill/finish, Manufacturing process development, or Manufacturing and quality assurance technical support.

“Distributor” means any Third Party appointed by (i) Amylin; (ii) its Affiliates, Licensees or Sublicensees; (iii) any assignee or transferee of any right or interest in or to (including, without limitation, being a beneficiary of a covenant not to sue or express waiver of exclusivity that results in another Person booking sales of Exenatide Products or Other Exenatide Products) the Amylin Rights or Regulatory Approvals; or (iv) any successor in interest to Amylin or any of its rights in the foregoing, in each case ((i), (ii), (iii) and (iv)) to distribute, market and sell Exenatide Products and/or Other Exenatide Products (with or without packaging rights), in circumstances where such Third Party purchases its requirements of Exenatide Products and/or Other Exenatide Products, as applicable from any of the applicable Persons set forth in the foregoing clauses (i) - (iv).

“Effective Date” means the last date on which the Parties executed this Agreement.

“EMA” means the European Medicines Agency, or a successor agency, that has responsibility for the regulation of pharmaceutical products in the European Union.

“EU Regulatory Approval” means approval of an Exenatide Product or Other Exenatide Product for marketing in Europe by the European Commission (“EC”) upon recommendation by the EMA or, if a Person seeks approval through mutual recognition therein, by the Ministry of Health of the United Kingdom, France, Germany, Italy or Spain (each a “Major European Country”), without the requirement for price having been approved. If an Exenatide Product or Other Exenatide Product is sold in a Major European Country without EC or Ministry of Health approval, EU Regulatory Approval will be deemed to have been obtained on the Product Launch Date in a Major European Country.

“Europe” means the territory comprising Norway, Iceland, Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom.

“Exenatide” means Exendin-4 having the molecular structure set forth in Schedule 1.1(b) hereto.

“Exenatide Marks” means any trademark, service mark, trade name, logo, domain name, or other web identifier set forth on Schedule 1.1(c) hereto, or any name or mark that includes or is confusingly similar to Byetta or Bydureon and that is used, filed or registered by Lilly or any of its Affiliates on or prior to the Effective Date with respect to Exenatide, Exenatide Products or Other Exenatide Products.

“Exenatide Non-Assert Products” mean all pharmaceutical preparations or products containing Exenatide whether as the sole active pharmaceutical ingredient or in combination with one or more other active pharmaceutical ingredients, but excluding GLP-FC.

“Exenatide Products” means Byetta or Bydureon.

“Exenatide Suspension Products” means the weekly and monthly forms of Exenatide developed and commercialized in a suspension formulation.

“FDA” means the US Food and Drug Administration, or any successor federal agency having responsibility over US Regulatory Approvals.

“FD&C Act” means the US Food, Drug and Cosmetic Act, as amended from time to time (21 U.S.C. §301 et seri), together with any rules and regulations promulgated thereunder.

“FTE” means the equivalent of the work of one (1) employee full time for one (1) Calendar Year (consisting of at least a total of one thousand eight hundred (1,800) hours per Calendar Year) of work on or directly related to the implementation of the US Transition Plan or the OUS Transition Plan, as applicable, and any Person who devotes less than one thousand eight hundred (1,800) hours per Calendar Year shall be treated as an FTE on a pro-rata basis based upon the actual number of hours worked divided by one thousand eight hundred (1,800).

“FTE Rate” means, with respect to a category of FTE, the applicable rate set forth on Schedule 1.1(d) hereto with respect to such category of FTE.

“GAAP” means the generally accepted accounting principles in the United States.

“GLP-FC” means the GLP-1 analog fused to the Fc portion of an immunoglobulin having the molecular structure set forth in Schedule 1.1(e) hereto.

“GLP-FC Non-Assert Products” mean all pharmaceutical preparations or products containing GLP-FC whether as the sole active pharmaceutical ingredient or in combination with one or more other active pharmaceutical ingredients, but excluding Exenatide.

“Governmental Authority” means any court tribunal, arbitrator, agency, commission, official or other instrumentality of any federal, state or other political subdivision, or supranational body, domestic or foreign.

“Improvements” means any findings, developments, discoveries, inventions, additions, modifications, enhancements, formulations, or changes to the composition of matter, or method of use of, Exenatide, Exenatide Product(s) or Other Exenatide Product(s), or their

Manufacture made by, or coming under Control of a Party or any of its Affiliates during the Collaboration Term or the Transition Period that are necessary or reasonably useful in the Development, research, Manufacture, Commercialization, formulation, use, distribution, delivery or administration, or sale of Exenatide, Exenatide Product or Other Exenatide Product, including, without limitation, new or improved methods of synthesis, Manufacture, ingredients, preparation, presentation, means of delivery, dosage, formulation, or analysis, whether or not patentable.

“Indications” means the prevention and treatment of diabetes and/or obesity through any dosage form of a pharmaceutical product for humans.

“Information” means any information (including, without limitation, technology to reduce immunogenicity) Controlled by either Party or any of its Affiliates during the Collaboration Term or the Transition Period that is necessary or reasonably useful for the development, research, manufacture, commercialization, formulation, use, distribution, delivery or administration, or sale of a product or compound. Information may include, but is not limited to, (i) any and all inventions, know-how, developments, Improvements, materials, data, analyses, and the like, regardless of whether the information is stored or transmitted in oral, documentary, or electronic form; and (ii) information relating to research and development plans, experiments, results, compounds, therapeutic leads, candidates and products, clinical and preclinical data, trade secrets and manufacturing, marketing, financial, regulatory, personnel and other business information and plans, and all scientific, clinical, regulatory, marketing, financial and commercial information or data; in each case, to the extent necessary or reasonably useful for the development, commercialization or manufacture of a product or compound.

“Initial OUS Transition Plan” has the meaning set forth in the Transition Agreement.

“Initial US Transition Plan” has the meaning set forth in the Transition Agreement.

“JAMS” means Judicial Arbitration & Mediation Services.

“Liabilities” means liabilities, obligations or commitments of any kind, character or nature, whatsoever, whether secured or unsecured, accrued, fixed, absolute, contingent, matured or unmatured or otherwise, and whether due or to become due or known or unknown.

“Licensee” means any Third Person (including, without limitation, a Distributor) to which Amylin or any of its Affiliates grants any right to make, use, market, or import and sell an Exenatide Product or Other Exenatide Product under the Amylin Rights. A Third Party who is granted only the right to promote, but not distribute or sell, an Exenatide Product or Other Exenatide Product (such as a contract sales organization) will not be considered a Licensee.

“Lien” has the meaning set forth in the Security Agreement.

“Lilly Confidential Information” means all information (scientific, clinical, regulatory, marketing, financial, commercial, or otherwise) disclosed or provided by, or on behalf of, Lilly to Amylin or Amylin’s designees in connection with this Agreement, the Collaboration Agreement, the Related Agreements, the Related Third Party Agreements or the

Ancillary Agreements, whether disclosed or provided prior to, or after, the Effective Date and whether provided orally, visually, electronically, or in writing, except (i) Shared Information (as defined in the Litigation Agreement) and (ii) such information that Amylin can show by its contemporaneous written records:

(a) was, prior to the date of Lilly’s disclosure, known to it or already in the public domain;

(b) became part of the public domain, after Lilly’s disclosure hereunder, through no breach of this Agreement by Amylin or by any Person or entity to whom Amylin disclosed such information;

(c) was subsequently disclosed to Amylin, without any restrictions, by a Person or entity having lawful possession of, and a legal right to disclose, such information; or

(d) was developed by Amylin without use, and independent, of Lilly Confidential Information.

“Lilly Contract Collaborator” means any Third Party with whom Lilly or any of its Affiliates have a contractual relationship with respect to the development and/or commercialization of a pharmaceutical product (including, without limitation, BI), including, without limitation, any licensee, sublicensee, contract sales organization or contract research organization.

“Lilly Exenatide Patents” means all Patents Controlled by Lilly or any of its Affiliates or Sublicensees as of the Effective Date (including, without limitation, any Patents filed after the Effective Date based on, corresponding to, or claiming the priority date(s) of, any Patents Controlled by Lilly or any of its Affiliates or Sublicensees as of the Effective Date and any reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing) that are necessary or reasonably useful for the making, having made, using, selling, offering to sell, importing, exporting or otherwise exploiting, including, without limitation, the development, research, manufacture, commercialization, formulation, use, distribution, delivery or administration, of Exenatide or Exenatide Non-Assert Products, including, without limitation, any such Patents claiming the composition of matter or the use of Exenatide or Exenatide Non-Assert Products, but excluding (i) any Patents to the extent that they claim or cover or otherwise relate to the making, having made, selling, offering for sale, importing, exporting or otherwise exploiting any composition of matter or any compound other than Exenatide, but not such Patents to the extent they claim or cover or otherwise relate to Exenatide in combination with one or more other active pharmaceutical ingredients other than GLP-FC (which, for clarity, shall be included in Lilly Exenatide Patents) and (ii) any Patents to the extent that they claim or cover any (a) delivery device and/or (b) other peripherals and consumables other than those delivery devices and other peripherals and consumables that are incorporated into or constitute Exenatide Products and/or Other Exenatide Products that are in clinical Development or for which Regulatory Approval has been received as of the Effective Date. For clarity, Lilly Exenatide Patents, may include, but are not limited to, Patents that are included within the definition of “Lilly Patents”.

“Lilly Know-How” means all Information that Lilly or an Affiliate of Lilly Controls as of the Effective Date, or developed during the Transition Period under this Agreement or the Ancillary Agreements, that is necessary or reasonably useful for the Development, research, Manufacture, Commercialization, formulation, use, distribution, delivery or administration, or sale of Exenatide Products and Other Exenatide Products, including, without limitation, its formulation and Manufacture and any Improvements, including, without, limitation, Lilly Improvements, but excluding (i) any Information to the extent it relates to any compound or composition of matter other than Exenatide, whether alone or in combination with any other composition of matter, compound or other article (including, without limitation, Exenatide) and (ii) any Information to the extent it relates to any (a) delivery device, (b) formulation and/or (c) other peripherals and consumables other than those delivery devices, formulations and other peripherals and consumables that are incorporated into or constitute the Exenatide Products and/or Exenatide Suspension Products that are in clinical Development or for which Regulatory Approval has been received as of the Effective Date. Lilly Know-How does not include Lilly Patents.

“Lilly Patents” means all Patents Controlled by Lilly or an Affiliate of Lilly as of the Effective Date that are necessary or reasonably useful for the Development, research, Manufacture, formulation, use, distribution, delivery or administration, or sale of Exenatide Products and Other Exenatide Products, including, without limitation, any such Patents claiming the composition of matter or the use of Exenatide Products or Other Exenatide Products, including, without limitation, Lilly Improvements, but excluding (i) any Patents to the extent they relate to the making, having made, selling, offering for sale, importing, exporting or otherwise exploiting any composition of matter or any compound other than Exenatide, whether alone or in combination with any other composition of matter, compound or other article (including, without limitation, Exenatide) and (ii) any Patents to the extent they claim or cover any (a) delivery device, (b) formulation and/or (c) other peripherals and consumables other than those delivery devices, formulations and other peripherals and consumables that are incorporated into or constitute the Exenatide Products and/or Exenatide Suspension Products that are in clinical Development or for which Regulatory Approval has been received as of the Effective Date.

“Lilly Products” means any pharmaceutical products that are developed and/or commercialized by Lilly or any of its Affiliates as of the Effective Date or any time thereafter.

“Lilly Rights” means Lilly Patents and Lilly Know-How.

“Lilly Trademark” means the corporate name, logos or other similar trademarks, service marks, trade name or logos of Lilly or any of its Affiliates, other than, for clarity, the Exenatide Marks.

“Litigation Agreement” means that certain Post-Settlement Joint Defense and Litigation Management Agreement between Amylin and Lilly dated as of the Effective Date.

“Lockbox Account Permitted Liens” means:

(a) Permitted Liens;

(b) Liens that are contractual rights of set-off (i) for all amounts due to the account bank in respect of its customary fees and expenses for the maintenance and operation of the designated accounts and other services provided with respect to such accounts, (ii) overdrafts and fees with respect thereto, and (iii) the face amount of any checks or other items which have been credited to the designated account but are subsequently returned unpaid because of uncollected or insufficient funds and other corrections or adjustments to such accounts or transactions therein; and

(c) Liens (i) of a collection bank arising under Section 4-208 or 4-210, as applicable, of the UCC or any similar law of any foreign jurisdiction on items in the course of collection, (ii) in favor of a banking or other financial institution arising as a matter of law or pursuant to the account agreement pursuant to which the designated account is opened, encumbering deposits or other funds maintained with a financial institution (including, without limitation, the right of set-off).

“Manufacture” or “Manufacturing” means all operations involved in the manufacturing, quality control testing (including, without limitation, in-process, release and stability testing, if applicable), releasing, packaging, fixture of or inclusion in packaging of printed Exenatide Product or Other Exenatide Product labels and shipping the Exenatide Products and Other Exenatide Products.

“Mixed Business Related Third Party Agreements” means Related Third Party Agreements by and between (i) Lilly or any of its Affiliates, on the one hand, and (ii) one or more Third Parties, on the other hand, that do not relate exclusively to Exenatide, Exenatide Products and/or Other Exenatide Products.

“Mixed Termination Costs” means, with respect to a Mixed Business Related Third Party Agreement from which Amylin terminates Exenatide or any Exenatide Product or Other Exenatide Product any costs and expenses related to or otherwise arising under or in connection with such Mixed Business Related Third Party Agreement from such termination that are payable to a Third Party by Lilly or its Affiliates that Lilly or its Affiliates would not have incurred but for such termination.

“Monetization” means the monetization of all or a portion of Lilly’s rights to receive royalties and other related payments under this Agreement, including, without limitation, by means of a direct sale (through an auction process or otherwise) or a financing (through a borrowing of loans, an offering of securities or otherwise).

“NDA” means the single application or set of applications (and any other required registrations, notifications, forms or supplements) for an Exenatide Product or Other Exenatide Product and/or pre-market approval to make and sell commercially an Exenatide Product or Other Exenatide Product, filed with the FDA or with a Regulatory Authority anywhere in the Territory.

“Necessary Transition Activities” means, with respect to a function or activity relating to Exenatide, Exenatide Products or Exenatide Suspension Products that Lilly is performing as of the Effective Date, activities that would be necessary to transfer such function or activity to Amylin or, subject to Section 8.2 of the Transition Agreement, its designee, if Amylin or its designee has the capabilities normally possessed by a large pharmaceutical company to enable it to Develop or Commercialize Exenatide, Exenatide Products or Exenatide Suspension Products. For clarity, Necessary Transition Activities shall not include, and Lilly shall have no obligation under this Agreement to transfer to Amylin or its designee, or otherwise assist Amylin or its designee to develop, those functions or activities that would typically be performed by a large pharmaceutical company in the development, manufacturing or commercialization of its products. Any additional, continuing or expanded activities that are required due to a breach by Amylin of its obligations under this Agreement, including, without limitation, Section 8.1(a) of the Transition Agreement, shall not be deemed to be, or constitute, Necessary Transition Activities.

“Neogenesis Patents” means, to the extent Controlled by Amylin or an Affiliate of Amylin, those Patents described in Schedule 1.1(f) hereto.

“Net Sales” means with respect to an Exenatide Product or Other Exenatide Product, the gross amount invoiced for sales of such Exenatide Product or Other Exenatide Product by any Amylin Net Sales Party to Third Persons (excluding Licensees, Sublicensees, Affiliates and Distributors) in the Territory, less:

(a) trade, quantity and cash discounts and rebates and retroactive price reductions or allowances actually allowed or granted from the billed amount;

(b) credits or allowances actually granted upon claims, rejections or returns of such sales of products, including, without limitation, recalls;

(c) taxes imposed on the production, sale, delivery or use of such products (including, without limitation, sales, use, excise or value added taxes but excluding income taxes), duties or other governmental charges levied on or measured by the billing amount when included in billing, as adjusted for rebates and refunds; provided, however, that in no event shall the portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended) attributable to sales of Exenatide Products or Other Exenatide Products be deducted for purposes of determining “Net Sales,” whether or not deductible under GAAP; and

(d) a provision for uncollectible accounts determined in accordance with such Party’s normal accounting procedures consistently applied within and across its pharmaceutical operating units, provided that such provision for uncollectible accounts shall not exceed one-half percent (0.5%) of the amount invoiced.

Such amounts shall be determined from the books and records of Amylin Net Sales Parties maintained in accordance with US GAAP consistently applied or such other international accounting standards as may be applicable to Amylin Net Sales Parties outside the United States. Amylin further agrees that in determining such amounts, it will use its then current standard procedures and methodology used to prepare its consolidated financial statements for external reporting purposes, including, without limitation, pursuant to federal securities laws and its then current standard exchange rate methodology for the translation of foreign currency sales into US Dollars.

“Note Documents” has the meaning set forth in the Note.

“Other Exenatide Products” mean all pharmaceutical preparations or products (other than Exenatide Products) formulated with Exenatide as the sole active pharmaceutical ingredient or in combination with other active pharmaceutical ingredients (including, without limitation, Exenatide Suspension Products), and includes, without limitation, all delivery devices and other peripherals and consumables used in connection with the administration thereof.

“OUS” means any country outside the United States.

“OUS Regulatory and Commercialization Plan” has the meaning set forth in the Transition Agreement.

“OUS Related Third Party Agreements” means written agreements, arrangements, licenses, sublicenses, understandings, permissions, instruments or other contractual or similar commitments or arrangements (for purposes of this definition, each of the foregoing shall be referred to as an agreement), by and between (i) Lilly or any of its Affiliates and/or Amylin or any of its Affiliates, on the one hand, and (ii) one or more Third Parties, on the other hand, relating to the Collaboration, other than the US Related Third Party Agreements, with respect to each such agreement in the form as in effect immediately prior to the date that all the Collaboration Activities to which such agreement relate have been transferred to Amylin or its designee, including, without limitation, the agreements set forth on Schedule 1.1(g) hereto.

“OUS Transition Plan” has the meaning set forth in the Transition Agreement.

“Patent” or “Patents” means (i) patents and patent applications (including, without limitation, provisional applications and applications for certificates of invention); (ii) any patents issuing from such patent applications (including, without limitation, certificates of invention); (iii) all patents and patent applications based on, corresponding to, or claiming the priority date(s) of any of the foregoing; (iv) any reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (v) term extensions, supplementary protection certificates and other governmental action which provide exclusive rights to a product beyond the original patent expiration date.

“Payment Date” means, with respect to each Calendar Quarter, the date sixty (60) days after the end of each such Calendar Quarter, or, if earlier, the date on which Amylin remits the revenue sharing report for the applicable Calendar Quarter as contemplated by Section 4.8. If any payment is due pursuant to Sections 4.4, 4.5 and 4.6(b)(iii) on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day.

“Permitted Lien” has the meaning set forth in the Security Agreement.

“Person” means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any Governmental Authority or any other entity or organization.

“Phase 3B Clinical Trial” means a human clinical trial of a product that is initiated after the NDA is filed, but before such product obtains Regulatory Approval, the goal of which trial is to provide additional data for marketing support and the launch of such product in the Territory.

“Phase 4 Clinical Trial” means a human clinical trial of a product that is either (i) commenced after receipt of the initial Regulatory Approval in the country for which such trial is being conducted and that is conducted within the parameters of the Regulatory Approval for such product (and which may include investigator sponsored clinical trials), but shall not include any Phase 3B Clinical Trial; or (ii) is an investigator sponsored clinical trial that does not fall within the parameters of such product’s Regulatory Approval. Phase 4 Clinical Trials may include trials or studies conducted in support of pricing/reimbursement for a Regulatory Approval, epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies, and health economics studies.

“Pricing Approval” means such approval or agreement or determination or governmental decision establishing prices for Exenatide Product or Other Exenatide Product that can be charged to consumers and will be reimbursed by Governmental Authorities in countries in the Territory where Governmental Authorities or Regulatory Authorities of such country approve or determine pricing for pharmaceutical products for reimbursement or otherwise.

“Product Launch Date” means the date on which an Exenatide Product or Other Exenatide Product is first shipped in commercial quantities by a Party, its Affiliate or Sublicensee for commercial sale to Third Persons (not Affiliates or Sublicensees) in the Territory following Regulatory Approval of such product, including, without limitation, any necessary Pricing Approval, if applicable.

“Product Liability Claim” means any claim resulting from the use of any Exenatide Product or Other Exenatide Product and any attendant claims that are asserted, whether in a lawsuit or not, by any Person (including, without limitation, any user, consumer, family members of any user or consumer, or survivor thereof) involving allegations of injury or loss under either negligence, strict liability or other legal theory (which may include, but is not limited to, consumer fraud, unfair business practices, manufacturing issues, and economic loss).

“Prohibited Use” means, with respect to a Party, the direct and substantial use of Confidential Information of the other Party with the intent and for the purpose of causing a competitive harm to such other Party’s products that would not have occurred but for the use of such Confidential Information, including, for example, mining the Confidential Information of a Party for purposes of identifying and publicizing Adverse Events with respect to such Party’s products. For clarity, the use of Confidential Information of a Party by the other Party for commercial purposes shall not constitute a Prohibited Use absent use of such first Party’s Confidential Information by such other Party in a manner that is intended to harm such first Party’s product to confer an unfair advantage on such other Party’s product.

“Projected Base Case Net Sales” means the projected sales of Exenatide Products for the next three (3) years as included in the projections approved on August 10, 2011 by the Alliance Steering Committee and set forth in Schedule 1.1(h) hereto.

“Promotional Materials” means any printed or other materials bearing an Exenatide Product or Other Exenatide Product name (trade name or generic name) used to promote the Exenatide Product or Other Exenatide Product (examples include, but are not limited to, all promotional brochures, journal ads, brochures, selling aids, posters, reprints, video or audio tapes, press releases, service items, managed care pull through sheets, formulary presentations, price lists, monographs, Internet pages and websites, and telephone, radio or television advertisements) and materials produced by outside sources (examples include, but are not limited to, medical reprints, textbooks and CME materials) to the extent funded by, created in cooperation with, reviewed by or distributed by a Party, and any other items defined as labeling or advertising in Section 201(m) of the FD&C Act or 21 C.F.R. Section 202.1(l)(1) (as such sections may be amended from time to time). “Promotional Materials” shall also be deemed to include any advertising and promotional labeling bearing the Parties’ names but not bearing an Exenatide Product or Other Exenatide Product name (examples include “coming soon” or “reminder” advertisements) that may be used prior to obtaining Regulatory Approval to market, sell and distribute the Exenatide Product or Other Exenatide Product to promote only the Indication(s) or Additional Indications of the Exenatide Product or Other Exenatide Product.

“Regulatory Approval” means the act of a Regulatory Authority necessary for the Manufacture, marketing and sale of an Exenatide Product or Other Exenatide Product for one or more Indications or Additional Indications in a country or Regulatory Jurisdiction, including, without limitation, the approval of the NDA by the FDA, and EU Regulatory Approval and satisfaction of all applicable regulatory and notification requirements and the grant of Pricing Approval.

“Regulatory Authority” means, in a particular country or jurisdiction, any applicable government regulatory authority involved in granting Regulatory Approval and/or, to the extent required in such country or jurisdiction, Pricing Approval of Exenatide Product or Other Exenatide Product in such country or jurisdiction, including, without limitation, (i) in the United States, the FDA, and any other applicable governmental or regulatory authority in the United States having jurisdiction over the Exenatide Product or Other Exenatide Product, and any successor government authority having substantially the same function; and (ii) any foreign equivalent thereof.

“Regulatory Jurisdiction” means the country in which a Party is the Regulatory Lead.

“Regulatory Lead” means, with respect to the United States, Amylin and with respect to each country in the Territory outside the United States until the earlier of the applicable Country Transition Date for such country and the Transition Completion Date, Lilly.

“Regulatory Materials” means any regulatory submissions, notifications, registrations, approvals and/or other filings made to or with Regulatory Authority that may be necessary or reasonably desirable to develop, Manufacture, market, sell or otherwise Commercialize an Exenatide Product or Other Exenatide Product in the Territory.

“Related Agreements” means written agreements, arrangements, licenses, sublicenses, understandings, permissions, instruments or other contractual or similar commitments or arrangements, including, without limitation, as memorialized in committee meeting minutes, correspondence emails, and the like, by and between Amylin, on the one hand, and Lilly or any of its Affiliates on the other hand, relating to the Collaboration in effect immediately prior to the Effective Date, including, without limitation, the agreements listed on Schedule 1.1(i) hereto, but excluding any Related Third Party Agreements.

“Related Third Party Agreements” means OUS Related Third Party Agreements and US Related Third Party Agreements.

“Sales Territories” means the United States and, from and after the earlier of the OUS Transition Completion Date and the applicable Country Transition Date, each country outside of the United States in which the rights of Lilly to Commercialize Byetta and Bydureon have terminated and reverted to Amylin.

“Sensitive Documents and Materials” means the categories of documents and materials set forth on Schedule 1.01(j) hereto.

“Serious Adverse Event” means any Adverse Event that results in death, is life-threatening, requires inpatient hospitalization or prolongation of existing hospitalization, results in persistent or significant disability/incapacity, is a congenital anomaly/birth defect, or is significant for other medical reason.

“Standard Collaboration Reconciliation Procedures” means the procedures adopted by the Parties during the course of the Collaboration, either as set forth in the Collaboration Agreement and Related Agreements or as otherwise mutually agreed upon by the Parties, and as in effect immediately prior to the Effective Date, for purposes of calculating each Party’s quarterly share of the operating profits and losses resulting from the Collaboration.

“Sublicensee” means any Third Person (including, without limitation, a Distributor) to which a Party or any of its Affiliates grants any right to make, use, market, or import and sell an Exenatide Product or Other Exenatide Product in accordance with Section 5.3. A Third Party who is granted only the right to promote, but not distribute or sell, an Exenatide Product or Other Exenatide Product (such as a contract sales organization) will not be considered a Sublicensee.

“Supply Agreement” means any of the Amended and Restated Exenatide Once Weekly Supply Agreement dated as of the Effective Date by and between Amylin and Lilly, the Amended and Restated Device Manufacturing Agreement dated as of the Effective Date by and between Amylin and Lilly and the Amended and Restated Cartridge Supply Agreement dated as of the Effective Date by and between Amylin and Lilly.

“Territory” means all the countries of the world.

“Third Party” or “Third Person” means any Person other than Amylin or Lilly and their respective Affiliates.

“Third Person Claims” means any of the following: Amylin Third Person Collaboration Claims, Lilly Third Person Collaboration Claims, Amylin Third Person Indemnification Claims and Lilly Third Person Indemnification Claims.

“Tradjenta” means all pharmaceutical preparations or products containing Linagliptin (1H-Purine-2,6-dione, 8-[(3R)-3-amino-1-piperidinyl]-7-(2-butyn-1-yl)-3,7-dihydro-3-methyl-1-[(4-methyl-2-quinazolinyl)methyl]) (including, without limitation, hydrates, solvates, metabolites, salts, isomers and polymorphs thereof) whether as the sole active pharmaceutical ingredient or in combination with one or more other active pharmaceutical ingredients, but excluding Exenatide.

“Transfer Trigger Event” means (i) any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction, if after such transaction, the counterparty would be the beneficial owner, directly or indirectly, of securities of Amylin representing more than fifty (50%) of the combined voting power of Amylin’s then outstanding securities entitled to vote generally in the election of directors; (ii) the acquisition by any Person or group of Persons of all or substantially all of the assets of Amylin and its Affiliates, taken as a whole, related to the Development and Commercialization of the Exenatide Products and Other Exenatide Products in the Territory; or (iii) any grant by Amylin or any of its Affiliates to a Third Party of any license or other rights (including, without limitation, being a beneficiary of a covenant not to sue or an express waiver of exclusivity) that results in another Person (other than Amylin’s or Amylin Net Sales Party’s wholesale distributors or re-sellers of Exenatide Products and Other Exenatide Products (e.g., McKesson or Cardinal)) booking sales of Exenatide Products or Other Exenatide Products in the United States.

“Transition Activities” means any activities performed by or on behalf of Lilly or any of its Affiliates under this Agreement to facilitate the transfer to Amylin (or, subject to Section 8.2 of the Transition Agreement, its designee) of specific activities (but, for clarity, not the performance of any such activity prior to the time such activity is transferred to Amylin or its designee, which are Collaboration Activities) that were performed by Lilly or its Affiliates under the Collaboration Agreement, the Related Agreements and the Related Third Party Agreements prior to the Effective Date.

“Transition Agreement” means that certain Transition Agreement between Lilly and Amylin dated as of the Effective Date.

“Transition Completion Date” means December 31, 2013 or such earlier date as the Parties may agree in writing.

“Transition Period” means the period of time beginning on the Effective Date and ending on the Transition Completion Date.

“UCC” has the meaning set forth in the Security Agreement.

“Undisclosed Lilly Agreements” means Related Third Party Agreements to which neither Amylin nor any of its Affiliates is a party that (i) are not set forth on Schedule 1.1(g) or Schedule 1.1(k) hereto and (ii) with respect to agreements entered into by Lilly after the Effective Date in the ordinary course of business that were not disclosed to Amylin before Lilly entered into such agreements.

“Undisclosed Termination Costs” means, with respect to an Undisclosed Lilly Agreement that is not a Mixed Business Related Third Party Agreement, any costs and expenses related to or otherwise arising under or in connection with the termination of such Undisclosed Lilly Agreement that are incurred by or on behalf of Lilly or any of its Affiliates and that would not have incurred but for such termination.

“United States” or “US” means the United States of America, including its territories and possessions.

“US Collaboration Costs” means the costs of employees of Lilly or its Affiliates, calculated at the applicable FTE Rate for such employees, that are incurred in connection with the performance of the Collaboration Activities with respect to the United States.

“US PTO” means the United States Patent and Trademark Office.

“US Regulatory Approvals” means Regulatory Approvals for the Manufacture, marketing and sale of Exenatide Products or Other Exenatide Products in or for the United States.

“US Regulatory Milestone Event” means the Regulatory Approval by the FDA in the United States of a once monthly Exenatide Suspension Product.

“US Related Third Party Agreements” means written agreements, arrangements, licenses, sublicenses, understandings, permissions, instruments or other contractual or similar commitments or arrangements, by and between (i) Lilly or any of its Affiliates and/or Amylin or any of its Affiliates, on the one hand, and (ii) one or more Third Parties, on the other hand, relating to the Collaboration solely in the United States, in the form as in effect immediately prior to the Effective Date, unless otherwise agreed to by the Parties in writing, including, without limitation, the agreements set forth on Schedule 1.1(k) hereto.

“US Transition Date” means November 30, 2011.

“US Transition Plan” has the meaning set forth in the Transition Agreement.

Section 1.2 Other Defined Terms.

Term	Section

$13.14
Action	10.5(a)
Agreement	Preamble
Amylin	Preamble
Amylin Acquisition	13.1(b)
Amylin Improvements	5.1(a)
Amylin Indemnitees	10.1(a)
Amylin Released Claims	3.2(c)
Amylin Releasees	3.3(a)
Amylin Releasing Parties	3.2(a)
Amylin Third Person Collaboration Claim	10.1(a)(ii)
Amylin Third Person Indemnification Claim	10.2(a)(iii)
Amylin’s Claims	Recitals
Appeal	Recitals
Assigned IP	5.2(a)
Assignment Liabilities	2.2(c)(ii)
Assumed Contract Liabilities	2.2(c)(ii)
Assumed OUS Contract Liabilities	2.2(b)(ii)
Assumed Undisclosed Lilly Liabilities	2.2(c)(i)
Assumed US Contract Liabilities	2.2(b)(i)
BI	Recitals
Claims	3.2(a)
Collaboration Agreement	Recitals
Country Transition Date	7.1(a)
Developed Information	5.1(d)
District Court	Recitals
District Court Action	Recitals
Dollars	13.14
EC	1.1
ESC	8.2(a)
ETC	8.2(b)
Exchange Act	13.1(a)
Indemnifying Party	10.5(a)
Indemnitee	10.5(a)
Initial Revenue Sharing Obligation	4.3
Interest Amount	4.3
Joint Improvements	5.1(c)
Joint Patents	5.1(c)
Lilly	Preamble
Lilly Exenatide Rights	5.3(a)
Lilly Improvements	5.1(b)
Lilly Indemnitees	10.1(b)
Lilly Released Claims	3.3(c)

Lilly Releasees	3.2(a)
Lilly Releasing Parties	3.3(a)
Lilly Third Person Collaboration Claim	10.1(b)(ii)
Lilly Third Person Indemnification Claim	10.2(b)(vii)
Litigation	Recitals
Milestone Payment	4.2(a)
Note	13.28(a)
OUS Assignment Effective Date	2.2(b)(ii)
OUS Transition Notice	7.1(a)
OUS Transition Period	7.1(d)
OUSOC	8.2(c)
P&L Losses	7.8(b)
P&L Statement	7.8(a)
Parties	Preamble
Party	Preamble
Reconciliation Statement	6.6(a)
Reference Country	7.1(a)
Safety Agreement	8.1(a)
Security Agreement	13.28(a)
Standstill Period	13.1(a)
Term	12.1
Total Revenue Sharing Obligation	4.3
Undisclosed Lilly Assignment Effective Date	2.2(c)(i)
Upfront Payment	4.1
US Transition Period	6.6(a)

ARTICLE 2

TERMINATION OF COLLABORATION AGREEMENT AND RELATED AGREEMENTS

Section 2.1 Termination of Collaboration Agreement. Amylin and Lilly agree that the Collaboration Agreement is hereby terminated in its entirety as of the Effective Date (including, without limitation, any provisions thereof that purport to survive the termination thereof). As of the Effective Date, the Collaboration Agreement shall have no further force or effect and neither Party shall have any rights or obligations thereunder, except as otherwise expressly provided herein.

Section 2.2 Related Agreements and Related Third Party Agreements.

(a) Amylin and Lilly agree that each of the Related Agreements, that is not also an Ancillary Agreement, is hereby terminated in its entirety as of the Effective Date (including, without limitation, any provisions thereof that purport to survive the termination thereof).

(b) Related Third Party Agreements Generally.

(i) Subject to Section 2.2(c), as of the US Transition Date or such other date to be mutually agreed in writing by the Parties in good faith, Lilly shall, or shall cause its Affiliates to, assign each of the US Related Third Party Agreements (including, without limitation, all rights and obligations of Lilly and its Affiliates thereunder) that is not a Mixed Business Related Third Party Agreement to Amylin, and Amylin shall accept such assignment and assumption of Liabilities, pursuant to an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A. Amylin shall accept such assignment and satisfy and discharge any and all Liabilities (including, without limitation, royalties, license fees, or termination or other payment obligations) related to or otherwise arising under or in connection with such US Related Third Party Agreements arising (A) if with respect to termination on or after the Effective Date, at any time and (B) if not with respect to termination, on or after the US Transition Date, in each case ((A) and ((B)), as and when such Liabilities accrue (the “Assumed US Contract Liabilities”), unless otherwise agreed in writing by the Parties.

(ii) Subject to Section 2.2(c), as of one or more dates to be mutually agreed in writing by the Parties in good faith (but in any event, unless otherwise agreed in writing by the Parties, no later than the earlier of the date that all the Collaboration Activities to which such agreements relate have been transferred to Amylin or its designee and the Transition Completion Date) (each such applicable date, the “OUS Assignment Effective Date”), Lilly shall, or shall cause its Affiliates to, assign each of the OUS Related Third Party Agreements (including, without limitation, all rights and obligations of Lilly and its Affiliates thereunder) that is not a Mixed Business Related Third Party Agreement to

Amylin, and Amylin shall accept such assignment and assumption of Liabilities, pursuant to an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A. Amylin shall accept such assignment and thereafter satisfy and discharge any and all Liabilities (including, without limitation, royalties, license fees, or termination or other payment obligations) related to or otherwise arising under or in connection with such OUS Related Third Party Agreements arising (A) if with respect to termination on or after the Effective Date, at any time and (B) if not with respect to termination, on or after the OUS Assignment Effective Date, in each case ((A) and ((B)), as and when such Liabilities accrue (the “Assumed OUS Contract Liabilities”). Notwithstanding the foregoing, each agreement set forth on Schedule 2.2(b)(ii) shall not be assumed by Amylin.

(c) Undisclosed Lilly Agreements.

(i) Upon the discovery of an Undisclosed Lilly Agreement that is not a Mixed Business Related Third Party Agreement, Lilly shall promptly provide a copy of such Undisclosed Lilly Agreement to Amylin to the extent not prohibited by the terms thereof and Amylin and Lilly shall discuss such Undisclosed Lilly Agreement in good faith and Amylin shall, after such good faith discussions with Lilly, elect, upon written notice to Lilly, one of the following: (A) the assignment by Lilly (or its applicable Affiliates) of such Undisclosed Lilly Agreement (including, without limitation, all rights and obligations of Lilly and its Affiliates thereunder) to Amylin on a date to be mutually agreed in writing by the Parties in good faith, which unless otherwise agreed in writing by the Parties, shall be no later than the date that all the Collaboration Activities to which such agreements relate have been transferred to Amylin or its designee and the Transition Completion Date (each such date, the “Undisclosed Lilly Assignment Effective Date”)or (B) the termination, of such Undisclosed Lilly Agreement in its entirety; provided, however, that if Amylin does not notify Lilly of such election prior to the forty-fifth (45th) day after Lilly discloses such Undisclosed Lilly Agreement to Amylin, then Amylin shall be deemed to have elected to assume such Undisclosed Lilly Agreement.

(ii) If Amylin elects clause (A) in subsection (i) above, Amylin shall (1) accept such assignment and assumption of Liabilities, pursuant to an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A, and (2) satisfy and discharge any and all Liabilities (including, without limitation, royalties, license fees, or termination or other payment obligations) related to or otherwise arising under or in connection with such Undisclosed Lilly Agreement, arising (X) if with respect to termination on or after the date that Amylin notifies Lilly in writing that it elects to have Lilly terminate such Undisclosed Lilly Agreement pursuant to Section 2.2(c)(i), at any time and (Y) if not with respect to termination, on or after the Effective Date, in each case ((A) and ((B)), as and when such Liabilities accrue (the “Assumed Undisclosed Lilly Liabilities”, and together with the Assumed US Contract Liabilities and the Assumed OUS Contract Liabilities, the “Assumed Contract Liabilities”).

(d) Third Party Consent or Waiver. To the extent that the assignment of any Related Third Party Agreement to be assigned to Amylin pursuant to this Agreement would require any Third Party consent or waiver, and such consent or waiver is not obtained prior to the US Transition Date, the applicable OUS Assignment Effective Date or the applicable Undisclosed Lilly Assignment Effective Date, as applicable, this Section 2.2 shall not constitute an assignment or attempted assignment thereof. With respect to any such Related Third Party Agreement that has not been assigned to Amylin as of the US Transition Date, the applicable OUS Assignment Effective Date or the applicable Undisclosed Lilly Assignment Effective Date, as applicable, during the period of six (6) consecutive months following such applicable date, the Parties shall cooperate with each other in good faith to obtain promptly such consent or waiver; provided, however, that Lilly shall not be required to pay any consideration or make any concession therefor. Pending the earlier of obtaining such consent or waiver and the expiration of such six (6)-month period, the Parties shall, at Amylin’s cost, cooperate with each other in any reasonable and lawful arrangements designed to provide to Amylin all economic benefits and burdens of the applicable Related Third Party Agreements. If such consent or waiver is obtained during such six (6)-month period, Lilly shall assign the applicable Related Third Party Agreement to Amylin thereafter at no additional cost. If any consent or waiver is not obtained after such six (6)-month period, (a) Lilly will be deemed to have fulfilled its obligations with respect to the applicable Related Third Party Agreement under this Agreement and, except as provided in sub-clause (b) below, Lilly shall not be subject to any Liabilities on account of the failure to obtain such consent or waiver (including, without limitation, any Liabilities arising from any default or termination of any such Related Third Party Agreement or from any action, claim or proceeding commenced or threatened by or on behalf of any Person arising out the failure to obtain any such consent or waiver) (the “Assignment Liabilities”) and Amylin shall hold Lilly harmless from and against any and all Assignment Liabilities and (b) if any consent or waiver is not obtained with respect to any Related Third Party Agreement that is an Undisclosed Lilly Agreement during such six (6)-month period, then Amylin shall have the right within ten (10) days after the end of such six (6)-month period to elect the termination of such Undisclosed Lilly Agreement upon written notice to Lilly and the provisions of Section 2.2(f) shall apply with respect thereto.

(e) Mixed Business Related Third Party Agreements.

(i) Subject to Section 2.2(e)(iii), with respect to Mixed Business Related Third Party Agreements that are US Related Third Party Agreements, as of the US Transition Date, Lilly shall, or shall cause its Affiliates to, terminate the Exenatide Products and Other Exenatide Products from each such Mixed Business Related Third Party Agreement and Amylin shall be responsible for the Mixed Termination Costs with respect to the termination of Exenatide, Exenatide Products and/or the Other Exenatide Products from such Mixed Business Related Third Party Agreement.

(ii) Subject to Section 2.2(e)(iii), with respect to Mixed Business Related Third Party Agreements that are OUS Related Third Party Agreements, as of a date to be mutually agreed by the Parties in good faith (but in any event no later than the earlier of the date that all the Collaboration Activities to which such agreements relate have been transferred to Amylin or its designee and the Transition Completion Date), Lilly shall, or shall cause its Affiliates to, terminate the Exenatide Products and Other

Exenatide Products from each such Mixed Business Related Third Party Agreement and Amylin shall be responsible for the Mixed Termination Costs with respect to such Mixed Business Related Third Party Agreement.

(iii) Upon the discovery of an Undisclosed Lilly Agreement that is a Mixed Business Related Third Party Agreement, Lilly shall promptly disclose the existence and terms of such Undisclosed Lilly Agreement to Amylin and as of a date to be mutually agreed by the Parties in good faith (but in any event no later than the earlier of the date that all the Collaboration Activities to which such agreement relates have been transferred to Amylin or its designee and the Transition Completion Date), Lilly shall, or shall cause its Affiliates to, terminate the Exenatide Products and Other Exenatide Products from each such Mixed Business Related Third Party Agreement and the Mixed Termination Costs with respect to such Undisclosed Lilly Agreements shall be allocated in accordance with Section 2.2(f).

(iv) Lilly shall provide Amylin with an invoice and reasonable supporting documentation detailing the Mixed Termination Costs payable pursuant to Sections 2.2(e)(i) and 2.2(e)(ii); provided, however, that Lilly shall have no obligation to provide copies of any Mixed Business Related Third Party Agreement. Amylin shall pay Lilly any amounts owed by Amylin under this Section 2.2(e)(iv) within forty-five (45) days after receipt of the applicable invoice.

(v) At Amylin’s reasonable request, Lilly shall use good faith efforts to introduce Amylin to Lilly’s vendors under the Mixed Business Related Third Party Agreements with respect to Exenatide Products.

(f) Cost Allocation for Undisclosed Lilly Agreements.

(i) Subject to sub-clause (iii) below, with respect to each terminated Undisclosed Lilly Agreement that is not a Mixed Business Related Third Party Agreement, Amylin shall be responsible for Undisclosed Termination Costs with respect to such terminated Undisclosed Lilly Agreement up to and including Five Hundred Thousand Dollars ($500,000), and the Parties shall share equally any such Undisclosed Termination Costs that exceed Five Hundred Thousand Dollars ($500,000).

(ii) Subject to sub-clause (iii) below, with respect to each Undisclosed Lilly Agreement that is a Mixed Business Related Third Party Agreement, Amylin shall be responsible for the Mixed Termination Costs with respect to such Undisclosed Lilly Agreement up to and including Five Hundred Thousand Dollars ($500,000), and the Parties shall share equally any such Mixed Termination Costs that exceed Five Hundred Thousand Dollars ($500,000).

(iii) Once Amylin has borne Five Million Dollars ($5,000,000) pursuant to Sections 2.2(f)(i) and 2.2(f)(ii), the Parties shall share equally any Undisclosed Termination Costs and Mixed Termination Costs with respect to the Undisclosed Lilly Agreements.

(iv) Lilly shall provide Amylin with an invoice and reasonable supporting documentation detailing for the Undisclosed Termination Costs and/or Mixed Termination Costs payable pursuant to Sections 2.2(f)(i), 2.2(f)(ii) and 2.2(f)(iii); provided, however, that Lilly shall have no obligation to provide copies of any Mixed Business Related Third Party Agreement. Amylin shall pay Lilly any amounts owed by Amylin under this Section 2.2(f)(iv) within forty-five (45) days after receipt of the applicable invoice.

Section 2.3 Reversion of License Rights in the Collaboration Agreement and Related Agreements. Except as otherwise provided in Article 5, as of the Effective Date, (i) all rights and licenses granted by Amylin to Lilly under the Collaboration Agreement and/or the Related Agreements, as applicable, shall terminate and revert to Amylin (without limiting the licenses granted by Amylin to Lilly under this Agreement); and (ii) all rights and licenses granted by Lilly to Amylin under the Collaboration Agreement and/or the Related Agreements shall terminate and revert to Lilly (without limiting the licenses granted by Lilly to Amylin under this Agreement). As of the applicable date of termination or assignment of any Related Third Party Agreement, (x) all rights and licenses granted by Amylin to Lilly under such Related Third Party Agreement, shall terminate and revert to Amylin (without limiting the licenses granted by Amylin to Lilly under this Agreement); and (y) all rights and licenses granted by Lilly to Amylin or a Third Party under such Related Third Party Agreement shall terminate and revert to Lilly (without limiting the licenses granted by Lilly to Amylin under this Agreement).

ARTICLE 3

SETTLEMENT AND RELEASE

Section 3.1 Dismissals. As soon as practical and no more than two (2) Business Days after the Effective Date, Amylin shall file a stipulation of dismissal, with prejudice, in the District Court Action, and the Parties shall file a joint motion to dismiss the Appeal, each Party to bear its own attorneys’ fees and costs with respect thereto.

Section 3.2 Amylin Release.

(a) Claims Based on Conduct On or Before the Effective Date. Except as set forth in Section 3.6, Amylin, on behalf of itself and on behalf of each of its predecessors, successors, parents, subsidiaries, and affiliated and/or related companies, and each of their respective present and former officers, directors, employees, representatives, partners, business entities, agents, attorneys, insurers, accountants, heirs, executors, administrators, conservators, assignors and assignees, and each of them (“Amylin Releasing Parties”) hereby knowingly and voluntarily fully and forever releases and discharges Lilly and its predecessors, successors, parents, subsidiaries, and affiliated and/or related companies, and each of their respective present, former and future officers, directors, employees, representatives, joint venturers, Lilly Contract Collaborators, partners, agents, business entities, attorneys, insurers, accountants, heirs, executors, administrators, conservators, assignors and assignees, and each of them (“Lilly Releasees”) from any and all claims, demands, liens, actions, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, orders, and liabilities of whatever kind and/or nature in law, equity or otherwise (“Claims”), whether known or unknown, that are based in whole or in part upon, arise out of, or relate to, or are substantially similar to: (i) Amylin’s allegations and claims asserted or that could have been asserted in the Litigation; (ii) the type of conduct that Amylin complained of in its legal papers and written correspondence with Lilly leading up to or in connection with the Litigation, including, without limitation, (x) Lilly’s use of personnel involved in the Collaboration, whether or not they have access to the Amylin Confidential Information, in connection with the development and commercialization of Tradjenta and/or other Lilly Products and other products with Lilly Contract Collaborators and (y) Lilly’s use of the same sales force to promote Exenatide Products, Other Exenatide Products, other Lilly Products and other products with Lilly Contract Collaborators, including, without limitation, Tradjenta; (iii) Lilly’s participation in the Collaboration or any duty of Lilly under the Collaboration Agreement or any of the Related Agreements or Related Third Party Agreements as a result of Lilly having participated in the Collaboration; (iv) use of any Confidential Information; or (v) the researching, manufacturing, development, marketing or sale of other Lilly Products, including, without limitation, Tradjenta and/or GLP-FC, in each case ((i) - (v)), based in whole or in part on conduct on or before the Effective Date. Subject to Section 3.6, Amylin expressly acknowledges that following the Effective Date, Lilly will have the right to continue to conduct its business in substantially the same manner as it has prior to the Effective Date and all such conduct falls within the scope of this release.

(b) Claims Based on Conduct After the Effective Date. Except as set forth in Section 3.6, Amylin, on behalf of itself and on behalf of each of its Amylin Releasing Parties, hereby knowingly and voluntarily fully and forever releases and discharges Lilly and each Lilly Releasee from (i) any and all Claims, whether known or unknown, covered by clauses (i), (ii), (iii) or (iv) of Section 3.2(a), based in whole or in part on conduct on or after the Effective Date, and (ii) any and all Claims based in whole or in part on conduct on or after the Effective Date, and whether known or unknown, that are based in whole or in part upon, arise out of, or relate to, the researching, manufacturing, development, marketing or sale of other Lilly Products, including, without limitation, Tradjenta and/or GLP-FC, in the case of this clause (ii) to the extent such claims are based in whole or in part upon, arise out of, or relate to (x) use of any Confidential Information in compliance with Section 13.3 or (y) Lilly’s participation in the Collaboration or any duty of Lilly under the Collaboration Agreement or any of the Related Agreements or Related Third Party Agreements as a result of Lilly having participated in the Collaboration. Subject to Section 3.6, Amylin expressly acknowledges that following the Effective Date, Lilly will have the right to continue to conduct its business in substantially the same manner as it has prior to the Effective Date and all such conduct falls within the scope of this release.

(c) The Claims released under Subsections (a) and (b) above are sometimes referred to herein as the “Amylin Released Claims”.

Section 3.3 Lilly Release.

(a) Claims Based on Conduct On or Before the Effective Date. Except as set forth in Section 3.6, Lilly, on behalf of itself and on behalf of each of its predecessors, successors, parents, subsidiaries, and affiliated and/or related companies, and each of their respective present and former officers, directors, employees, representatives, partners, business entities, agents, attorneys, insurers, accountants, heirs, executors, administrators, conservators, assignors and assignees, and each of them (“Lilly Releasing Parties”) hereby knowingly and voluntarily fully and forever releases and discharges Amylin and its predecessors, successors, parents, subsidiaries, and affiliated and/or related companies, and each of their respective present, former and future officers, directors, employees, representatives, partners, agents, joint venturers, Amylin Contract Collaborators, business entities, attorneys, insurers, accountants, heirs, executors, administrators, conservators, assignors and assignees, and each of them (“Amylin Releasees”) from any and all Claims, whether known or unknown, that are based in whole or in part upon, arise out of, or relate to, or are substantially similar to: (i) Lilly’s allegations and claims or counterclaims asserted or that could have been asserted in the Litigation; (ii) the type of conduct that Lilly complained of in its legal papers and written correspondence with Amylin leading up to or in connection with the Litigation, including, without limitation, (x) Amylin’s use of personnel involved in the Collaboration, whether or not they have access to the Lilly Confidential Information, in connection with the development and commercialization of Amylin Products, Exenatide Products, Other Exenatide Products and other products with Amylin Contract Collaborators and (y) Amylin’s use of the same sales force to promote Exenatide Products, Other Exenatide Products, other Amylin Products and other products with Amylin Contract Collaborators; (iii) Amylin’s participation in the Collaboration or any duty of Amylin under the Collaboration Agreement or any of the Related Agreements or Related Third Party Agreements as a result of Amylin having participated in the Collaboration; (iv) use of any Confidential Information; or (v) the researching, manufacturing, development, marketing or sale of other Amylin Products, Exenatide Products, Other Exenatide Products and other products with Amylin Contract Collaborators, in each case ((i) - (v)), based in whole or in part on conduct on or before the Effective Date. Subject to Section 3.6, Lilly expressly acknowledges that following the Effective Date, Amylin will have the right to continue to conduct its business in substantially the same manner as it has prior to the Effective Date and all such conduct falls within the scope of this release.

(b) Claims Based on Conduct After the Effective Date. Except as set forth in Section 3.6, Lilly, on behalf of itself and on behalf of each of its Lilly Releasing Parties hereby knowingly and voluntarily fully and forever releases and discharges Amylin and each Amylin Releasee from (i) any and all Claims, whether known or unknown, covered by clauses (i), (ii), (iii) or (iv) of Section 3.3(a), based in whole or in part on conduct on or after the Effective Date, and (ii) any and all Claims based in whole or in part on conduct on or after the Effective Date, and whether known or unknown, that are based in whole or in part upon, arise out of, or relate to, the researching, manufacturing, development, marketing or sale of other Amylin Products, in the case of this clause (ii) to the extent such claims are based in whole or in part upon, arise out of, or relate to (x) use of any Confidential Information in compliance with Section 13.3 or (y) Amylin’s participation in the Collaboration or any duty of Amylin under the Collaboration Agreement or any of the Related Agreements or Related Third Party Agreements as a result of Amylin having participated in the Collaboration. Subject to Section 3.6, Lilly expressly acknowledges that following the Effective Date, Amylin will have the right to continue to conduct its business in substantially the same manner as it has prior to the Effective Date and all such conduct falls within the scope of this release.

(c) The Claims released under Subsections (a) and (b) above are sometimes referred to herein as the “Lilly Released Claims.”

Section 3.4 Covenants Not to Sue. Except for the purpose of enforcing the terms of this Agreement and the Ancillary Agreements, (i) the Amylin Releasing Parties shall refrain and forbear forever from, directly or indirectly, commencing, instituting, continuing, prosecuting, or filing any claim for damages or otherwise, or demand, in connection with any lawsuit, action, proceeding against the Lilly Releasees (including, without limitation, BI, subject to the conditions stated in Section 3.5(a)), or any of them, or otherwise commencing or filing any complaints or proceedings with any government entity that are based in whole or in part upon, arise out of, or relate, or are substantially similar, to the Amylin Released Claims (regardless of whether or not the release of any Amylin Released Claims is deemed to be enforceable); and (ii) the Lilly Releasing Parties shall refrain and forbear forever from, directly or indirectly, commencing, instituting, continuing, prosecuting, or filing any claim for damages, or demand, in connection with any lawsuit, action, proceeding against the Amylin Releasees, or any of them, or otherwise commencing or filing any complaints or proceedings with any government entity that are based in whole or in part upon, arise out of, or relate, or are substantially similar, to any of the Lilly Released Claims (regardless of whether or not the release of any Lilly Released Claims is deemed to be enforceable).

Section 3.5 Right to Defend.

(a) Notwithstanding Sections 3.2 and 3.4, if and to the extent a Lilly Contract Collaborator or a Lilly Releasee commences any lawsuit, action or proceeding, directly or by cross-claim or third-party claim, against Amylin, its Affiliates or any Amylin Releasees relating to or arising out of (a) the allegations, Claims or counterclaims asserted, or which could have been asserted, in the Litigation, including, without limitation, in connection with Amylin’s initiating the Litigation, or (b) any Amylin Released Claims, then the release in Section 3.2 and the covenant not to sue in Section 3.4 shall not preclude the specific Persons against whom such lawsuit, action or proceeding is commenced from asserting any available claims, defenses or counterclaims as to the specific Lilly Contract Collaborator or Lilly Releasee who commences such lawsuit, action or proceeding in defending against such lawsuit, action or proceeding.

(b) Notwithstanding Sections 3.3 and 3.4, if and to the extent an Amylin Contract Collaborator or an Amylin Releasee commences any lawsuit, action or proceeding, directly or by cross-claim or third-party claim, against Lilly, its Affiliates or any Lilly Releasees relating to or arising out of the (a) allegations, Claims or counterclaims asserted, or which could have been asserted, in the Litigation, or (b) any Lilly Released Claims, then the release in Section 3.3 and the covenant not to sue in Section 3.4 shall not preclude the specific Persons against whom such lawsuit, action or proceeding is commenced from asserting any available claims, defenses or counterclaims as to the specific Amylin Contract Collaborator or Amylin Releasee who commences such lawsuit, action or proceeding in defending against such lawsuit, action or proceeding.

Section 3.6 Excluded Claims. Notwithstanding anything in Sections 3.2, 3.3 and 3.4 to the contrary, the releases and covenants not to sue set forth in this Article 3 shall not apply with respect to: (i) any breach of this Agreement or the Ancillary Agreements or the Note

Documents, including, without limitation, Sections 9.8(b), 9.8(c) or 13.3, after the Effective Date, (ii) any claims with respect to Patents, including, without limitation, issues with respect to ownership, inventorship, validity and enforceability, (iii) any acts or omissions of any Third Party that is a party to a Related Third Party Agreement with respect to such Third Party’s activities thereunder, (iv) either Party’s right to seek indemnification for any Third Person Claims under Article 10 or defend against any such claim for indemnification for a Third Person Claim under Article 10 or (v) Amylin’s obligations under that certain Loan Agreement, made as of October 16, 2008, by and between Amylin and Lilly, as amended and restated as of the Effective Date.

ARTICLE 4

CONSIDERATION

Section 4.1 Upfront Payment. Amylin shall pay to Lilly the sum of Two Hundred Fifty Million Dollars ($250,000,000) (the “Upfront Payment”); such payment to be made within fifteen (15) days of the Effective Date.

Section 4.2 Milestone Payment and Other Payments.

(a) Amylin shall pay to Lilly the sum of One Hundred Fifty Million Dollars ($150,000,000) (the “Milestone Payment”) upon the achievement of the US Regulatory Milestone Event, such payment to be made only one time and within thirty (30) days after such achievement.

(b) The Parties have agreed to settle certain disputed amounts arising under the Collaboration Agreement and the Related Agreements, including, without limitation, (i) the disputed amounts related to sales force reimbursement by Amylin to Lilly for the period ending on the US Transition Date, (ii) the disputed amounts with respect to excess capacity reimbursement by Lilly to Amylin related to Amylin’s Ohio facility for the period ending on the Effective Date, (iii) the purchase by Amylin from Lilly at a price equal to book value of the Nypro pen assets at the time of the final transition of Byetta pen manufacturing to Amylin, and (iv) the reimbursement by Lilly to Amylin of the $7,000,000 Bydureon EU Regulatory Approval milestone previously paid to Alkermes. In the case of clauses (i), (ii) and (iv) the reimbursement shall occur through the Current Cost Sharing Structure and be included on the Reconciliation Statement for the US Transition Period; and in the case of clause (iii) such payment shall be made by Amylin to Lilly as of the final transfer of Byetta pen assembly and manufacturing to Amylin. The amounts to be reimbursed in the case of each of sub-clauses (i), (ii), (iii) and (iv) are set forth on Schedule 4.2(b) hereto.

(c) Except as specifically set forth in this Agreement, Lilly shall not be obligated to make (i) any further payments to Amylin pursuant to the Collaboration Agreement or any Related Agreement or Related Third Party Agreement, including, without limitation, in connection with the Regulatory Approvals of Bydureon, including, without limitation, approvals in the United States and Japan; or (ii) any capital contributions or other payments in connection with the Manufacture of any Exenatide Product, including, without limitation, Pen Product

Capital Investments (as defined in that certain Exenatide Once Weekly Pen Supply Agreement, entered into as of May 11, 2009, by and between Amylin and Lilly).

Section 4.3 Revenue Sharing Obligation. In addition to the Upfront Payment and the Milestone Payment, Amylin hereby agrees to pay to Lilly the amounts set forth in Section 4.4 until the earlier of (i) December 31, 2036 or (ii) the date that Amylin has paid to Lilly an amount equal to One Billion Two Hundred Million Dollars ($1,200,000,000) (the “Initial Revenue Sharing Obligation”), plus the Interest Amount (as defined below) from time to time accrued and unpaid thereon (the Interest Amount, together with the Initial Revenue Sharing Obligation, the “Total Revenue Sharing Obligation”), as, when and otherwise in accordance with the provisions set forth in this Article 4, which Total Revenue Sharing Obligation may only be terminated (prior to the payment in full thereof) pursuant to Section 4.5 or Section 4.6. Until the earliest of (i) the date that the Total Revenue Sharing Obligation has been paid in full, (ii) December 31, 2036 and (iii) termination of the Total Revenue Sharing Obligation pursuant to the terms of Section 4.5 or 4.6, interest on the Total Revenue Sharing Obligation from time to time outstanding (the “Interest Amount”) shall accrue and compound as follows: (x) on December 31, 2011, with respect to the period commencing on December 1, 2011 through and including December 31, 2011, interest shall accrue and compound on the Initial Revenue Sharing Obligation in an amount equal to 0.75915343% of the Initial Revenue Sharing Obligation outstanding on December 31, 2011 and such accrued Interest Amount shall be added to the then outstanding principal balance of the Total Revenue Sharing Obligation on such date; and (y) on the last day of each Calendar Quarter after the US Transition Date (commencing with the Calendar Quarter ending March 31, 2012), interest on the Total Revenue Sharing Obligation shall accrue and compound in an amount equal to two and two hundred ninety-five thousandths percent (2.295%) of the Total Revenue Sharing Obligation outstanding on the last day of such Calendar Quarter and such accrued Interest Amount shall be added to the then outstanding principal balance of the Total Revenue Sharing Obligation on such date; provided, that the interest payable hereunder on the Total Revenue Sharing Obligation shall be subject to reduction (and reinstatement) pursuant to and in accordance with Section 4.6 and past due amounts of the Total Revenue Sharing Obligation shall incur interest at the default rate set forth in Section 4.12(c). For the avoidance of doubt, any Interest Amount shall not be paid in cash but shall instead be added to the then outstanding balance of the Total Revenue Sharing Obligation and shall itself bear interest in accordance with the terms hereof.

Section 4.4 Payments of Total Revenue Sharing Obligation.

Subject to Sections 4.5 and 4.6 and only for so long as any Total Revenue Sharing Obligation is outstanding:

(a) The Parties agree that commencing with the first Calendar Quarter (or portion thereof) that ends after the US Transition Date through and including December 31, 2013, Amylin shall pay to Lilly on each Payment Date for such time period and with respect to the Total Revenue Sharing Obligation the sum of, without duplication, (i) an amount equal to the greater of (A) fifteen percent (15%) of Net Sales for Exenatide Products and Other Exenatide Products in the Sales Territories for the immediately preceding Calendar Quarter (or portion thereof) and (B) fifteen percent (15%) of eighty percent (80%) of the Projected Base Case Net

Sales for the United States applicable to such Calendar Quarter (or portion thereof) and (ii) subject to Section 13.28(b), an amount equal to twenty percent (20%) of Amylin Consideration for the immediately preceding Calendar Quarter (or portion thereof); provided, however, that if all Exenatide Products and Other Exenatide Products are withdrawn in the United States prior to December 31, 2013, then the foregoing clause (B) shall be of no further force and effect with respect to Net Sales invoiced after the date of such complete withdrawal. From the date of such withdrawal through and including December 31, 2013, Amylin shall continue to pay to Lilly on each Payment Date the sum of, without duplication, (x) an amount, if any, equal to fifteen percent (15%) of Net Sales for Exenatide Products and Other Exenatide Products in the Sales Territories for the immediately preceding Calendar Quarter (or portion thereof) and (y) subject to Section 13.28(b), an amount equal to twenty percent (20%) of Amylin Consideration for the immediately preceding Calendar Quarter (or portion thereof).

(b) Commencing with the first Calendar Quarter (or portion thereof) that ends after January 1, 2014 through June 30, 2014 and thereafter so long as the Bydureon Approval Failure has not occurred, Amylin shall pay to Lilly on each Payment Date the sum of, without duplication, (A) an amount, if any, equal to fifteen percent (15%) of Net Sales for Exenatide Products and Other Exenatide Products in the Sales Territories for the immediately preceding Calendar Quarter (or portion thereof) and (B) subject to Section 13.28(b), an amount equal to twenty percent (20%) of Amylin’s Amylin Consideration for the immediately preceding Calendar Quarter (or portion thereof). Notwithstanding anything that may be construed to the contrary in this Agreement, for purposes of Sections 4.4, 4.5 and 4.6(b)(iii), sales of Exenatide Products and Other Exenatide Products by Lilly shall not be included in the Net Sales.

(c) Notwithstanding the foregoing, with respect to the amounts otherwise payable by Amylin to Lilly pursuant to Section 4.4(a) with respect to the first and second Calendar Quarters in 2012, Amylin has the right, upon written notice to Lilly, to elect to delay payment of any such amounts until the Payment Date with respect to the third Calendar Quarter; provided, however, that if Amylin makes such election, then the amounts that would otherwise be payable on the Payment Date with respect to the first Calendar Quarter in 2012 and the second Calendar Quarter in 2012, as applicable, shall bear interest at an amount equal to nine and half percent (9.5%) per annum from the Payment Date such amounts would otherwise be due until paid in full.

Section 4.5 Payments Upon Bydureon Approval Failure. If the Bydureon Approval Failure shall occur, then the obligations of Amylin and each Amylin Affiliate under Sections 4.3 and 4.4 shall automatically terminate and be of no further force or effect (and for the avoidance of doubt the Total Revenue Sharing Obligation shall be deemed to equal zero and be fully discharged) with respect to (i) Net Sales for Exenatide Products and Other Exenatide Products invoiced after June 30, 2014 and (ii) Amylin Consideration that is first earned by Amylin or any of its Affiliate or the payment of which is triggered by events occurring after June 30, 2014; provided, however, subject to Section 4.6, Amylin shall thereafter pay to Lilly on each Payment Date for the immediately preceding Calendar Quarter (or portion thereof) an amount equal to eight percent (8%) of Net Sales for Exenatide Products and Other Exenatide Products in the Sales Territories for the applicable Calendar Quarter after June 30, 2014, for so long as there are any Net Sales of any Exenatide Product or Other Exenatide Product in the Sales Territories. For clarity, the obligations of Amylin and any Amylin Affiliate under Sections 4.3 and 4.4 shall continue with respect to Net Sales on or prior to June 30, 2014 and any Amylin Consideration that is owed to Amylin, or is triggered by an event that occurs, on or prior to June 30, 2014, regardless of whether such payment is paid on or prior to June 30, 2014.

Section 4.6 Termination of Revenue Sharing Obligations.

(a) Notwithstanding any of the foregoing, in the event that there is a withdrawal of all Exenatide Products and Other Exenatide Products in both the United States and all of Europe due to safety or efficacy issues and no Exenatide Product or Other Exenatide Product has returned to the market in the United States or any country in Europe within four (4) years after the date of such withdrawal, then the obligations of Amylin and any Amylin Affiliate under Sections 4.3, 4.4 and 4.5 shall automatically terminate and be of no further force or effect (and for the avoidance of doubt, the Total Revenue Sharing Obligation shall be deemed to be equal to zero and be fully discharged), in each case, only with respect to (A) the period commencing on the date that Net Sales of Exenatide Products and Other Exenatide Products in the United States and all of Europe have ceased and (B) any Amylin Consideration that is first earned by Amylin or any of its Affiliates or the payment of which is triggered by events occurring after such withdrawal; provided, however, that no Interest Amount shall accrue during any period in which all the Exenatide Products and Other Exenatide Products have been so withdrawn, and if Net Sales of any Exenatide Products or Other Exenatide Products resume in the United States or any country in Europe prior to the four (4)-year anniversary of such withdrawal, Amylin’s and any Amylin Affiliate’s obligations under Sections 4.3, 4.4, 4.5 and 4.6(b)(iii) shall be reinstated, subject to Section 4.6(b) if such Net Sales resume in either (but not both) the United States and Europe.

(b) Notwithstanding any of the foregoing,

(i) in the event there is a withdrawal of all Exenatide Products and Other Exenatide Products in the United States only (and at least one Exenatide Product or Other Exenatide Product is not withdrawn from all of Europe) due to safety or efficacy issues, then the interest on the Total Revenue Sharing Obligation shall accrue only on an amount equal to 35% of the Total Revenue Sharing Obligation outstanding as of the date of such withdrawal (and on any interest accruing on such amount thereafter); and upon the four (4)-year anniversary of such withdrawal, if no Exenatide Product or Other Exenatide Product has been sold in the United States, an amount equal to 65% of the Total Revenue Sharing Obligation outstanding as of the date of such withdrawal shall be deemed to be fully discharged; provided, however, if Net Sales of such Exenatide Products and Other Exenatide Products resume in the United States prior to the fourth (4th) anniversary of such withdrawal, Amylin’s and any Amylin Affiliate’s obligations to pay the Total Revenue Sharing Obligation shall be reinstated in full and interest shall again accrue from the date of such reinstatement on such 65% portion of the Total Revenue Sharing Obligation referred to above;

(ii) in the event there is a withdrawal of all Exenatide Products and Other Exenatide Products in all countries in Europe (and at least one Exenatide Product or Other Exenatide Product is not withdrawn from the United States) due to safety or efficacy issues, then interest on the Total Revenue Sharing Obligation shall accrue only on an amount equal to 65% of the Total Revenue Sharing Obligation outstanding as of the date of such withdrawal (and on any interest accruing on such amount thereafter); and upon the four (4)-year anniversary of such withdrawal, if no Exenatide Product or Other Exenatide Product has been sold in any country in Europe, an amount of the Total Revenue Sharing Obligation equal to 35% of the Total Revenue Sharing Obligation outstanding as of the date of such withdrawal shall be deemed to be fully discharged; provided, however, that if Net Sales of such Exenatide Products and Other Exenatide Products resume in any country in Europe prior to the fourth (4th) anniversary of such withdrawal, Amylin’s obligations to pay the Total Revenue Sharing Obligation shall be reinstated in full and interest shall again accrue from the date of such reinstatement on such 35% portion of the Total Revenue Sharing Obligation referred to above; and

(iii) if at any time after the fourth (4th) anniversary of a withdrawal of all Exenatide Products and Other Exenatide Products in the United States and all of Europe, Net Sales of any Exenatide Product or Other Exenatide Product resume in the United States and/or any country in Europe, then Amylin shall thereafter pay to Lilly on each Payment Date for the immediately preceding Calendar Quarter (or portion thereof) an amount equal to eight percent (8%) of Net Sales for Exenatide Products and Other Exenatide Products in the Sales Territories for the applicable Calendar Quarter for so long as there are any Net Sales of any Exenatide Product or Other Exenatide Product in the Sales Territories. For clarity, any obligation under this clause (iii) shall not be deemed to reinstate any portion of the Total Revenue Sharing Obligation.

For clarity, (1) Section 4.6 shall not apply with respect to the withdrawal of any Regulatory Approval due to quality or manufacturing issues or due to Amylin’s breach of its obligations under Section 9.3(a) and (2) the obligations of Amylin and any Amylin Affiliate under Sections 4.3, 4.4, 4.5 and 4.6(b)(iii) shall continue with respect to Net Sales on or prior to any complete withdrawal of all Exenatide Products and Other Exenatide Products in the United States and all of Europe and any Amylin Consideration that is owed to Amylin, or is triggered by an event that occurs, on or prior to such withdrawal, regardless of whether such payment is paid on or prior to such withdrawal.

(c) Notwithstanding any of the foregoing, in the event that Lilly or any of its Affiliates directly challenges the validity, enforceability, inventorship or ownership of, any Patents set forth on Schedule 4.6(c) hereto, with an intent to manufacture, market, or sell Exenatide Products, Other Exenatide Products or Exenatide or any biosimilars or bioequivalent version thereof, then the obligations of Amylin and any Amylin Affiliate under Sections 4.3, 4.4, 4.5 and 4.6(b)(iii) shall automatically terminate and be of no further force or effect (and for the avoidance of doubt, the Total Revenue Sharing Obligation shall be deemed to be equal to zero and be fully discharged with respect to (i) Net Sales after the date of such challenge and (ii) any Amylin Consideration that is first owed to Amylin or any of its Affiliates or the payment of which is triggered by events occurring after the date of such challenge); provided, however, that the foregoing shall not apply with respect to any challenges by Lilly or any of its Affiliates in connection with a defense against any claim by Amylin or any of its Affiliates alleging that any actions by Lilly or any of its Affiliates infringes any of the Amylin Patents set forth on Schedule 4.6(c). For clarity, the obligations of Amylin and any Amylin Affiliate under Sections 4.3, 4.4, 4.5 and 4.6(b)(iii) shall continue with respect to Net Sales on or prior to any such challenge and any Amylin Consideration that is owed to Amylin, or is triggered by an event that occurs, on or prior to June 30, 2014, regardless of whether such payment is paid on or prior to any such challenge.

(d) Without affecting the non-recourse nature of the Note and subject to Sections 4.5 and 4.6, it is agreed that any breach or other act or omission of Lilly or any of its Affiliates, whether under or in connection with this Agreement, any Ancillary Agreement or any Related Third Party Agreement or otherwise, shall not alter or impair the obligations of Amylin or any of its Affiliates under Sections 4.3, 4.4 and 4.5, which shall remain absolute and unconditional until the Total Revenue Sharing Obligation is either paid in full or terminated pursuant to Section 4.5 or 4.6. For clarity, the foregoing shall not be deemed to limit Amylin from exercising any other right or remedy available under this Agreement.

Section 4.7 Records. Amylin shall record the amount of Net Sales, Amylin Consideration and the corresponding Total Revenue Sharing Obligation outstanding from time to time, and the amount of any payment made hereunder, in its books and records. Amylin shall keep complete records of Net Sales of the Exenatide Products and Other Exenatide Products within the Sales Territories and Amylin Consideration, in each case, in sufficient detail to allow payments under Sections 4.4, 4.5 and 4.6(b)(iii) to be determined accurately.

Section 4.8 Reports. Within sixty (60) days after the close of each Calendar Quarter in which there are any Net Sales or Amylin Consideration during the Term (as defined herein), Amylin shall furnish to Lilly a statement setting forth: (a) with respect to the United States, the Net Sales in the United States during such Calendar Quarter and a detailed breakdown of any deductions from the gross amount invoiced for Exenatide Products or Other Exenatide Products sold in the United States during such Calendar Quarter to obtain Net Sales; (b) with respect to each country in the Territory outside the United States, a statement of Net Sales for Exenatide Products and Other Exenatide Products in such country during such Calendar Quarter and the exchange rate used to convert the foreign currency into Dollars and (c) a calculation of the quarterly revenue sharing due pursuant to Sections 4.4, 4.5 and 4.6(b)(iii) in sufficient detail to allow Lilly to determine whether Amylin’s obligations to Lilly are being met together with a payment for revenue sharing due for such Calendar Quarter (or portion thereof). The amount of revenue sharing payment due to Lilly shall be paid by Amylin concurrently with the remittance of each revenue sharing report.

Section 4.9 Lilly Audit Rights. Upon written notice to Amylin, Lilly shall have the right, at its own expense, using Lilly’s independent certified public accounting firm as elected by Lilly (to the extent such firm is a nationally recognized independent accounting firm) during normal business hours and not more than once in or in respect of any Calendar Year, to audit the Amylin Net Sale Parties’ books and records as may be reasonably necessary to verify the accuracy of such financial and Net Sales and Amylin Consideration information furnished by Amylin, in respect of any Calendar Year ending not more than three (3) years prior to the date of such notice. Amylin shall, and shall cause the other Amylin Net Sales Parties and its and their respective officers, employees and other representatives, to reasonably cooperate with such audit. The Parties recognize that such accounting firm may perform accounting services for Lilly, and each Party hereby waives any conflict of interest relating to the use of such accounting firm. In the event Lilly’s independent accounting firm of choice is not a nationally recognized firm, the

Parties shall mutually agree on an independent auditor. Upon the expiration of three (3) years following the end of any Calendar Year, the calculation of amounts payable with respect to such Calendar Year shall be binding and conclusive upon the Parties, and each Party shall be released from any liability or accountability with respect to payments for such Calendar Year (provided, that calculated amounts have been paid in full). The report prepared by the independent certified public accounting firm, a copy of which shall be sent or otherwise provided to Amylin by such independent public accountant at the same time it is sent or otherwise provided to Lilly, shall contain the conclusions of such accounting firm regarding the audit and will specify that the amounts paid pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment. If Amylin disagrees with the report of the independent auditor, the matter shall be referred to the ESC if it exists as of the time of such disagreement, and to a member of the Lilly Executive Committee and the Chief Executive Officer of Amylin if the ESC no longer exists as of the time of such disagreement, and the ESC or such member of the Lilly Executive Committee and the Chief Executive Officer of Amylin, as applicable, shall use reasonable good faith efforts to resolve the disagreement between the Parties and determine the appropriate amounts to be paid to Lilly by Amylin pursuant to Section 4.4, 4.5 or 4.6(b)(iii). If (i) the report indicates that Amylin has underpaid and such report is not disputed; or (ii) following final resolution of a dispute, it is determined that Amylin has underpaid, in either case ((i) or (ii)), Amylin shall remit to Lilly within forty-five (45) days after receipt of such report or final resolution of the dispute, as applicable, (i) the amount of such underpayment with interest thereon in accordance with Section 4.12(c); and (ii) if such underpayment exceeds five percent (5%) of the total amount owed for the Calendar Year then being audited, the reasonable and necessary fees and expenses of such accounting firm to perform the audit, subject to reasonable substantiation thereof. If (i) the report indicates that Amylin has overpaid and such report is not disputed or (ii) following final resolution of the dispute, it is determined that Amylin has overpaid, then, in either case ((i) or (ii)), at the election of Amylin, such overpayment shall either be refunded within forty-five (45) days after receipt of such report or final resolution of the dispute, as applicable, or creditable against amounts payable by Amylin in subsequent payment periods. Notwithstanding the foregoing, Lilly’s rights of audit hereunder shall terminate twelve (12) months after the Total Revenue Sharing Obligation has been satisfied in full by Amylin. The Parties agree that all information subject to review under this Section 4.9 is Confidential Information and that each Party shall retain and cause the accountant to retain all such information in confidence pursuant to, and in accordance with, Section 13.3.

Section 4.10 Reconciliation Under Collaboration Agreement. The Parties shall work together in good faith to pay, reimburse or otherwise reconcile (as applicable) pursuant to the Standard Collaboration Reconciliation Procedures, as soon as practicable following the US Transition Date (and in any event within forty-five (45) days following the US Transition Date), any amounts owed to a Party pursuant to the terms and conditions of the Collaboration Agreement with respect to the period beginning on October 1, 2011 and ending on the Effective Date (notwithstanding the termination of the Collaboration Agreement as contemplated by Section 2.1). Amylin shall provide Lilly with a preliminary non-binding written reconciliation statement by December 15, 2011. The Parties acknowledge and agree that there shall not be any ‘unusual’ or ‘one-time’ items in the foregoing reconciliation (except as set forth in Section 4.2(b)), whether with respect to Amylin or Lilly, their Affiliates or any Third Party Manufacturer, such as, without limitation, inventory write-down or obsolescence, asset write-down or impairment, severance or other one-time people related expenses, or any contract re-negotiations/termination fees/penalties/buy-out expenses/asset write-offs with respect to any Third Party Manufacturer.

Section 4.11 Reconciliation Audit Right. Upon written notice to the other Party, which notice shall be given no later than forty-five (45) days after the reconciliation pursuant to Section 4.10, each Party shall have the right, at its own expense, using its independent certified public accounting firm (to the extent such firm is a nationally recognized independent accounting firm) during normal business hours and not more than once, to audit the other Party’s books and records as may be reasonably necessary to verify the accuracy of such reconciliation. The audited Party shall, and shall cause its Affiliates and its and their respective officers, employees and other representatives, to reasonably cooperate with such audit. The Parties recognize that such accounting firm may perform accounting services for the auditing Party, and each Party hereby waives any conflict of interest relating to the use of such accounting firm. In the event the auditing Party’s independent accounting firm of choice is not a nationally recognized firm, the Parties shall mutually agree on an independent auditor. Upon the expiration of one (1) year following the reconciliation pursuant to Section 4.10, the amount of such reconciliation calculation shall be binding and conclusive upon the Parties, and each Party shall be released from any liability or accountability with respect to payments for such reconciliation (provided, that reconciled amounts have been paid in full). The report prepared by the independent certified public accounting firm, a copy of which shall be sent or otherwise provided to the audited Party by such independent public accountant at the same time it is sent or otherwise provided to the auditing Party, shall contain the conclusions of such accounting firm regarding the audit and will specify that the amounts paid pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment. If the audited Party disagrees with the report of the independent auditor, the matter shall be referred to the ESC if it exists as of the time of such disagreement, and to a member of the Lilly Executive Committee and the Chief Executive Officer of Amylin if the ESC no longer exists as of the time of such disagreement, and the ESC or such member of the Lilly Executive Committee and the Chief Executive Officer of Amylin, as applicable, shall use reasonable good faith efforts to resolve the disagreement between the Parties and determine the appropriate amounts to be paid in connection with the reconciliation pursuant to Section 4.10. If (i) the report indicates that a Party has underpaid and such report is not disputed; or (ii) following final resolution of a dispute, it is determined that a Party has underpaid, in either case ((i) or (ii)), such Party shall remit to the other Party within thirty (30) days after receipt of such report or final resolution of the dispute, as applicable, (i) the amount of such underpayment with interest thereon in accordance with Section 4.12(c); and (ii) if the audited Party is the underpaying Party and such underpayment exceeds five percent (5%) of the total amount owed in connection with the reconciliation pursuant to Section 4.10, the reasonable and necessary fees and expenses of such accounting firm to perform the audit, subject to reasonable substantiation thereof. The Parties agree that all information subject to review under this Section 4.11 is Confidential Information and that each Party shall retain and cause the accountant to retain all such information in confidence pursuant to, and in accordance with, Section 13.3.

Section 4.12 Payment; Late Payment Charges.

(a) Manner of Payment. All payments to be made by one Party to the other Party under this Agreement and the Transition Agreement shall be made in US Dollars and may be paid by bank wire transfer in immediately available funds to a bank account designated in writing from time to time by the Party entitled to receive such payment. Each payment shall reference this Agreement or the Transition Agreement, as applicable, and identify the obligation under this Agreement or the Transition Agreement, as applicable, that the payment is to satisfy.

(b) Exchange Rate. Each Party shall use such Party’s then current standard procedures and methodology, including, without limitation, such Party’s then current standard exchange rate methodology used to prepare such Party’s consolidated financial statements for external reporting purposes, including, without limitation, pursuant to federal securities laws, for the translation of foreign currency amounts into US Dollars.

(c) Late Fee. All past due amounts owed by one Party to the other Party under this Agreement or the Transition Agreement shall bear interest at an amount equal to thirteen and a half percent (13.5%) per annum.

(d) No Set-Off. Except as expressly otherwise contemplated by the terms of this Agreement or the Transition Agreement, neither Party shall have any right to offset against any amounts otherwise payable by such Party to the other Party under this Agreement, to satisfy any amounts to which the first Party may be entitled to pursuant to this Agreement or the Transition Agreement.

Section 4.13 Amylin Audit Rights. Upon written notice to Lilly, Amylin shall have the right, at its own expense, using Amylin’s independent certified public accounting firm as elected by Amylin (to the extent such firm is a nationally recognized independent accounting firm) during normal business hours and not more than once in or in respect of any Calendar Year, to audit Lilly’s books and records as may be reasonably necessary to verify the accuracy of the invoices provided by Lilly to Amylin pursuant to this Agreement and the Transition Agreement, including, without limitation, Sections 2.2(e)(i), 2.2(e)(iv), 2.2(f) and 6.6(c) of this Agreement and Sections 3.4(c), 3.4(d), 4.2(e), 4.5(c), 4.5(d), 4.5(e), 4.6(f), 6.1(e)(iii), 6.1(e)(iv), 7.2(b)(ii) and 7.2(b)(iv) of the Transition Agreement, in respect of any invoices issued not more than two (2) years prior to the date of such notice. Lilly shall, and shall cause its Affiliates and its and their respective officers, employees and other representatives to, reasonably cooperate with such audit. The Parties recognize that such accounting firm may perform accounting services for Amylin, and each Party hereby waives any conflict of interest relating to the use of such accounting firm. In the event Amylin’s independent accounting firm of choice is not a nationally recognized firm, the Parties shall mutually agree on an independent auditor. Upon the expiration of two (2) years following the issuance of any invoices for which Amylin has not provided Lilly notice of its intent to audit under this Section 4.13, the amounts payable with respect to such invoices shall be binding and conclusive upon the Parties. The report prepared by the independent certified public accounting firm, a copy of which shall be sent or otherwise provided to Lilly by such independent public accountant at the same time it is sent or otherwise provided to Amylin, shall contain the conclusions of such accounting firm regarding the audit and will specify that the amounts paid pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment. If Lilly disagrees with the report of the independent auditor, the matter shall be referred to the ESC if it exists as of the time of such disagreement, and to a member of the Lilly Executive Committee and the Chief Executive Officer of Amylin if the ESC no longer exists as of the time of such disagreement, and the ESC or such member of the Lilly Executive Committee and the Chief Executive Officer of Amylin, as applicable, shall use reasonable good faith efforts to resolve the disagreement between the Parties and determine the appropriate amounts to be paid to Lilly by Amylin pursuant to this Agreement and the Transition Agreement, including, without limitation, Sections 2.2(e)(i), 2.2(e)(iv), 2.2(f) and 6.6(c) of this Agreement and Sections 3.4(c), 3.4(d), 4.2(e), 4.5(c), 4.5(d), 4.5(e), 4.6(f), 6.1(e)(iii), 6.1(e)(iv), 7.2(b)(ii) and 7.2(b)(iv) of the Transition Agreement. If (i) the report indicates that Amylin has overpaid and such report is not disputed; or (ii) following final resolution of a dispute, it is determined that Amylin has overpaid, in either case ((i) or (ii)), Lilly shall remit to Amylin within forty-five (45) days after receipt of such report or final resolution of the dispute, as applicable, (i) the amount of such overpayment with interest thereon in accordance with Section 4.12(c); and (ii) if such overpayment exceeds five percent (5%) of the total amount payable to Lilly pursuant to this Agreement and the Transition Agreement, including, without limitation, Sections 2.2(e)(i), 2.2(e)(iv), 2.2(f) and 6.6(c) of this Agreement and Sections 3.4(c), 3.4(d), 4.2(e), 4.5(c), 4.5(d), 4.5(e), 4.6(f), 6.1(e)(iii), 6.1(e)(iv), 7.2(b)(ii) and 7.2(b)(iv) of the Transition Agreement, in connection with the audited period, the reasonable and necessary fees and expenses of such accounting firm to perform the audit, subject to reasonable substantiation thereof. The Parties agree that all information subject to review under this Section 4.13 is Confidential Information and that each Party shall retain and cause the accountant to retain all such information in confidence pursuant to, and in accordance with, Section 13.3.

ARTICLE 5

INTELLECTUAL PROPERTY; ASSIGNMENT AND LICENSES

Section 5.1 Ownership.

(a) Amylin Improvements. Subject to Section 5.1(c), the entire right, title, and interest in and to all (i) Amylin Rights; and (ii) Improvements developed or invented solely by employees, consultants or agents of Amylin or its Affiliates during the Collaboration Term or the Transition Period (“Amylin Improvements”) will be the sole and exclusive property of Amylin.

(b) Lilly Improvements. Subject to Section 5.1(c), the entire right, title, and interest in and to all (i) Lilly Rights; and (ii) Improvements developed or invented solely by employees, consultants or agents of Lilly or its Affiliates during the Collaboration Term or the Transition Period (“Lilly Improvements”) will be the sole and exclusive property of Lilly.

(c) Joint Improvements. The entire right, title, and interest in and to all Improvements or other inventions developed or invented jointly by employees, consultants or agents of Amylin or its Affiliates and employees, consultants or agents of Lilly or its Affiliates during the Collaboration Term or the Transition Period (“Joint Improvements”) will be the joint property of Amylin and Lilly. Each Party will have an undivided ownership interest in such Joint Improvements and any Patents that claim such Joint Improvements (“Joint Patents”), without a duty to account to the other Party hereunder and, except as may be otherwise provided herein, shall be free to license or sublicense (through multiple tiers) its rights under such Joint Improvements and Joint Patents for its own account without the consent of or a duty to account to the other Party.

Amylin shall, at its cost and expense, prepare, file, prosecute and maintain the Joint Patents, as determined in Amylin’s reasonable discretion. Amylin shall (i) regularly provide Lilly with copies of all patent applications (including, without limitation, drafts) to be filed hereunder that are within the Joint Patents and other material submissions and correspondence with all patent offices with respect to Joint Patents, in sufficient time to allow for review and comment by Lilly; (ii) provide Lilly and its patent counsel with an opportunity to consult with Amylin and its patent counsel regarding the filing and contents of any such application, amendment, submission or response; and (iii) take into consideration in good faith the advice and suggestions of Lilly and its patent counsel.

(d) Information. Subject to Sections 5.1(a) through (c) and Section 5.1(e), the entire right, title, and interest in and to all Information (including, without limitation, know-how, data and results) related to, or generated in connection with, Exenatide, the Exenatide Products or the Other Exenatide Products by either Party or its Affiliates under the Collaboration Agreement during the Collaboration Term or the Related Agreements or Ancillary Agreements during the respective terms thereof, but excluding, in each case, any Information with respect to any device or delivery technology whether or not used in connection with the Exenatide Products or the Other Exenatide Products (collectively the “Developed Information”) will be the sole and exclusive property of Amylin. For clarity, Developed Information shall not include any Amylin Improvements, Lilly Improvements or Joint Improvements or any Information claimed, covered or otherwise disclosed in any Amylin Patents, Lilly Patents or Joint Patents.

(e) Other Inventions. Subject to Sections 5.1(a) through (c), all other inventions conceived under or in connection with the collaboration between the Parties or their Affiliates under the Collaboration Agreement, the Related Agreements, the Related Third Party Agreements, the Ancillary Agreements or this Agreement shall be owned, whether solely or jointly, by the Party(ies) or their Affiliate(s) employing the inventors, as determined in accordance with the patent laws of the United States.

Section 5.2 Assignment. Subject to all of the terms and conditions of this Agreement, Lilly, on behalf of itself and its Affiliates, hereby irrevocably sells, assigns, delivers, conveys, transfers and sets over to Amylin, its successors and assigns Lilly’s and its Affiliates’ entire right, title and interest in and to:

(a) all trademarks, service marks, trade names, logos, copyrights (registered or unregistered), domain names and other web identifiers related to, or used in connection with the sale of, Exenatide, the Exenatide Products or the Other Exenatide Products (including, without limitation, the Exenatide Marks) in the Territory that Lilly or an Affiliate of Lilly Controls as of the Effective Date or developed or created by Lilly or its Affiliates in the performance of Lilly’s obligations under this Agreement or the Ancillary Agreements during the Transition Period, excluding the Lilly Trademarks (collectively the “Assigned IP”); and

(b) the Developed Information.

Section 5.3 Licenses.

(a) Lilly License to Amylin. Lilly hereby grants to Amylin and its Affiliates a perpetual, irrevocable license in the Territory, with the right to sublicense (through multiple tiers) under the Lilly Rights and under Lilly’s and its Affiliates’ interest in and to all Joint Improvements, solely in connection with the Development, research, Manufacture, Commercialization, formulation, use, distribution, delivery or administration, or sale of Exenatide, the Exenatide Products and the Other Exenatide Products in the Territory, which license shall be (i) exclusive with respect to the Lilly Rights and Joint Improvements to the extent they relate to Exenatide, Exenatide Products or Other Exenatide Products (the “Lilly Exenatide Rights”) and (ii) non-exclusive with respect to all other Lilly Rights and Joint Improvements; provided that Lilly shall retain the right to practice under the inventions claimed in the Lilly Exenatide Rights solely and to the extent necessary for Lilly to perform its obligations and/or exercise its rights under this Agreement and the Ancillary Agreements and for Lilly’s internal research and development purposes. For clarity, Amylin acknowledges and agrees that Lilly is permitted to use the Lilly Rights, the Lilly Improvements and its interest in the Joint Improvements that are not Lilly Exenatide Rights in connection with any Lilly Products, other than Exenatide Products and Other Exenatide Products.

(b) Amylin License to Lilly. Amylin hereby grants to Lilly and its Affiliates (i) with respect to the United States, a non-exclusive, non-transferable, non-sublicensable license; and (ii) with respect to OUS, a non-exclusive, irrevocable license, with the right to sublicense (through multiple tiers), in each case ((i) and (ii)), under the Amylin Rights and under Amylin’s and its Affiliates’ interest in and to all Joint Improvements solely and to the extent necessary for Lilly to perform its obligations and/or exercise its rights under this Agreement and the Ancillary Agreements; provided that, except as may be necessary for Lilly to exercise its rights under Sections 4.2(d) and (e) of the Transition Agreement, the foregoing license grant to Lilly shall terminate in all respects as of the Transition Completion Date.

(c) Limited License-Back to Assigned IP. Amylin hereby grants to Lilly and its Affiliates (i) with respect to the United States, a non-exclusive, non-transferable, non-sublicensable license; and (ii) with respect to OUS, a non-exclusive, irrevocable license, with the right to sublicense (through multiple tiers), in each case ((i) and (ii)), under the Assigned IP, solely for the purposes of fulfilling Lilly’s obligations under this Agreement and the Ancillary Agreements; provided that, except as may be necessary for Lilly to exercise its rights under Sections 4.2(d) and (e) of the Transition Agreement, the foregoing license grant to Lilly shall terminate in all respects as of the Transition Completion Date. Lilly shall use the Assigned IP at a level consistent with its past practice with respect thereto. Except as otherwise provided herein or in the Ancillary Agreements, all use of Assigned IP by Lilly shall inure to the benefit of Amylin.

(d) Covenant Not to Sue.

(i) The Amylin Releasing Parties shall refrain and forbear forever from, directly or indirectly, commencing, instituting, continuing, prosecuting, or filing any claim for damages, or demand, in connection with any lawsuit, action, proceeding against the Lilly Releasees, or any of them, or otherwise commencing or filing any complaints or proceedings with any government entity alleging that the making, having made, using, selling, offering to sell, importing, exporting or otherwise exploiting, including, without limitation, the development, research, manufacture, commercialization, formulation, use, distribution, delivery or administration, of GLP-FC or any GLP-FC Non-Assert Product by any Lilly Releasee infringes any Amylin GLP Patents. In Amylin’s or any of its Affiliates’ agreements with each of its licensees or sublicensees of Amylin GLP Patents, Amylin or its Affiliate, as applicable, if such agreement includes a right by the licensee or sublicensee to independently assert an Amylin GLP Patent against a Third Party for patent infringement, shall include provisions requiring a covenant, materially identical to that which Amylin is making in this Section 5.3(d)(i), on the part of the licensee or sublicensee, as applicable and expressly provide that Lilly is a third party beneficiary of such covenant. Further, in the event of an assignment or transfer by Amylin or any of its Affiliates of any Amylin GLP Patents, such assignee shall be bound by the covenant set forth in this Section 5.3(d)(i) and Amylin or such Affiliate shall obtain a written agreement from any such assignee in which such assignee agrees to be bound by such covenant and expressly acknowledges that Lilly is a third party beneficiary thereof.

(ii) The Lilly Releasing Parties shall refrain and forbear forever from, directly or indirectly, commencing, instituting, continuing, prosecuting, or filing any claim for damages, or demand, in connection with any lawsuit, action, proceeding against the Amylin Releasees, or any of them, or otherwise commencing or filing any complaints or proceedings with any government entity alleging that the making, having made, using, selling, offering to sell, importing, exporting or otherwise exploiting, including, without limitation, the development, research, manufacture, commercialization, formulation, use, distribution, delivery or administration, of Exenatide or any Exenatide Non-Assert Product by any Amylin Releasee infringes any Lilly Exenatide Patents. In Lilly’s or any of its Affiliates’ agreements with each of its licensees or sublicensees of Lilly Exenatide Patents, Lilly or its Affiliate, as applicable, if such agreement includes a right by the licensee or sublicensee to independently assert a Lilly Exenatide Patent against a Third Party for patent infringement, shall include provisions requiring a covenant, materially identical to that which Lilly is making in this Section 5.3(d)(ii), on the part of the licensee or sublicensee, as applicable and expressly provide that Amylin is a third party beneficiary of such covenant. Further, in the event of an assignment or transfer by Lilly or any of its Affiliates of any Lilly Exenatide Patents, such assignee shall be bound by the covenant set forth in this Section 5.3(d)(ii) and Lilly or such Affiliate shall obtain a written agreement from any such assignee in which such assignee agrees to be bound by such covenant and expressly acknowledges that Amylin is a third party beneficiary thereof.

(e) Phase Out License of Lilly Trademarks to Amylin. Except as otherwise provided herein, Lilly hereby grants to Amylin and its Affiliates a non-exclusive, non-transferable license under the Lilly Trademarks, solely for use in connection with Exenatide, the Exenatide Products or the Other Exenatide Products to the extent reasonably necessary for exhausting in the ordinary course any inventory or materials bearing the Lilly Trademarks or as required by Applicable Laws for the period of time beginning on the Effective Date and ending (i) with respect to the United States, six (6) months after the US Transition Date and (ii) with respect to each country outside of the United States, three (3) months after the earlier of the applicable Country Transition Date with respect to such country and the Transition Completion

Date, as applicable; provided, that the expiration of the foregoing license shall not affect any inventory or materials that Amylin or its Affiliates have distributed to Third Parties for sale and distribution prior to such time. Such use of the Lilly Trademarks shall be at a level of quality consistent with the goodwill and reputation of the Lilly Trademarks and, except as otherwise provided herein or in the Ancillary Agreements, all use of the Lilly Trademarks shall inure to the benefit of Lilly.

(f) No Implied Licenses. Except as expressly provided otherwise in this Agreement, neither Party will be deemed by this Agreement or any of the Ancillary Agreements to have been granted any license or other rights to the other Party’s intellectual property rights, including but not limited to, trademarks, Amylin Rights, Lilly Rights, Improvements or Information.

ARTICLE 6

US TRANSITION

Section 6.1 Termination of Lilly Commercialization in the United States. Commencing on the US Transition Date, as between the Parties, Amylin shall have the exclusive right to Commercialize Exenatide Products and Other Exenatide Products in the United States, and, except as provided in the US Transition Plan, any and all rights of Lilly to Commercialize Exenatide Products and Other Exenatide Products in the United States under the Collaboration Agreement and the Related Agreements shall terminate and revert to Amylin; provided, however, that during any period during which any employees of Lilly or any of its Affiliates are promoting or otherwise Commercializing Exenatide Products in the United States, unless otherwise agreed by the Parties in writing, the product messaging with respect to the Exenatide Products in the United States shall be the product messaging with respect thereto in effect immediately prior to the Effective Date. From and after the US Transition Date, (i) Lilly shall not have the right or any obligation under this Agreement to market, sell, distribute, promote or otherwise Commercialize any Exenatide Products and Other Exenatide Products in the United States and (ii) Lilly’s sales force will cease detailing the Exenatide Products in the United States; provided, however, that until December 31, 2012, Lilly sales representatives are permitted to discuss the transactions contemplated by this Agreement with medical professionals in a manner consistent with the press release and communications materials agreed by the Parties with respect to the transactions contemplated by this Agreement.

Section 6.2 Reserved

Section 6.3 Reserved

Section 6.4 Reserved

Section 6.5 Reserved

Section 6.6 Sharing of Operating Profits or Losses; Final Reconciliation.

(a) From the Effective Date through the US Transition Date (the “US Transition Period”), Lilly and Amylin shall share operating profits and losses in the United States in accordance with the Standard Collaboration Reconciliation Procedures except as modified by Section 9.6(e) of this Agreement and Sections 6.1 and 7.2(b) of the Transition Agreement. A statement setting forth the reconciliation of each Party’s share of operating profits and losses for the US Transition Period (the “Reconciliation Statement”) will be prepared by Amylin and delivered to Lilly within forty-five (45) days following the US Transition Date. Within thirty (30) days after Amylin delivers to Lilly the Reconciliation Statement, the Party owing funds shall pay the other Party in accordance with Section 4.12(a). For clarity, no costs and expenses incurred by the Parties or any of their respective Affiliates in connection with (i) transition activities (including, without limitation, the Transition Activities), whether under the US Transition Plan or OUS Transition Plan or otherwise, (ii) the termination of the Collaboration Agreement and the Related Agreements, (iii) the termination of any Related Third Party Agreements and the termination of Exenatide, the Exenatide Products and the Other Exenatide Products from the Mixed Business Related Third Party Agreements, or (iv) any Related Third Party Agreements assigned pursuant to Section 2.2(b) or Section 2.2(c) and the transfer of Exenatide Products and Other Exenatide Products to Amylin, including, without limitation, any costs and expenses incurred by Amylin to comply with Section 9.3(a), in each case ((i), (ii), (iii) and (iv)), shall be shared pursuant to this Section 6.6 or otherwise included in the Reconciliation Statement.

(b) Upon written notice to Amylin, which notice shall be given no later than sixty (60) days after Lilly receives the Reconciliation Statement, Lilly shall have the right, at its own expense, using a nationally recognized independent certified public accounting firm as selected by Lilly, to audit Amylin’s books and records as may be reasonably necessary to verify the accuracy of the Reconciliation Statement or the payment made by one Party to the other pursuant to Section 6.6(a). Amylin shall, and shall cause its Affiliates and its and their respective officers, employees and other representatives, to reasonably cooperate with such audit. The Parties recognize that such accounting firm may perform accounting services for the audited Party, and each Party hereby waives any conflict of interest relating to the use of such accounting firm. The report prepared by the independent certified public accounting firm, a copy of which shall be sent or otherwise provided to Amylin by such independent public accountant at the same time it is sent or otherwise provided to Lilly, shall contain the conclusions of such accounting firm regarding the audit and will specify that the amounts paid pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment. If Amylin disagrees with the report of the independent auditor, the matter shall be referred to the ESC if it exists as of the time of such disagreement, and to a member of the Lilly Executive Committee and the Chief Executive Officer of Amylin if the ESC no longer exists as of the time of such disagreement, and the ESC or such member of the Lilly Executive Committee and the Chief Executive Officer of Amylin, as applicable, shall use reasonable good faith efforts to resolve the disagreement between the Parties and determine the appropriate amounts to be paid to Lilly by Amylin or by Lilly to Amylin pursuant to Section 6.6(a). If (i) the report indicates that a Party has underpaid and such report is not disputed; or (ii) following final resolution of a dispute, it is determined that a Party has underpaid, in either case ((i) or (ii)), such Party shall remit to the other Party within sixty (60) days after receipt of such report or final resolution of the dispute, as applicable, (i) the amount of such underpayment with interest thereon in accordance with Section 4.12(c); and (ii) if Amylin is the underpaying Party and such underpayment exceeds five percent (5%) of the total amount owed pursuant to Section 6.6(a), then the reasonable and necessary fees and expenses of such accounting firm to perform the audit, subject to reasonable substantiation thereof. The

Parties agree that all information subject to review under this Section 6.6(b) is Confidential Information and that each Party shall retain and cause the accountant to retain all such information in confidence.

(c) Amylin shall reimburse Lilly for all of the US Collaboration Costs and for any documented out-of-pocket costs, including, without limitation, travel expenses, incurred by Lilly or any of its Affiliates that are consistent with Lilly’s general corporate policies and practices in connection with their performance of Collaboration Activities with respect to the United States on or after the US Transition Date. Within sixty (60) days after the end of each Calendar Quarter, Lilly shall provide Amylin with an invoice and reasonable supporting documentation detailing the US Collaboration Costs and out-of-pocket costs incurred by Lilly for such Calendar Quarter. Amylin shall pay Lilly any amounts owed by Amylin under this Section 6.6(c) within forty-five (45) days after receipt of the applicable invoice.

ARTICLE 7

OUS TRANSITION

Section 7.1 OUS Transition Period.

(a) From and after the Effective Date, Lilly will continue to have the exclusive rights to Commercialize Byetta and Bydureon in all markets outside of the United States until the earlier to occur of: (i) the Transition Completion Date; and (ii) on a country-by-country basis, the last day of the month in which the date that is one hundred eighty (180) days after Amylin or Lilly provides written notice to the other Party (the “OUS Transition Notice”) that it desires to terminate Lilly’s exclusive right to Commercialize Byetta and Bydureon in a country outside of the United States occurs (the “Country Transition Date”); provided, however, that in no event shall (x) Lilly deliver to Amylin an OUS Transition Notice prior to September 30, 2012 and (y) Amylin deliver to Lilly an OUS Transition Notice prior to, (1) with respect to any country outside of the United States where Lilly launches Bydureon on or prior to March 31, 2012, June 30, 2012 and (2) with respect to any other countries in the Territory outside the United States, March 31, 2012; provided, further, that with respect to Europe, Amylin may deliver an OUS Transition Notice on or after April 1, 2012.

(b) An OUS Transition Notice shall be effective with respect to all countries specified in such OUS Transition Notice; provided, however, that (i) with respect to a Regulatory Approval that covers more than one country, all such countries must be included on the same OUS Transition Notice; and (ii) any country that uses a Regulatory Approval in another country (the “Reference Country”) to support the Regulatory Approval in such first country, such as through a certificate of pharmaceutical products from the European Union or any European Union member state, must be included on the same OUS Transition Notice as the Reference Country. Subject to Sections 4.2(d) and (e) of the Transition Agreement, on the Country Transition Date, (x) Amylin shall have the exclusive right and, subject to Section 8.1(b) of the Transition Agreement, obligation to Commercialize Byetta and Bydureon in all countries specified in the applicable OUS Transition Notice (either directly or through a designee), (y) all rights of Lilly to Commercialize Byetta and Bydureon in such countries shall immediately terminate and revert to Amylin, and (z) except to the extent otherwise provided herein, any and all licenses previously granted by Amylin to Lilly with respect to the Commercialization of Byetta and Bydureon in such countries shall immediately terminate.

(c) Subject to Sections 4.2(d) and (e) of the Transition Agreement, commencing on the Transition Completion Date, (i) Amylin, its Affiliates and/or its designees shall have the exclusive right to Commercialize the Exenatide Product and Other Exenatide Products in all countries outside of the United States, (ii) all rights of Lilly to Commercialize Byetta and Bydureon outside of the United States shall terminate and revert to Amylin, and (iii) except to the extent otherwise provided herein, any and all licenses previously granted by Amylin to Lilly with respect to the Commercialization of Byetta and Bydureon in countries outside of the United States shall immediately terminate.

(d) The period commencing on the Effective Date and ending on the Transition Completion Date (or such earlier date if the Country Transition Date shall have occurred for all countries outside of the United States where Lilly had the exclusive right to Commercialize Byetta and Bydureon) is referred to as the “OUS Transition Period.”

Section 7.2 Reserved.

Section 7.3 Reserved.

Section 7.4 Reserved.

Section 7.5 Reserved.

Section 7.6 Reserved.

Section 7.7 Reserved.

Section 7.8 OUS Transition P&L Protection.

(a) On or before the sixtieth (60th) day after the last day of each Calendar Year (or portion thereof ending on the Transition Completion Date) during the OUS Transition Period in which there is a P&L Loss (as defined herein), Lilly shall deliver to Amylin a detailed statement setting forth its calculation of the P&L Losses for the immediately preceding Calendar Year or portion thereof ending on the Transition Completion Date (the “P&L Statement”). Amylin shall reimburse Lilly in the amount of Lilly’s P&L Losses (as defined herein) corresponding to such Calendar Year (or portion thereof ending on the Transition Completion Date) as set forth in the P&L Statement, provided, that in no event, shall Amylin be obligated to reimburse Lilly for more than Sixty Million Dollars ($60,000,000) in aggregate P&L Losses during the OUS Transition Period. Any amounts owing from Amylin to Lilly pursuant to this Section 7.8 shall be paid by Amylin within forty-five (45) days after receipt of such P&L Statement. For clarity, any amounts payable by Amylin to Lilly pursuant to Sections 2.2(e)(i), 2.2(e)(ii), 2.2(e)(iii), 2.2(f), 4.4, 4.5, 4.6(b)(iii), 6.6, 9.6(e) or 10.1 of this Agreement, and Sections 3.4, 3.5, 4.2(e), 4.5, 4.6, 6.1 or 7.2 (other than with respect to the Lilly

OUS Clinical Trials) of the Transition Agreement, shall not be counted against such Sixty Million Dollar ($60,000,000) limitation. Within five (5) Business Days after the end of each Calendar Quarter, Lilly shall provide Amylin a written non-binding estimate of the P&L Losses with respect to such Calendar Quarter.

(b) For the purposes of this Section 7.8, “P&L Losses” shall mean, with respect to any Calendar Year, the Gross Margin (OUS) (as defined in the Collaboration Agreement in effect immediately prior to the Effective Date, provided, that for purposes of such definition the Cost of Product Sold (OUS) shall be as set forth in this Agreement) less OUS Commercialization Costs, less the internal and external costs and expenses, including, without limitation, out of pocket costs, incurred by Lilly or any of its Affiliates in connection with the Lilly OUS Clinical Trials (as defined herein), less the amounts payable by Lilly to Amylin pursuant to Section 4.6(b) of the Transition Agreement. For the avoidance of doubt, (i) fines or penalties imposed by any Governmental Authority due to Lilly wrongdoing, (ii) costs associated with any restructuring, and (iii) any severance payments paid or payable to Lilly employees, shall not be considered for purposes of determining P&L Losses.

(c) Upon written notice to Lilly, which notice shall be given no later than forty-five (45) days after Amylin receives a P&L Statement, Amylin shall have the right, at its own expense, using a nationally recognized independent certified public accounting firm as selected by Amylin, to audit Lilly’s books and records as may be reasonably necessary to verify the accuracy of such P&L Statement, as the case may be, or the payment made by Amylin to Lilly pursuant to Section 7.8(a). Lilly shall, and shall cause its Affiliates and its and their respective officers, employees and other representatives, to reasonably cooperate with such audit. The Parties recognize that such accounting firm may perform accounting services for the audited Party, and each Party hereby waives any conflict of interest relating to the use of such accounting firm. The report prepared by the independent certified public accounting firm, a copy of which shall be sent or otherwise provided to Lilly by such independent public accountant at the same time it is sent or otherwise provided to Amylin, shall contain the conclusions of such accounting firm regarding the audit and will specify that the amounts paid pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment. If Lilly disagrees with the report of the independent auditor, the matter shall be referred to the ESC if it exists as of the time of such disagreement, and to a member of the Lilly Executive Committee and the Chief Executive Officer of Amylin if the ESC no longer exists as of the time of such disagreement, and the ESC or such member of the Lilly Executive Committee and the Chief Executive Officer of Amylin, as applicable, shall use its reasonable good faith efforts to resolve the disagreement between the Parties and determine the appropriate amounts to be paid by Amylin to Lilly pursuant to Section 7.8(a). If (i) the report indicates that Amylin has overpaid and such report is not disputed; or (ii) following final resolution of a dispute, it is determined that Amylin has overpaid, in either case ((i) or (ii)), Lilly shall remit to Amylin within thirty (30) days after receipt of such report or final resolution of the dispute, as applicable, (a) the amount of such overpayment with interest thereon in accordance with Section 4.12(c); and (b) if such overpaying exceeds five percent (5%) of the total amount owed pursuant to Section 7.8(a), the reasonable and necessary fees and expenses of such accounting firm to perform the audit, subject to reasonable substantiation thereof. The Parties agree that all information subject to review under this Section 7.8(c) is Confidential Information and that each Party shall retain and cause the accountant to retain all such information in confidence.

ARTICLE 8

COMMITTEES

Section 8.1 Existing Committees.

(a) Notwithstanding the termination of the Collaboration Agreement pursuant to Section 2.1, the Alliance Steering Committee, the Joint Development Committee, the Joint Commercialization Committee and the MSC, and any sub-committees thereof (each as defined in the Collaboration Agreement), shall continue to meet and discuss matters involving the United States until the US Transition Date, at which time each such committee shall be disbanded and shall have no further responsibilities under the Collaboration Agreement or otherwise, provided, however, that all decision-making authority shall be delegated to the ESC from and after the Effective Date. Notwithstanding the foregoing, safety matters that are the responsibility of the Alliance Product Safety Committee (as defined in the Amended and Restated Exenatide Safety Information Agreement, dated the Effective Date, by and between Eli Lilly and Company and Amylin Pharmaceuticals, Inc., and as may be amended after the date hereof (the “Safety Agreement”) shall not be delegated to the ESC from and after the Effective Date and shall instead be referred to a member of the Lilly Executive Committee and the Chief Executive Officer of Amylin for resolution. If such executives cannot resolve such matter within ten (10 days of the date the matter is referred to them, then the matter shall be resolved in accordance with the procedures set forth in Section 8.2(a)(v)(2).

(b) Subject to Section 8.1(a), as of the Effective Date, the Alliance Steering Committee, Joint Development Committee, Joint Commercialization Committee and the MSC, and any sub-committees thereof, shall be disbanded and shall have no further decision-making authority or responsibilities under the Collaboration Agreement or otherwise.

Section 8.2 Establishment of Committees. As of the Effective Date, three (3) committees shall be chartered, as follows:

(a) Exenatide Steering Committee (“ESC”).

(i) Composition. The ESC shall be comprised of three (3) members appointed by each of Lilly and Amylin. The initial ESC members shall be identified in Schedule 8.2(a)(i) hereto and either Party’s representative thereon may be updated upon written notice thereof to the other Party. The Parties, through the ESC, may establish and later change the number of ESC members as long as an equal number of members from Lilly and Amylin is maintained. The ESC shall be chaired by the most senior Amylin representative. The role of the Chairman shall be to convene and preside at meetings of the ESC. Each Party will designate a senior member of management who will be the primary contact for that Party. Not later than thirty (30) days after the Effective Date, the ESC shall hold an organization meeting. The primary contacts of the Parties shall be responsible for scheduling the meetings of the ESC.

(ii) Responsibilities. The ESC shall be responsible for the overall implementation and execution of the terms of this Agreement, approval of the updates to the Initial US Transition Plan and the Initial OUS Transition Plan and resolving any disputes among the ETC, OUSOC (as defined herein), and any sub-committees thereof.

(iii) Meetings. The ESC will hold an in-person organizational meeting at Amylin’s offices in San Diego, California to establish the ESC’s operating procedures. After such initial meeting, the ESC will meet at such other times as are agreeable to a majority of the ESC members, but no less than once each Calendar Quarter. Such meetings may be in-person, via videoconference, or via teleconference. After the initial meeting above, the location of in-person ESC meetings will alternate between San Diego, California and Indianapolis, Indiana, unless the Parties otherwise agree. Each Party will bear the expense of its respective ESC members’ participation in ESC meetings. At least five (5) Business Days prior to each ESC meeting, each Party shall provide written notice to the other Party of agenda items proposed by such Party for discussion or decision at such meeting, together with appropriate information related thereto. Material decisions reached at a meeting will be documented and signed by both Parties before the meeting ends. Reasonably detailed written minutes will be kept of all ESC meetings and will reflect, without limitation, material decisions made at such meetings. Responsibility for keeping minutes will alternate between the Parties, beginning with Amylin. Meeting minutes will be sent to each member of the ESC for review and approval within five (5) Business Days after a meeting. Minutes will be deemed approved unless a member of the ESC objects to the accuracy of such minutes within ten (10) Business Days of receipt. If a member of the ESC objects to such minutes, the ESC members shall in good faith attempt to resolve the objectionable matter within ten (10) days thereafter; provided that if the ESC members are not able to resolve the same, the matter shall be addressed for resolution at the next occurring ESC meeting.

(iv) Decisions. All ESC decisions will be made by unanimous vote of the ESC, and each Party will have one vote, provided that any deadlock with respect to matters shall be resolved in accordance with sub-clause (v) below.

(v) Dispute Resolution.

(1) Non-Safety Disputes. If the ESC is unable to decide or resolve unanimously any matter properly presented to it for action, at the written request of either Party, the issue may be referred to a member of the Lilly Executive Committee and the Chief Executive Officer of Amylin who shall promptly meet and attempt in good faith to resolve such issue within ten (10) days. These individuals may obtain the advice of other employees or consultants as they deem necessary of advisable in order to make the decision. If such executives cannot resolve such matter within ten (10) days of the date such matter is first referred to them, then the matter shall be resolved in accordance with the procedures set forth in Section 13.12; provided, however, that (i) in no event shall any matter under this Agreement or any Ancillary Agreement that requires the approval of both Parties be submitted to arbitration; (ii) in no event shall to the US Transition Plan or OUS Transition Plan be amended to include any activities that are not Necessary Transition Activities; and (iii) except with respect to any matters properly within the jurisdiction of the Joint Safety Review Committee or the Joint Product Labeling Committee (each, as defined in the Safety Agreement) (which are governed by clauses (2) and (3) below), except as otherwise provided in the Supply Agreements with respect to the implementation of modifications to the applicable Manufacturing process or Specifications (each, as defined in the applicable Supply Agreement), the Regulatory Lead with respect to a country shall have the final decision-making authority with respect to all regulatory matters with respect to such country (including, without limitation, matters related to the core data sheet with respect to the Exenatide Products in such country), subject, in the case of Lilly, to the obligations in Section 7.1(b)(ii) of the Transition Agreement and in the case of Amylin, to the obligations in Section 9.3(a) of this Agreement and Section 8.1(a) of the Transition Agreement. In no event shall the ESC have the right or power to amend, modify or waive compliance with this Agreement or the Transition Agreement.

(2) Safety Disputes. If the Joint Safety Review Committee or the Joint Product Labeling Committee is unable to decide or resolve any matter properly presented to it for action, such dispute shall be referred to a member of the Lilly Executive Committee and the Chief Executive Officer of Amylin for resolution. If such executives cannot resolve such matter within ten (10) days of the date of the matter is referred to them, then the Regulatory Lead with respect to a country shall have the final decision-making authority subject, in the case of Lilly, to the obligations in Section 7.1(b)(ii) of the Transition Agreement and in the case of Amylin, to the obligations in Section 9.3(a) of this Agreement and Section 8.1(a) of the Transition Agreement.

(3) Safety Agreement Disputes. Any operational matter arising out of the Safety Agreement shall be resolved by the safety committees as set forth in the Safety Agreement, and in the event of a dispute then the matter shall be resolved in accordance with Section 8.2(a)(v)(1).

(vi) Subcommittees. The ESC may establish such subcommittees as it may deem desirable. All such subcommittees shall have equal representation from each Party unless the Parties expressly agree otherwise.

(b) Exenatide Transition Committee (“ETC”).

(i) Composition. The ETC shall be comprised of an equal number of representatives from Lilly and Amylin. The initial ETC members shall be identified in Schedule 8.2(b)(i) hereto and either Party’s representative(s) thereon may be updated upon written notice thereof to the other Party. Each Party shall designate one of its representatives on the ETC as a co-chair of the ETC.

(ii) Responsibilities. The ETC shall be responsible for overseeing the development and execution of the updates to the Initial US Transition Plan and development of the updates to the Initial OUS Transition Plan. The ETC shall also be responsible for approving or disapproving any amendments to the US Transition Plan or the OUS Transition Plan, as applicable, proposed by either Party and submitting such amendments to the ESC for final approval. The ETC will provide to the Parties copies of the amended US Transition Plan or the OUS Transition Plan, as applicable, promptly after approval by the ETC and before submission to the ESC. If neither Party has any objection to the proposed amendment, the ETC may implement the amended US Transition Plan or the OUS Transition Plan without the ESC’s approval, provided that members of the ESC are provided with a copy of the amended plan.

(iii) Operation. At least monthly, a member of the ETC for each Party shall provide to the other Party a reasonably detailed summary of the activities conducted by such Party with respect to the US Transition Plan and the OUS Transition Plan, and the co-chairs of the ETC shall discuss the results of such activities, either in-person or by telephone or videoconference. The co-chairs of the ETC will jointly prepare and provide to each Party on at least a quarterly basis a report, via e-mail, regarding the status of activities with respect to the US Transition Plan and the OUS Transition Plan. The ETC will review the progress of the activities carried out under the US Transition Plan and the OUS Transition Plan and will consider proposed modifications to the objectives and goals of that program.

(iv) Meetings. The ETC will meet on a regular basis, but at least once per Calendar Quarter. Such meetings may be in-person, via videoconference, or via teleconference. The location of in-person ETC meetings will alternate between San Diego, California and Indianapolis, Indiana, unless the Parties otherwise agree. Each Party will bear the expense of its respective ETC members’ participation in ETC meetings. At least five (5) Business Days prior to each ETC meeting, each Party shall provide written notice to the other Party of agenda items proposed by such Party for discussion or decision at such meeting, together with appropriate information related thereto. Material decisions reached at a meeting will be documented and signed by both Parties before the meeting ends. Reasonably detailed written minutes will be kept of all ETC meetings and will reflect, without limitation, material decisions made at such meetings. Responsibility for keeping minutes will alternate between the Parties, beginning with Lilly. Meeting minutes will be sent to each member of the ESC for review and approval within five (5) Business Days after a meeting. Minutes will be deemed approved unless a member of the ETC objects to the accuracy of such minutes within ten (10) Business Days of receipt. If a member of the ETC objects to such minutes, the ETC members shall in good faith attempt to resolve the objectionable matter within ten (10) days thereafter; provided that if the ETC members are not able to resolve the same, the matter shall be addressed for resolution at the next occurring ETC meeting.

(v) Decisions. All ETC decisions shall be made by unanimous vote of both Parties, and each Party shall have one vote. In the event of a dispute on any matter within the responsibilities of the ETC, the matter shall be referred to the ESC for resolution in accordance with the procedures set forth in Section 8.2(a)(v). In no event shall the ETC have the right or power to amend, modify or waive compliance with this Agreement or the Transition Agreement.

(vi) Subcommittees. The ETC may establish such subcommittees as it may deem desirable. All such subcommittees shall have equal representation from each Party unless the Parties expressly agree otherwise.

(c) OUS Operations Committee (“OUSOC”).

(i) Composition. The OUSOC shall be comprised of an equal number of representatives from Lilly and Amylin. The initial OUSOC members shall be identified in Schedule 8.2(c)(i) hereto and either Party’s representative(s) thereon may be updated upon written notice thereof to the other Party. Each Party shall designate one of its representatives on the OUSOC as a co-chair of the OUSOC.

(ii) Responsibilities. The OUSOC shall be responsible for the oversight of all OUS activities and for execution of the OUS Transition Plan.

(iii) Operation. At least monthly, a member of the OUSOC for each Party shall provide to the other Party a reasonably detailed summary of the OUS activities conducted by such Party, and the co-chairs of the OUSOC shall discuss the results of such activities, either in-person or by telephone or videoconference. The co-chairs of the OUSOC will jointly prepare and provide to each Party on at least a quarterly basis a report, via e-mail, regarding the status of OUS activities hereunder. The OUSOC will review the progress of the activities carried out under the OUS Transition Plan and will consider proposed modifications to the objectives and goals of that program.

(iv) Meetings. During the term of the OUS Transition Plan, the OUSOC will meet on a regular basis, but at least once per Calendar Quarter. Such meetings may be in-person, via videoconference, or via teleconference. The location of in-person OUSOC meetings will alternate between San Diego, California and Indianapolis, Indiana, unless the Parties otherwise agree. Each Party will bear the expense of its respective OUSOC members’ participation in OUSOC meetings. At least five (5) Business Days prior to each OUSOC meeting, each Party shall provide written notice to the other Party of agenda items proposed by such Party for discussion or decision at such meeting, together with appropriate information related thereto. Material decisions reached at a meeting will be documented and signed by both Parties before the meeting ends. Reasonably detailed written minutes will be kept of all OUSOC meetings and will reflect, without limitation, material decisions made at such meetings. Responsibility for keeping minutes will alternate between the Parties, beginning with Lilly. Meeting minutes will be sent to each member of the ESC for review and approval within five (5) Business Days after a meeting. Minutes will be deemed approved unless a member of the OUSOC objects to the accuracy of such minutes within ten (10) Business Days of receipt. If a member of the OUSOC objects to such minutes, the OUSOC members shall in good faith attempt to resolve the objectionable matter within ten (10) days thereafter; provided that if the OUSOC members are not able to resolve the same, the matter shall be addressed for resolution at the next occurring OUSOC meeting.

(v) Decisions. All OUSOC decisions shall be made by unanimous vote of both Parties, and each Party shall have one vote. In the event of a dispute on any matter within the responsibilities of the OUSOC, the matter shall be referred to the ESC for resolution in accordance with the procedures set forth in Section 8.2(a)(v). In no event shall the OUSOC have the right or power to amend, modify or waive compliance with this Agreement or the Transition Agreement.

(vi) Subcommittees. The OUSOC may establish such subcommittees as it may deem desirable. All such subcommittees shall have equal representation from each Party unless the Parties expressly agree otherwise.

(d) Termination of Committees. The ETC and OUSOC shall terminate operations with respect to a particular country on the applicable Country Transition Date and shall have no further decision-making authority or responsibilities under this Agreement or otherwise. Furthermore, all such Committees shall terminate their respective operations on the earlier of the Transition Completion Date and the Country Transition Date pertaining to the last country with respect to which Development and Commercialization rights regarding Exenatide, the Exenatide Products and the Other Exenatide Products are transitioned to Amylin.

ARTICLE 9

OTHER COVENANTS

Section 9.1 Regulatory Matters.

(a) US Regulatory.

(i) Amylin shall have sole right and responsibility for the preparation, submission, and maintenance of Regulatory Materials (including, without limitation, NDAs) and for seeking Regulatory Approval in connection with the Exenatide Products and the Other Exenatide Products in the United States. Such responsibilities shall include responsibility for seeking any necessary approvals of Regulatory Authorities for any label, labeling, package inserts and packaging, samples and Promotional Materials to be used in the United States in connection with the Exenatide Products and the Other Exenatide Products. All INDs (and equivalent regulatory filings), Regulatory Approvals and Regulatory Materials for the Exenatide Products and the Other Exenatide Products in the United States shall be held in Amylin’s name and shall be owned solely by Amylin.

Section 9.2 Reserved.

Section 9.3 Amylin Obligations.

(a) Amylin shall use Commercially Reasonable Efforts to Develop, Manufacture and Commercialize Exenatide Products and Exenatide Suspension Products in the Territory, including, without limitation, obtaining the Regulatory Approval from the FDA necessary for the Manufacturing, marketing and sale of Bydureon in the United States no later than June 30, 2014, including, without limitation, responding to any complete response letter from the FDA regarding Bydureon and promptly completing label negotiations with the FDA with respect to Bydureon prior to June 30, 2014.

Section 9.4 Other Exenatide Products.

(a) Control Over Development. Commencing as of the Effective Date, and except with respect to the Lilly Clinical Trials, Amylin shall have the exclusive rights and responsibilities with respect to the Development and Commercialization of Other Exenatide Products (including without limitation Exenatide Suspension Products) in the Territory. As of the Effective Date, Lilly shall no longer have the right or obligation under this Agreement or any Ancillary Agreement to engage in any Development or Commercialization activities regarding Other Exenatide Products (including without limitation Exenatide Suspension Products) in the Territory except for the Lilly Clinical Trials.

(b) Regulatory Matters. Commencing on the Effective Date, Amylin shall have the exclusive responsibility and rights regarding the preparation, submission and maintenance of Regulatory Materials and for seeking and maintaining Regulatory Approval in connection with all Other Exenatide Products in the Territory.

Section 9.5 Reserved.

Section 9.6 Manufacturing and Supply.

(a) Reserved.

(b) Reserved.

(c) Reserved.

(d) Reserved.

(e) Alkermes License. Lilly shall reimburse Amylin for any royalties paid by Amylin pursuant to the Alkermes License with respect to sales of Exenatide Products by Lilly or any of its Affiliates outside the United States after the Effective Date and such royalties shall be considered OUS Commercialization Costs for the purposes of Section 4.6 of the Transition Agreement. Except as otherwise provided in Section 4.2(b)(iv), Lilly shall have no other payment obligations to Amylin with respect to the Alkermes License.

(f) Reserved.

(g) Reserved.

Section 9.7 Reserved.

Section 9.8 Restrictive Covenants.

(a) Lilly shall not, and shall cause its Affiliates to not, directly or indirectly, in any country in the Territory, engage in the Commercialization of any pharmaceutical preparation or product containing or comprising, as the sole active ingredient or in combination with other active ingredients, Exenatide or any biosimilars or bioequivalent version thereof to the extent such Commercialization would infringe a claim in an Amylin Patent in such country.

(b) Lilly shall not assign any of the Persons who are identified on Schedule 9.8(b)1 hereto to work on GLP-FC products during the period that begins on the Effective Date and ends of the first (1st) anniversary thereof.

(c) Unless otherwise agreed by the Parties in writing, Lilly shall not assign any of the Persons who are identified on Schedule 9.8(c) hereto to work on GLP-FC products during the period that begins on the Effective Date and ends six (6) months after the earlier of (i) that date on which such Person’s involvement with Exenatide ends; provided that Lilly notifies Amylin in writing of such date within ten (10) days thereafter and (ii) the date set forth on Schedule 9.8(c) hereto with respect to such Person.

(d) Except for the obligations in Sections 9.8(b) and 9.8(c), there shall be no restriction on Lilly’s ability to assign any Persons to work on any project or matter, scientific or commercial, including, without limitation, with respect to BI products, GLP-FC products or any other products even if such products are competitive with Exenatide Products , notwithstanding any prior responsibilities with respect to Exenatide or access to Amylin Confidential Information such Persons may have had.

Section 9.9 Product Liability Litigation.

(a) With respect to Product Liability Claims (i) alleging or involving pre-Effective Date ingestion or (ii) based upon or arising out of conduct affecting only a specific batch or portion of the product (including, but not limited to, Manufacturing issues) Manufactured before the Effective Date, in either case (i) or (ii), Amylin and Lilly will share responsibility for defense and costs as follows:

(i) If the Product Liability Claim has resulted in a filed lawsuit within three (3) years after the Effective Date, Amylin and Lilly shall each be responsible for its own defense (including, without limitation, the funding therefor) and shall share the total cost of any settlements or judgments on a 50/50 basis.

(ii) If the Product Liability Claim has not resulted in a filed lawsuit within three (3) years after the Effective Date, the Product Liability Claim will thereafter become subject to the principles set forth in Subsection (b) below.

(b) With respect to any Product Liability Claims (i) not alleging or involving pre-Effective Date ingestion (including, without limitation, Product Liability Claims involving

[1]	Schedule 9.8(b) still under review by Lilly.

Bydureon) or (ii) based upon or arising out of conduct affecting only a specific batch or portion of the product (including, but not limited to, manufacturing issues) manufactured on or after the Effective Date, Amylin shall be responsible for the defense (including, without limitation, the funding therefor) of both Lilly and Amylin with respect thereto and will be fully responsible for the total cost of any settlements or judgments. If Lilly believes that its reputational or financial interests are not adequately protected in connection with such a Product Liability Claim, Lilly is entitled to assume control of its own defense and in such circumstance Lilly (x) shall be responsible for its own defense costs and (y) shall not agree to settle without the consent of Amylin, which consent shall not be unreasonably withheld or delayed, it being understood that Amylin bears financial responsibility for any such settlement.

Section 9.10 Product Recalls. The Party that is the holder of the Regulatory Approval for Byetta or Bydureon in a country shall have control, in consultation with the other Party, over whether to conduct a recall or market withdrawal of Byetta or Bydureon, as applicable, in such country and the manner in which any such recall or market withdrawal shall be conducted. In the event of a dispute or disagreement between the Parties with respect to a recall or market withdrawal, such dispute shall be referred to a member of the Lilly Executive Committee and the Chief Executive Officer of Amylin for resolution. If such executives cannot resolve such matter within three (3) days of the date of the matter is referred to them (or such shorter period as may be required by the circumstances), then the decision of the Party that is the holder of the Regulatory Approval shall be the final decision with respect to such matter. In the event of a product recall, the Party responsible for the Manufacture of the component of the product leading to or necessitating the recall or withdrawal shall assume responsibility for all costs reasonably associated with the recall or withdrawal. For clarity, in no event shall the fact that a Party incorporated a component produced by or on behalf of the other Party into a finished product be deemed to make such first Party responsible for the Manufacture of such component and the Party producing such component or on whose behalf such component is produced shall assume responsibility for all costs reasonably associated with any recall or withdrawal with respect thereto.

Section 9.11 Compliance. Each Party shall perform its obligations under this Agreement in compliance in all material respects with all Applicable Laws. Notwithstanding anything in this Agreement to the contrary, neither Party shall be required to take any action if (i) such action would violate any settlement or judgment to which it may be subject from time to time during the Term or (ii) such Party reasonably determines that such action would violate its compliance policies or any Applicable Laws.

Section 9.12 Financial Information. Lilly shall use good faith efforts to (i) furnish financial statements, business and other financial data and audit reports as may be reasonably requested by Amylin that are necessary for Amylin to comply with its reporting obligations under federal securities laws; and (ii) prepare audited financial statements with respect to the Development and Commercialization of Exenatide Products outside the United States if Amylin is required to file such audited financial statements under federal securities laws; provided, however, if, notwithstanding Lilly’s good faith efforts, Lilly is unable to provide such audited financial statements prior to the date that Amylin is required to include such financial statements in a report required under federal securities laws, then Lilly shall have no Liabilities and shall not be responsible for any Damage to Amylin. Amylin shall reimburse Lilly for any documented out-of-pocket costs with respect to preparing such financial statements within forty-five (45) days of receipt of a written invoice from Lilly.

ARTICLE 10

INDEMNIFICATION

Section 10.1 Indemnification Obligations Under the Collaboration.

(a) Lilly’s Obligation. Subject to Sections 10.5 and 10.6, Lilly will defend, indemnify, and hold harmless Amylin, Amylin’s Affiliates, and the respective directors, officers, shareholders, employees, and agents of Amylin and Amylin’s Affiliates (“Amylin Indemnitees”), from and against any and all Damages arising from or occurring as a result of a Third Person’s claim, action, suit, judgment, or settlement against an Amylin Indemnitee that is due to or based upon:

(i) any breach by Lilly of an obligation, agreement, condition, covenant, representation, or warranty of Lilly under the Collaboration or any Related Agreement or Related Third Party Agreement prior to the Effective Date; or

(ii) any negligent or more culpable act or omission of Lilly or a Lilly Affiliate, sublicensee, or contractor or their respective directors, officers, shareholders, employees, and agents prior to the Effective Date related to the Collaboration or any Related Agreement or Related Third Party Agreement, other than a breach otherwise covered by clause (i); (each of the claims set forth in the preceding Section 10.1(a)(i) and (ii) is referred to as an “Amylin Third Person Collaboration Claim”);

provided, however, that Lilly will not be obligated to indemnify or hold harmless Amylin Indemnitees from Damages from an Amylin Third Person Collaboration Claim to the extent that such Damages are finally determined to have resulted from (x) the negligent (or more culpable) act or omission of an Amylin Indemnitee or (y) any breach by Amylin of an obligation, agreement, condition, covenant, representation, or warranty of Amylin under the Collaboration or any Related Agreement or Related Third Party Agreement prior to the Effective Date or (z) any act or omission that occurs on or after the Effective Date, and in the case of clause (x) and (y), Damages shall be allocated pro-rata between the Parties based upon the extent to which the actions or omissions giving rise to such Damages are due to or based upon each Party’s relative negligence or culpability.

(b) Amylin’s Obligation. Subject to Sections 10.5 and 10.6, Amylin will defend, indemnify, and hold harmless Lilly, Lilly’s Affiliates, and the respective directors, officers, shareholders, employees, and agents of Lilly and Lilly’s Affiliates (“Lilly Indemnitees”), from and against any and all Damages arising from or occurring as a result of a Third Person’s claim, action, suit, judgment, or settlement against a Lilly Indemnitee that is due to or based upon:

(i) any breach by Amylin of an obligation, agreement, condition, covenant, representation, or warranty of Amylin under the Collaboration or any Related Agreement or Related Third Party Agreement prior to the Effective Date; or

(ii) any negligent or more culpable act or omission of Amylin or an Amylin Affiliate, sublicensee, or contractor or their respective directors, officers, shareholders, employees, and agents prior to the Effective Date related to the Collaboration or any Related Agreement or Related Third Party Agreement, other than a breach otherwise covered by clause (i) (each of the claims set forth in the preceding Section 10.1(b)(i) and (ii)), is referred to as a “Lilly Third Person Collaboration Claim”);

provided, however, that Amylin will not be obligated to indemnify or hold harmless Lilly Indemnitees from Damages from a Lilly Third Person Collaboration Claim to the extent that such Damages are finally determined to have resulted from (x) the negligent (or more culpable) act or omission of a Lilly Indemnitee or (y) any breach by Lilly of an obligation, agreement, condition, covenant, representation, or warranty of Lilly under the Collaboration or any Related Agreement or Related Third Party Agreement prior to the Effective Date or (z) any act or omission that occurs on or after the Effective Date, and in the case of clause (x) and (y), Damages shall be allocated pro-rata between the Parties based upon the extent to which the actions or omissions giving rise to such Damages are due to or based upon each Party’s relative negligence or culpability.

Section 10.2 Indemnification Claims Under this Agreement and the Ancillary Agreements.

(a) Lilly’s Obligation. Subject to Sections 10.5 and 10.6, Lilly will defend, indemnify, and hold harmless the Amylin Indemnitees from and against any and all Damages arising from or occurring as a result of a Third Person’s claim, action, suit, judgment, or settlement against an Amylin Indemnitee that is due to or based upon:

(i) any breach by Lilly of an obligation, agreement, condition, covenant, representation, or warranty of Lilly under this Agreement or any of the Ancillary Agreements;

(ii) subject to sub-clause (iii) below, any gross negligent or more culpable act or omission of Lilly or a Lilly Affiliate, sublicensee, or contractor or their respective directors, officers, shareholders, employees, and agents related to this Agreement or any of the Ancillary Agreements, other than a breach otherwise covered by clause (i); or

(iii) solely with respect to Lilly’s Commercialization and Development of, and safety/pharmocovigilance obligations with respect to, Exenatide Products and Exenatide Suspension Products in a country in the Territory during the period from the Effective Date until the earlier of the applicable Country Transition Date with respect to such country and the Transition Completion Date, any negligent or more culpable act or omission of Lilly or a Lilly Affiliate, sublicensee, or contractor or their respective directors, officers, shareholders, employees, and agents related to this Agreement or any of the Ancillary Agreements, other than a breach otherwise covered by clause (i) (each of the claims set forth in the preceding Section 10.2(a)(i) - (iii) is referred to as an “Amylin Third Person Indemnification Claim”);

provided, however, that (x) Lilly will not be obligated to indemnify or hold harmless Amylin Indemnitees from Damages from an Amylin Third Person Indemnification Claim to the extent that such Damages are finally determined to have resulted from (1) the negligent (or more culpable) act or omission of an Amylin Indemnitee or (2) any breach by Amylin of an obligation, agreement, condition, covenant, representation, or warranty of Amylin under this Agreement or any of the Ancillary Agreements or (3) any act or omission that occurred prior to the Effective Date, and in the case of clause (1) and (2), Damages shall be allocated pro-rata between the Parties based upon the extent to which the actions or omissions giving rise to such Damages are due to or based upon each Party’s relative negligence or culpability and (y) in no event will Lilly’s obligation to indemnify Amylin Indemnitees with respect to Amylin Third Person Indemnification Claims due to or based on Collaboration Activities (excluding Lilly’s Commercialization and Development of, and safety/pharmocovigilance obligations with respect to, Exenatide Products and Exenatide Suspension Products in a country in the Territory during the period from the Effective Date until the earlier of the applicable Country Transition Date with respect to such country and the Transition Completion Date) and Transition Activities exceed the aggregate amount of payments received by Lilly and its Affiliates from Amylin and its Affiliates in respect of the Transition Activities at the time such liability arose.

(b) Amylin’s Obligation. Subject to Sections 10.5 and 10.6, Amylin will defend, indemnify, and hold harmless Lilly Indemnitees, from and against any and all Damages arising from or occurring as a result of a Third Person’s claim, action, suit, judgment, or settlement against a Lilly Indemnitee that is due to or based upon:

(i) any breach by Amylin of an obligation, agreement, condition, covenant, representation, or warranty of Amylin under this Agreement or any of the Ancillary Agreements;

(ii) any negligent or more culpable act or omission of Amylin or an Amylin Net Sales Party or contractor or their respective directors, officers, shareholders, employees, and agents related to this Agreement or any of the Ancillary Agreements, other than a breach otherwise covered by clause (i);

(iii) the Assumed Contract Liabilities;

(iv) the Assignment Liabilities;

(v) any amounts payable to a Third Party in connection with a Related Third Party Agreement that Amylin does not grant Lilly consent to pay pursuant to Section 3.4(d) or 4.5(e) of the Transition Agreement;

(vi) the Development, Manufacture, Commercialization or other exploitation of Exenatide, Exenatide Products and Other Exenatide Products on or after the Effective Date; or

(vii) any use by Amylin or its Affiliates of the Lilly Trademarks, any Promotional Materials and any other commercial materials or Exenatide Product that contain the Lilly Trademarks pursuant to Section 5.3(e) of this Agreement or Section 3.3(b), 4.4(a) or 4.4(b) of the Transition Agreement, as applicable (each of the claims set forth in the preceding 10.2(b)(i) - (vii)) is referred to as a “Lilly Third Person Indemnification Claim”);

provided, however, that Amylin will not be obligated to indemnify or hold harmless Lilly Indemnitees from Damages from a Lilly Third Person Indemnification Claim to the extent that such Damages are finally determined to have resulted from (x) the negligent (or more culpable) act or omission of a Lilly Indemnitee or (y) any breach by Lilly of an obligation, agreement, condition, covenant, representation, or warranty of Lilly under this Agreement or any of the Ancillary Agreements or (z) any act or omission that occurred prior to the Effective Date, and in the case of clause (x) and (y), Damages shall be allocated pro-rata between the Parties based upon the extent to which the actions or omissions giving rise to such Damages are due to or based upon each Party’s relative negligence or culpability.

Section 10.3 Third Person Claims. To the extent a Third Person Claim is due to or based upon actions or omissions that occur both before and on or after the Effective Date, the Damages with respect thereto shall be allocated pro-rata between the indemnification obligations set forth in Section 10.1 and Section 10.2 based upon the extent to which the actions or omissions giving rise to such Damages occurred before or on or after the Effective Date.

Section 10.4 Product Liability Litigation. Notwithstanding anything to the contrary in Sections 10.1 and 10.2 above, the respective rights and obligations of the Parties with respect to Product Liability Claims shall be governed by Section 9.9.

Section 10.5 Indemnification Procedures.

(a) Notice. Promptly after an Amylin Indemnitee or a Lilly Indemnitee (each, an “Indemnitee”) receives notice of a pending or threatened Amylin Third Person Claim or Lilly Third Person Claim, as the case may be (an “Action”), such Indemnitee shall give written notice of the Action to the Party to whom the Indemnitee is entitled to look for indemnification pursuant to this Article 10 (the “Indemnifying Party”). However, an Indemnitee’s delay in providing or failure to provide such notice will not relieve the Indemnifying Party of its indemnification obligations, except to the extent it can demonstrate prejudice due to the delay or lack of notice.

(b) Defense. Upon receipt of notice under Subsection (a) from the Indemnitee, the Indemnifying Party will have the duty to either compromise or defend, at its own expense and by counsel (reasonably satisfactory to Indemnitee), such Action. The Indemnifying Party will promptly (and in any event not more than twenty (20) days after receipt of the Indemnitee’s original notice) notify the Indemnitee in writing that it acknowledges its obligation to indemnify the Indemnitee with respect to the Action pursuant to this Article 10 and of its intention to either compromise or defend such Action. Once the Indemnifying Party gives such notice to the Indemnitee, the Indemnifying Party is not liable to the Indemnitee for the fees of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with such defense, other than the Indemnitee’s reasonable costs of investigation and cooperation. However, the Indemnitee will have the right to employ separate counsel and to control the defense of an Action (and the Indemnifying Party shall bear the reasonable fees, costs, and expenses of such counsel) if:

(i) the use of the counsel chosen by the Indemnifying Party would present such counsel with a conflict of interest;

(ii) the actual or potential defendants in, or targets of, such Action include both the Indemnifying Party and the Indemnitee, and the Indemnitee reasonably concludes that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party will not have the right to assume the defense of such Action on the Indemnitee’s behalf);

(iii) the Indemnifying Party does not employ counsel reasonably satisfactory to the Indemnitee to represent the Indemnitee within thirty (30) days after the Indemnitee’s notice of such Action; or

(iv) the Indemnifying Party denies or fails to timely admit its obligation to defend and indemnify the Action;

provided, however, that in no event shall the Indemnifying Party be obligated to bear the fees, costs and expenses of more than one (1) separate counsel for all of the other Party’s Indemnitees in such Action. In any event, the Indemnitee may elect to be represented by separate counsel, at its expense; provided, that the Indemnifying Party retains control of the defense except as provided above.

(c) Cooperation. The Indemnitee will cooperate fully with the Indemnifying Party and its legal representatives in the investigation and defense of an Action. The Indemnifying Party will keep the Indemnitee informed on a reasonable and timely basis as to the status of such Action (to the extent the Indemnitee is not participating in the defense of such Action) and conduct the defense of such Action in a prudent manner.

(d) Settlement. If an Indemnifying Party assumes the defense of an Action, no compromise or settlement of such Action may be effected by the Indemnifying Party without the Indemnitee’s written consent (which consent will not be unreasonably withheld or delayed), unless (i) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnitee and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. If the Indemnifying Party fails to assume defense of an Action within thirty (30) days, the

Indemnitee may settle such Action on such terms as it deems appropriate with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), and Indemnifying Party will be obligated to indemnify the Indemnitee for such settlement as provided in this Article 10.

Section 10.6 Indemnification Payment Adjustments.

(a) Insurance Proceeds or Other Recovery. The amount of any Damages for which indemnification is provided under this Article 10 will be reduced by the insurance proceeds received and any other amount recovered, if any, by the Indemnitee with respect to any Damages. However, an Indemnitee does not have an obligation to pursue an insurance claim relating to any Damages for which indemnification is sought hereunder.

(b) Refund. If an Indemnitee receives a payment pursuant to this Article 10 and subsequently receives insurance proceeds or other amounts with respect to the same Damages, the Indemnitee will pay to the Indemnifying Party an amount equal to the difference (if any) between: (i) the sum of the insurance proceeds received, other amounts received, and the indemnification amount received from the Indemnifying Party pursuant to this Article 10 and (ii) the amount necessary to fully and completely indemnify and hold harmless the Indemnitee from and against such Damages. However, in no event will such refund ever exceed the Indemnifying Party’s payment to the Indemnitee under this Article 10.

Section 10.7 Indemnification Payment. Any amount owed by an Indemnitee to a Third Person, for which the Indemnifying Party has an obligation under this Article 10 to indemnify, will be due from the Indemnifying Party when such amount is owed by the Indemnitee to the Third Person, whether upon entry of judgment, upon settlement, or otherwise.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES AND COVENANTS

Section 11.1 Representations and Warranties of the Parties. Each Party hereby represents and warrants to the other Party that as of the Effective Date:

(a) Such Party is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization;

(b) Such Party has the full power and is duly authorized to enter into, execute and deliver this Agreement and any Ancillary Agreement to which it is a party, and to carry out and otherwise perform its obligations hereunder and thereunder;

(c) This Agreement and any Ancillary Agreement to which such Party is party has been duly executed and delivered by, and is the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms (except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles, including, without limitation, judicial principles affecting the availability of injunction and specific performance), and the entry into, the execution and delivery of, and the carrying out and other performance of its obligations under this Agreement and any such applicable Ancillary Agreement by such Party (i) does not conflict with, or contravene or constitute any default under, any agreement, instrument or understanding, oral or written, to which it is a party (including without limitation such Party’s organizational documents and any permit or governmental authorization or grant), (ii) does not violate Applicable Law or any judgment, injunction, order or decree of any government authority having jurisdiction over it, and (iii) does not, except as otherwise contemplated by this Agreement, require the approval or consent of, or notice to or filing with, any Person that has not already been obtained or made; and

(d) Such Party does not, to its knowledge, employ and will not, to its knowledge, employ, or use, a Person or entity debarred under Section 306(a) or 306(b) of the Federal Food, Drug, and Cosmetic Act. Further, such Party, to its knowledge, does not employ and, to its knowledge, has not used a contractor or consultant that has employed, any individual or entity debarred by the FDA, or, to the knowledge of such Party, any individual who or entity which is the subject of an FDA debarment investigation or proceeding.

Section 11.2 Disclaimer of Implied Warranties.

(a) DISCLAIMER OF LILLY IMPLIED WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 11 OR ANY ANCILLARY AGREEMENT, LILLY MAKES NO REPRESENTATION OR WARRANTY THAT THE USE OF INTELLECTUAL PROPERTY WILL NOT VIOLATE ANY INTELLECTUAL PROPERTY RIGHTS OF ANY PERSON. LILLY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE AND WITH REGARD TO THE LIKELIHOOD OF SUCCESS OF PRODUCT AFTER THE EFFECTIVE DATE.

(b) DISCLAIMER OF AMYLIN IMPLIED WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 11 OR ANY ANCILLARY AGREEMENT, AMYLIN MAKES NO REPRESENTATION OR WARRANTY THAT THE USE OF INTELLECTUAL PROPERTY WILL NOT VIOLATE ANY INTELLECTUAL PROPERTY RIGHTS OF ANY PERSON. AMYLIN SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE AND WITH REGARD TO THE LIKELIHOOD OF SUCCESS OF PRODUCT AFTER THE EFFECTIVE DATE.

ARTICLE 12

TERM OF AGREEMENT

Section 12.1 Term of Agreement. The term of this Agreement shall commence on the Effective Date and continue in full force and effect until the expiration of Amylin’s obligation to pay any amounts to Lilly pursuant to Article 4 (the “Term”).

Section 12.2 Survival. Expiration or termination of this Agreement shall not relieve any Party of any of its obligations that were incurred prior to expiration or termination. In addition, defined terms in Article 1 (to the extent used in the provisions set forth in this Section 12.2 as surviving provisions) Articles 3 and 10, Sections 2.3, 4.7, 4.9, 4.12, 4.13, 5.1(c), 5.3(a), 5.3(d), 5.3(f), 7.8, 9.9, 9.10, 13.2, 13.3, 13.8, 13.10, 13.11, 13.12, 13.14, 13.15, 13.16(a) and 13.27 shall survive expiration of this Agreement and Sections 5.3(b) and 5.3(c) of this Agreement, and Sections 4.2 (d) and 4.2(e) of the Transition Agreement, shall survive with respect to any country until the earlier of the date that Amylin accepts Regulatory Approval in such country that it failed to accept as of the Transition Completion Date, and the date that is twelve (12) months after the Transition Completion Date, and in either case, Lilly is paid all amounts owed with respect thereto.

ARTICLE 13

MISCELLANEOUS

Section 13.1 Standstill Agreement.

(a) Subject to the last sentence of this Section 13.1(a), from the Effective Date until the Transition Completion Date (the “Standstill Period”), Lilly will not, and will cause its Affiliates to (but excluding any Lilly pension, benefit or similar plans or funds) not, directly or indirectly, except as previously expressly requested in writing by Amylin, (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities or a substantial portion of the assets of Amylin or any Affiliate if, after such acquisition, excluding any voting securities acquired or beneficially owned by Lilly’s pension, benefit or other similar plans or funds, Lilly would beneficially own more than two percent (2%) of the outstanding common stock of Amylin or any Affiliate; (ii) solicit, seek or offer to effect, or actually effect, negotiate with, or make or participate in any statement or proposal, whether written or oral, either alone or in concert with others, to the board of directors of Amylin or any of its Affiliates, to any director or officer of Amylin or to any stockholder of Amylin or any of its Affiliates or make or participate in any public announcement or proposal or offer whatsoever (including, without limitation, any “solicitation” of “proxies” as such terms are defined or used in the proxy rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to vote, or to seek to advise or influence any Person with respect to the voting of any securities of Amylin or any of its Affiliates) with respect to (a) any merger, tender, or exchange offer or liquidation of Amylin’s or any of its Affiliates’ assets or similar transaction, (b) any form of restructuring, recapitalization, or similar transaction with respect to Amylin or any of its Affiliates, (c) any purchase of any common stock or a substantial portion of assets, or rights to acquire any securities or a substantial portion of assets, of Amylin or any of its Affiliates, (d) any proposal to seek representation on the board of directors of Amylin or otherwise to seek to control the board of directors or the management of Amylin or any of its Affiliates, (e) forming, joining, or in any way participating, or directing any Person to form, join, or in any way participate, in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities of Amylin or any of its Affiliates or (f) disclosing or directing any Person to disclose, any intention, plan, or arrangement inconsistent with the foregoing; or (iii) assist or direct any Third Party to do any of the foregoing. For the duration of the Standstill

Period, Lilly will not, and will cause its Affiliates to not, directly or indirectly, (i) request Amylin to amend, waive or terminate any provisions of this paragraph (including, without limitation, this sentence) or (ii) take any action which might require Amylin to make a public announcement regarding any of the matters specified in this paragraph. Nothing in this Section 13.1(a) shall preclude or limit in any way Lilly’s ability to enforce its rights under this Agreement, any Ancillary Agreement, the Note or the Security Agreement. The obligations under this Section 13.1 shall automatically terminate upon the occurrence of an Event of Default (as defined in the Note), after taking into account any cure period.

(b) Notwithstanding the foregoing, the provisions of this Section 13.1 shall not apply to (i) the exercise by Lilly of any of its rights pursuant to this Agreement or any of the Ancillary Agreements or the Note Documents; (ii) the exercise by Lilly of any of its voting rights with respect to any shares of Amylin common stock that it beneficially owns; or (iii) any activity by Lilly (x) after Amylin enters into a definitive written merger, sale or other business combination agreement pursuant to which fifty percent (50%) or more of the outstanding common stock of Amylin would be converted into cash or securities of another Person or group or, immediately after the consummation of such transaction, fifty percent (50%) or more of the then outstanding Amylin common stock would be owned by Persons other than the holders of Amylin common stock immediately prior to the consummation of such transaction, or which would result in all or substantially all of Amylin’s assets being sold to any Person or group (an “Amylin Acquisition”) or (y) after December 31, 2012, if a Third Party commences an unsolicited tender or exchange offer for Amylin common stock, pursuant to which such Person seeks to consummate an Amylin Acquisition, provided that such Person shall have arranged for the financing, or shall be capable of obtaining the financing, required for such Amylin Acquisition.

(c) The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement.

Section 13.2 Non-Solicitation of Employees. For a period of three (3) years following the Effective Date, neither Party shall, without the prior written consent of the other Party, solicit for employment any Person employed by such other Party whose job duties primarily relate to the Exenatide Products and Other Exenatide Products, provided, however, that this provision shall not apply to any employee who seeks employment on an unsolicited basis or who responds to general forms of solicitation such as newspaper advertisements or inquiries from employment recruitment agencies, where such agencies have not been directed to target employees of the other Party.

Section 13.3 Confidentiality.

(a) Obligations. Except upon obtaining the other Party’s prior written consent to the contrary, each Party agrees that it will maintain in confidence, and not disclose to any Person (except as provided in Section 13.3(b)), the other Party’s Confidential Information for the term of this Agreement and five (5) years thereafter. Each Party shall be permitted to use (but, subject to Section 13.3(b), not disclose) Confidential Information for any purpose other than a Prohibited Use. For clarity, the use of any Confidential Information that remains in the unaided memory of a Person, without such Person having intentionally memorized such

Confidential Information for such use, even for a Prohibited Use, shall not be deemed to be, or constitute, a breach of this Section 13.3, provided, however, that no Confidential Information shall be disclosed to a Third Party except as otherwise permitted in Section 13.3(b). Notwithstanding any other provision of this Agreement, Lilly and its Affiliates shall not use any Sensitive Documents and Materials except in connection with fulfilling its obligations or exploiting its rights hereunder and under the Ancillary Agreements.

(b) Authorized Disclosures of Confidential Information.

(i) Permitted Persons. Each Party may disclose Confidential Information of the other Party, without such other Party’s prior written consent, to its and its Affiliates’ (or the other Party’s and its Affiliates’) directors, employees, agents, consultants, permitted Licensees, Sublicensees, suppliers, and other Person or entities who are bound by confidentiality and non-use obligations consistent with such Party’s internal policies and guidelines with respect to confidentiality and non-use if such disclosure is (1) incidental to any permitted use of such Confidential Information pursuant to Section 13.3(a); or (2) to assist the Party in fulfilling its obligations or exploiting its rights hereunder and under the Ancillary Agreements (or to determine their interest in providing such assistance) and consistent with such Party’s historical practices with respect to disclosures of Confidential Information under the Collaboration Agreement.

(ii) Legally Required or Necessary. Each Party may also disclose the Confidential Information of the other Party, without such other Party’s prior written consent, to any Person, entity, or Governmental Authority or Regulatory Authority to the extent that, in the opinion of such Party’s counsel, the law requires such disclosure. In addition, the Regulatory Lead may also disclose the other Party’s Confidential Information, without the other Party’s prior written consent, to any Person, entity, or government or Regulatory Authority to the extent that such disclosure is necessary for obtaining, maintaining, or amending any Regulatory Materials regarding Product in the Regulatory Lead’s Regulatory Jurisdiction or satisfying any other regulatory obligation regarding Product in the Regulatory Lead’s Regulatory Jurisdiction. Prior to disclosing the other Party’s Confidential Information under this Subsection (ii), the disclosing Party, to the extent practicable, will give the other Party a copy of the Confidential Information to be disclosed and provide such Party a reasonable opportunity to comment on the necessity and the text of the proposed disclosure. The disclosing Party agrees to consider such comments in good faith and to reasonably avail itself of available means under the Applicable Law to minimize the disclosure of such Confidential Information.

(iii) Court Orders. Each Party may also disclose the Confidential Information of the other Party, without such other Party’s prior written consent, pursuant to an order of a Regulatory Authority or court of competent jurisdiction, provided that it promptly notifies the other Party of the required disclosure in order to provide such Party an opportunity to take legal action to prevent or limit such disclosure and, if asked, reasonably assists the other Party in pursuing such action.

(iv) Legal Actions. Each Party may also disclose the Confidential Information of the other Party, without such other Party’s prior written consent, as is necessary to pursue or defend against a legal or regulatory action by one Party against the other with respect to this Agreement or any Ancillary Agreement. A Party disclosing the other Party’s Confidential Information, pursuant to this Subsection (iv), will use reasonable efforts to minimize the disclosure of the other Party’s Confidential Information, including, without limitation, by seeking to file pleadings under seal.

(v) Disclosure to Certain Third Parties. Each Party may also disclose Confidential Information of the other Party, without such other Party’s prior written consent, to any actual or prospective Licensees, Sublicensees, acquirers, merger candidates or investors, including, without limitation, in connection with a Monetization (and to its and their respective Affiliates, representatives and financing sources); provided that each such Third Party to whom information is disclosed shall (x) be informed of the confidential nature of the Confidential Information so disclosed, (y) be subject to reasonable obligations of confidentiality, and (z) agree to hold such Confidential Information subject to the terms thereof.

(c) Disclosure of the Terms of this Agreement. Each Party agrees that it will maintain in confidence, and not disclose, the terms of this Agreement or the Ancillary Agreements without the prior written consent of the other Party, except as authorized under Section 13.3(a), Section 13.3(b) and this Section 13.3(c). In addition, if a Party receives a request from an authorized representative of a United States or foreign Governmental Authority for a copy of this Agreement or any Ancillary Agreements, that Party may provide a copy of this Agreement or any Ancillary Agreements to such Governmental Authority representative without advance notice to, or the consent or cooperation of, the other Party, but the disclosing Party must notify the other Party of the disclosure as soon as practical.

(i) Disclosure to Authorized Persons. Either Party may disclose such information to its agents, consultants, permitted Sublicensees and suppliers and other Persons, who need to know such information to perform their contractual obligations to or for such Party, and who agree to be bound by terms of confidentiality and non-use at least as strict as those set forth in this Agreement.

(ii) Disclosure to Certain Third Parties. Each Party may also disclose the terms of this Agreement and/or the Ancillary Agreements, to any actual or prospective Licensees, Sublicensees, acquirers, merger candidates or investors in connection with a Monetization (and to its and their respective Affiliates, representatives and financing sources); provided that each such Third Party to whom information is disclosed shall (x) be informed of the confidential nature of the Confidential Information so disclosed, (y) be subject to reasonable obligations of confidentiality, and (z) agree to hold such Confidential Information subject to the terms thereof.

(iii) Use of Name. Neither Party shall use the name of the other Party, without the prior written approval of the other Party, for any purpose other than informing employees who need to know about this Agreement or any Ancillary Agreements. Without limitation, these prohibitions apply to press releases, annual reports, prospectuses, public statements, educational and scientific conferences, Promotional Materials, governmental filings and discussions with public officials, securities analysts, investors and the media. However, subject to the requirements for review and approval that follow, these prohibitions shall not apply to a disclosure of the other Party’s name, which counsel to a Party has advised is required by law or regulation or in response to requests for a copy of this Agreement, any Ancillary Agreements or related information by Governmental Authorities.

(iv) Disclosure on Advice of Counsel. If any Party to this Agreement, based on the advice of counsel, determines that a release of information regarding the existence or terms of this Agreement or any Ancillary Agreements is required by law or regulation, including, without limitation, the requirements of a national securities exchange or other similar regulatory body, then prior to any release of such information, that Party will notify the other Party as soon as practical and provide as much detail as possible in relation to the proposed disclosure and will endeavor in good faith to provide the other Party with a minimum of five (5) Business Days to review and provide comments on the proposed release. The disclosing Party will use its reasonable efforts to incorporate comments of the other Party to the extent consistent with fulfilling its legal obligations.

(v) Redaction of Agreement. Lilly shall have the right to review and suggest comments on any redaction of this Agreement for purposes of filing the Agreement by Amylin as required by the Securities and Exchange Commission or other agencies.

(vi) Publicity. The Parties shall issue a joint press release announcing the execution of this Agreement in form and substance agreed to by the Parties. If the Parties are required to issue subsequent press releases relating to this Agreement or activities hereunder, the Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a Party may not unreasonably withhold or delay consent to such releases, and that either Party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. In addition, following the initial joint press release announcing this Agreement, each Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of this Agreement which have already been publicly disclosed in accordance herewith.

(vii) Publicity Referral. Unless otherwise directed in writing by Lilly, all matters that require Lilly’s review or consent under this Section 13.3 must be referred to Lilly’s Corporate Communications (Public Relations) department for review and approval at the address set forth in Section 13.13. Unless otherwise directed in writing by Amylin, all matters that require Amylin’s review or consent under this Section must be referred to Amylin’s Senior Vice President, Finance and Chief Financial Officer, at the address set forth in Section 13.13.

Section 13.4 Reserved.

Section 13.5 Insurance Coverage. Amylin will maintain, at its own expense, insurance coverage or self coverage on its activities under this Agreement and the Ancillary Agreements. Such insurance, if from a Third Party carrier, will be maintained through the purchase of insurance coverage with a reputable insurance carrier(s), and will include, without limitation, errors and omissions insurance and comprehensive general liability insurance for claims for damages arising from bodily injury (including, without limitation, death) and property damages arising out of acts or omissions of Amylin under this Agreement, or through a self funded insurance program. Purchased insurance coverage will be written on a per occurrence basis, except that Amylin’s comprehensive general liability and directors and officers liability insurance may be on a claims-made basis. In addition, purchase insurance coverage will provide that the insurer will notify Amylin at least thirty (30) days in advance of any cancellation or modification of such insurance coverage. Maintenance of such insurance coverage will not relieve Amylin of any responsibility under this Agreement for damage in excess of insurance limits or otherwise. Upon Lilly’s written request, Amylin will promptly provide it with a certificate from the insurer(s) evidencing purchased insurance coverage or a certificate regarding Amylin’s self insurance program. Amylin will also maintain, at its expense, workers’ compensation and employer’s insurance for its sales force.

Section 13.6 Force Majeure. Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, without limitation, embargoes, acts of war (whether war be declared or not), insurrections, riots, civil commotions, or acts of God. Such excuse from liability and responsibility shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the affected Party has not caused such event(s) to occur. The affected Party will notify the other Party of such force majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such force majeure circumstances.

Section 13.7 Income Tax Withholding. Each Party will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by the other Party, such Party will (i) deduct such taxes from the payment made to the other Party, (ii) timely pay the taxes to the proper taxing authority, and (iii) send proof of payment to the other Party and certify its receipt by the taxing authority within thirty (30) days following such payment.

Section 13.8 Guarantee of Performance of Affiliates. Each Party absolutely, unconditionally and irrevocably guarantees to the other Party the prompt performance when due and at all times thereafter of the Liabilities (including, without limitation, indemnity obligations and liabilities, and obligations and liabilities under Article 4), obligations, covenants, warranties, representations and undertakings of its Affiliates pursuant to this Agreement and the Ancillary Agreements, and any and all modifications and amendments thereof. For clarity, without limiting Section 13.27, neither Party shall be limited in seeking recourse against the other Party, or any of such other Party’s assets, for any breach by such other Party of this Agreement or with respect to any indemnification obligations or other amounts owing hereunder (including, without limitation, in the case of Amylin, with respect to any breach of the provisions of Article 4).

Section 13.9 Entire Agreement; Amendment. This Agreement (together with the schedules and exhibits hereto and the Ancillary Agreements and the Note Documents) sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes and terminates all prior and contemporaneous agreements and understandings between the Parties, whether oral or written, including without limitation, the Collaboration Agreement, and the Related Agreements (other than the Ancillary Agreements). There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein, the Note Documents or in any Ancillary Agreement. No subsequent alteration, amendment, change or addition to this Agreement, the Note Documents or any Ancillary Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. In the event of any inconsistency between the terms and conditions of this Agreement and any Ancillary Agreement, the terms and conditions of this Agreement shall govern and in no event shall (i) the diligence obligations under any Ancillary Agreement be greater than Commercially Reasonable Efforts as defined herein or (ii) the confidentiality and non-use obligations with respect to Confidential Information be greater than the obligations with respect thereto set forth in Section 13.3. Notwithstanding anything to the contrary in this Agreement including, without limitation, the last sentence of Section 13.24 or the Note Documents, if there is a conflict between a term or condition of any Note Document and this Agreement, the terms and conditions of this Agreement shall prevail.

Section 13.10 Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without giving effect to any conflicts of laws principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Section 13.11 Specific Performance. The Parties agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, the Parties may seek the remedies of specific performance of the terms hereof or injunctive relief with respect thereto, in addition to any other remedy at law or equity.

Section 13.12 Dispute Resolution.

(a) Any disputes regarding or relating to any aspect of this Agreement’s or any Ancillary Agreement’s formation, meaning, performance or breach, or arising out of or relating in any way to this Agreement or any Ancillary Agreement, shall be determined exclusively by binding arbitration before a three-member arbitration panel administered by JAMS pursuant to its Comprehensive Arbitration Rules; provided, however, that, the arbitrators shall not have the authority to (i) with respect to the United States, obligate Lilly to perform any Transition Activities or Collaboration Activities that are not set forth in the US Transition Plan; (ii) with respect to each country in the OUS, obligate Lilly to perform any Collaboration Activities or Transition Activities that are not set forth in the OUS Transition Plan or the OUS Regulatory and Commercialization Plan; (iii) amend the OUS Transition Plan or the US

Transition Plan to include any activities that are not Necessary Transition Activities; or (iv) amend the OUS Transition Plan to include any Manufacturing-related activities that are not set forth in the Initial OUS Transition Plan.

(b) Any arbitration shall be confidential (except as may be required in any judicial proceeding brought to enforce these arbitration provisions or any award rendered hereunder) and shall be conducted in Dallas, TX and the Parties irrevocably submit to the jurisdiction of the state and federal courts of New York for any proceedings incidental to arbitration or for the confirmation and enforcement of any award. If the issues in dispute involve scientific or technical matters, any arbitrator chosen hereunder shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the field of biotechnology.

Section 13.13 Notices. All notices which are required or permitted hereunder and under the Ancillary Agreements will be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier (with confirmation of delivery) addressed as follows:

If to Amylin:

Amylin Pharmaceuticals, Inc.

9360 Towne Centre Drive, Suite 250

San Diego, California 92121

Attn: Chairman and Chief Executive Officer

with a copy to:

Attention: General Counsel

and

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

Attn: Nancy Lieberman, Esq.

If to Lilly:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, IN 46285

Attn: General Counsel

with a copy to:

Covington & Burling LLP

1201 Pennsylvania Ave., N.W.

Washington, D.C. 20004

Attn: John A. Hurvitz

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given when delivered if personally delivered or on the Business Day after dispatch if sent by nationally-recognized overnight courier (with confirmation of delivery).

Section 13.14 United States Dollars. References in this Agreement to “Dollars” or “$” shall mean the legal tender of the United States of America.

Section 13.15 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

Section 13.16 Assignment.

(a) Neither Party may assign or otherwise transfer this Agreement or any right or obligation hereunder without the express written consent of the other Party (such consent not to be unreasonably withheld or delayed); provided, however, that (i) Lilly may, without such consent, assign or otherwise transfer this Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets, or in the event of its merger or consolidation or change in control or similar transaction and (ii) Amylin may, without such consent, assign or otherwise transfer this Agreement and its rights and obligations hereunder in connection with a Transfer Trigger Event referenced in subsection (i) or (ii) of the definition thereof if Amylin complies with its obligations under Section 13.17. No Party may assign its rights and obligations under this Agreement to any Person unless it concurrently assigns and transfers all of its rights and obligations under the Transition Agreement to such Person.

(b) Notwithstanding anything to the contrary in this Section 13.16, the Parties agree that any Monetization by Lilly (and any agreements entered into by Lilly in connection therewith) shall not, and shall not be construed to, require the consent of Amylin pursuant to this Section 13.16; provided, further, that, at the reasonable request of Lilly, Amylin shall execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be reasonably requested by Lilly, including, without limitation, providing financial information regarding Net Sales and paying any amounts payable to Lilly under Sections 4.4, 4.5 and 4.6 into a lock-box arrangement.

Section 13.17 Transfer Trigger Event. Amylin may not enter into a Transfer Trigger Event referenced in subsection (i) or (ii) of the definition thereof unless the applicable successor, acquiror, assignee or transferee agrees in a written undertaking in a form attached hereto as Exhibit B-1 to assume Amylin’s obligations under this Agreement, the Note and the Security Agreement. Amylin may not enter into a Transfer Trigger Event referenced in subsection (iii) of the definition thereof unless the applicable licensee or grantee (whether the licensor or grantor is Amylin or an Affiliate of Amylin) agrees in a form attached hereto as Exhibit B-2 to (i) assume Amylin’s obligations under this Agreement and the Note to the extent applicable to the rights granted to such licensee or grantee, including, without limitation, in all cases Amylin’s payment obligations under Sections 4.3, 4.4, 4.5 and 4.6 with respect to Net Sales by or on behalf of such licensee or grantee (which amounts such licensee or grantee shall pay directly to Lilly) (including, without limitation, the related record keeping obligation and audit rights in Sections 4.8 and 4.9 respectively) and Amylin’s indemnification obligations under Article 10, with respect to the Development, Manufacture, Commercialization or other exploitation of any Exenatide Products or Other Exenatide Products by or on behalf of such licensee or grantee and (ii) grant Lilly a security interest in the licensee’s or grantee’s rights under any agreements relating to such license or grant (and any sublicensees or other rights granted by such licensee or grantee with respect thereto), and to the proceeds thereof. In the event that any such successor, licensee, grantee, assignee, transferee or Affiliate does not comply with the applicable foregoing provisions, such Transfer Trigger Event shall be void ab initio and of no legal force and effect.

Section 13.18 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or other electronic signatures and such signatures will be deemed to bind each Party as if they were original signatures.

Section 13.19 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Section 13.20 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall use their best efforts in good faith to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

Section 13.21 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

Section 13.22 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

Section 13.23 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time. Each Indemnitee’s rights under Article 10 will not be deemed to be have been waived or otherwise affected by such Indemnitee’s waiver of the breach of any obligation, agreement, condition, covenant, representation or warranty contained in, or made pursuant to, this Agreement or any Ancillary Agreements, unless such waiver expressly (and in writing) also waiver any or all of the Indemnitee’s rights under Article 10.

Section 13.24 Schedules, Exhibits and Attachments. All schedules, exhibits and attachments referred to herein are intended to be and hereby are specifically made part of this Agreement. However, if there is a conflict between a term or condition of such schedules, exhibits and attachments and this Agreement, the terms and conditions of this Agreement shall prevail.

Section 13.25 Third-Party Beneficiaries; Affiliates. No Third Party is intended or shall be deemed to be a beneficiary of any provision of this Agreement. Amylin and Lilly acknowledge that Affiliates of Amylin and Lilly have certain obligations under this Agreement, and Amylin and Lilly shall ensure that their respective Affiliates perform and otherwise comply with all such obligations. Neither Party shall permit any of its Affiliates to take any action which, if taken by it, would violate its obligations hereunder.

Section 13.26 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own cost and expenses in connection with the negotiation and execution of this Agreement and the Ancillary Agreements.

Section 13.27 Limitation on Damages.

(a) Notwithstanding anything to the contrary contained in this Agreement, neither Party shall be liable under this Agreement or any Ancillary Agreement for any indirect, incidental, consequential, special or punitive damages (including, without limitation, damages for loss of profits or loss of business opportunities) arising out of this Agreement or any Ancillary Agreement, in each case whether or not caused by or resulting from the activities of such Party or the breach of this Agreement and regardless of whether such Party has been advised of the possibility of any such damage, except to the extent the Indemnifying Party pays such amount in connection with a Third Person Claim in Article 10.

(b) Without limitation of Section 13.27(a), the aggregate liability of Lilly and its Affiliates for the Transition Activities and Collaboration Activities (excluding Lilly’s Commercialization and Development of, and safety/pharmocovigilance obligations with respect to, Exenatide Products and Exenatide Suspension Products in a country in the Territory during the period from the Effective Date until the earlier of the applicable Country Transition Date with respect to such country and the Transition Completion Date) shall in no event exceed the aggregate amount of payments received by Lilly and its Affiliates from Amylin and its Affiliates in respect of the Transition Activities and Collaboration Activities (excluding Lilly’s Commercialization and Development of, and safety/pharmocovigilance obligations with respect to, Exenatide Products and Exenatide Suspension Products in a country in the Territory during the period from the Effective Date until the earlier of the applicable Country Transition Date with respect to such country and the Transition Completion Date) at the time such liability arose.

Section 13.28 Note.

(a) Simultaneously with the execution of this Agreement, Amylin is entering into a Note in the initial aggregate principal amount of One Billion Two Hundred Million Dollars ($1,200,000,000), in the form attached hereto as Exhibit C (the “Note”). Subject to the terms of the Security Agreement (as defined below), including without limitation, Sections 2.2 and 2.3 thereof, the Obligations (as such term is defined in the Note) shall be secured by a perfected (to the extent perfectable by filing UCC financing statements and security agreements with the US PTO and US Copyright Office, and subject to Permitted Liens) first priority security interest in and lien on all of Amylin’s ownership or title in and to the Collateral. The Obligations (as such term is defined in the Note) shall be secured pursuant to the terms of a Security Agreement substantially in the form attached hereto as Exhibit D (the “Security Agreement”) and any additional security documents entered into pursuant to the terms of the Note or the Security Agreement to secure the Obligations under the Note and perfect (to the extent perfectable by filing UCC financing statements and security agreements with the US PTO and US Copyright Office, and subject to Permitted Liens) Lilly’s security interest in the Collateral. Notwithstanding any of the foregoing, in the event that Lilly has foreclosed on the Collateral pursuant to the Note Documents, (i) the Total Revenue Sharing Obligation then outstanding shall be deemed reduced by the amount of the Collateral proceeds applied to the principal of the Note pursuant to Section 7.2 of the Security Agreement; and (ii) such recourse shall not otherwise affect Amylin’s obligations hereunder (including, without limitation, in Sections 4.3 and 4.4) or Lilly’s rights with respect to breaches thereof. For US federal income tax purposes, the Parties agree that the payments being made under the Note are in settlement of a dispute that arose in the ordinary course of their trades or businesses. Subject and pursuant to the terms of the Note and the Security Agreement, including, without limitation, Sections 2.3 and 2.4 thereof, all present and future direct and indirect Affiliates of Amylin that hold any right, title or interest in or to the Collateral shall guarantee the Obligations.

(b) If, after the Effective Date, Amylin or any Amylin Affiliate enters into a License Agreement (as defined in the Security Agreement), Amylin shall cause such License Agreement to include a consent from the counterparty or counterparties to such License Agreement to the granting of a security interest in such License Agreement and to an assignment of such License Agreement to the buyer in foreclosure in an Event of Default (as defined in the Note) together with the other material Collateral. Amylin shall cause any such License Agreement to include the following terms: (i) a requirement that the counterparty or counterparties to such License Agreement make all payments in connection with such License Agreement, including, without limitation, all license fees, milestone payments, royalties, revenue share and profit share payments made by any counterparty to such License Agreement directly into a specified account (which account is subject to a deposit account control agreement entered into among Amylin, Lilly and any Amylin Affiliate party to such License Agreement and the depository institution for the benefit of Lilly, the terms of which shall be reasonably acceptable to Lilly), and provide Lilly with a first priority perfected security interest (subject to Lockbox Account Permitted Liens) in such account and the proceeds held therein; provided that prior to the occurrence and continuance of an Event of Default (as defined in the Note), Lilly agrees that Amylin or any Amylin Affiliate may make withdrawals from such accounts and provide the applicable depository institution with instructions with respect to such account and the proceeds held therein; (ii) a provision specifying that Lilly is a third-party beneficiary of the provision set forth in sub-clause (i); (iii) a provision that entitles Lilly to specifically enforce the terms of the provision referred to in sub-clause (i); and (iv) a provision that prohibits Amylin and the counterparties to such License Agreement from amending the provision set forth in sub-clause (i) without the consent of Lilly. Prior to entering into any License Agreement, Amylin shall notify Lilly of the details of any account specified in clause (i) of this Section 13.28(b) and provide to

Lilly a copy of the language in such License Agreement that effectuates the obligations in this Section 13.28(b). In the event that Amylin breaches this Section 13.28(b), then at Lilly’s written election, to be made within twenty (20) days after Lilly discovers such breach, (A) with respect to any Amylin Consideration received by Amylin or any of its Affiliates under such License Agreement, for purposes of Sections 4.4(a) or 4.4(b), as applicable, “twenty percent (20%)” shall be increased to “forty percent (40%)” and Lilly shall be entitled to seek injunctive relief pursuant to Section 13.11 or (B) such License Agreement shall be void ab initio and of no legal force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date(s) set forth below.

AMYLIN PHARMACEUTICALS, INC.

By:	/s/ Daniel M. Bradbury
Name: Daniel M. Bradbury
Title: President and Chief Executive Officer
Date: November 7, 2011

ELI LILLY AND COMPANY

By:	/s/ Enrique A. Conterno
Name: Enrique A. Conterno
Title: Senior VP and President - Lilly Diabetes
Date: November 7, 2011

SCHEDULE 1.1(a)

ANCILLARY AGREEMENTS

1.	Amended and Restated Cartridge Supply Agreement, entered into effective as of the date hereof, by and between Amylin Pharmaceuticals, Inc. and Eli Lilly and Company.

2.	Amended and Restated Exenatide Once Weekly Supply Agreement, entered into effective as of the date hereof, by and between Amylin Pharmaceuticals, Inc. and Eli Lilly and Company.

3.	Loan Agreement, made as of October 16, 2008, by and between Amylin Pharmaceuticals, Inc. and Eli Lilly and Company, as amended and restated as of the date hereof.

4.	Amended and Restated Device and Finished EQW Product Manufacturing Agreement, entered into effective as of the date hereof, by and between Amylin Pharmaceuticals, Inc. and Eli Lilly and Company.

5.	Amended and Restated Exenatide Safety Information Agreement, entered into effective as of the date hereof, by and between Eli Lilly and Company and Amylin Pharmaceuticals, Inc.

6.	Amended and Restated Byetta BID Quality Agreement, entered into effective as of the date hereof, between Amylin Pharmaceuticals, Inc. and Eli Lilly and Company.

7.	Amended and Restated Exenatide Once Weekly Quality Agreement, entered into effective as of the date hereof, between Amylin Pharmaceuticals, Inc., Amylin Ohio, LLC and Eli Lilly and Company.

8.	Amended and Restated Quality Agreement, entered into effective as of the date hereof, between Amylin Ohio, LLC and Eli Lilly and Company.

9.	Amended and Restated Contract Manufacturers and Laboratories Quality Agreement, entered into effective as of the date hereof, between Amylin Pharmaceuticals, Inc. and Eli Lilly and Company.

10.	Amended and Restated Byetta Pen Exenatide Injection Quality Agreement, effective as of the date hereof, between Eli Lilly and Company and Amylin Pharmaceuticals, Inc.

11.	Amended and Restated Laboratory Services Agreement, entered into effective as of the date hereof, between Amylin Pharmaceuticals, Inc. and Eli Lilly and Company.

12.	Transition Agreement, dated as of the date hereof, between Amylin Pharmaceuticals, Inc. and Eli Lilly and Company.

13.	Post-Settlement Joint Defense and Litigation Management Agreement, dated as of the date hereof, between Amylin Pharmaceuticals, Inc. and Eli Lilly and Company.

Schedule 1.1(a) - 1

SCHEDULE 1.1(b)

EXENATIDE

[…***…]

*** Confidential Treatment Requested

Schedule 1.1(b) - 1

SCHEDULE 1.1(c)

EXENATIDE MARKS

[…***…]

*** Confidential Treatment Requested

Schedule 1.1(c) - 1

SCHEDULE 1.1(d)

FTE RATES

[…***…]

*** Confidential Treatment Requested

Schedule 1.1(d) - 1

SCHEDULE 1.1(e)

GLP-FC

[…***…]

*** Confidential Treatment Requested

Schedule 1.1(e) - 1

SCHEDULE 1.1(f)

NEOGENESIS PATENTS

[…***…]

*** Confidential Treatment Requested

Schedule 1.1(f) - 1

SCHEDULE 1.1(g)

OUS RELATED THIRD PARTY AGREEMENTS

[…***…]

*** Confidential Treatment Requested

Schedule 1.1(g) - 1

SCHEDULE 1.1(h)

PROJECTED BASE CASE NET SALES

All figures in $US millions

	[...***...]				[...***...]
	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[...***...]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

*** Confidential Treatment Requested

Schedule 1.1(h) - 1

SCHEDULE 1.1(i)

RELATED AGREEMENTS

[…***…]

*** Confidential Treatment Requested

Schedule 1.1(i) - 1

SCHEDULE 1.1(j)

SENSITIVE DOCUMENTS AND MATERIALS

•	[…***…]

*** Confidential Treatment Requested

Schedule 1.1(j) - 1

SCHEDULE 1.1(k)

US RELATED THIRD PARTY AGREEMENTS

[…***…]

*** Confidential Treatment Requested

Schedule 2.2(b)(ii) - 1

SCHEDULE 2.2(b)(ii)

NON-ASSUMED RELATED THIRD PARTY AGREEMENTS

[…***…]

*** Confidential Treatment Requested

Schedule 2.2(b)(ii) - 1

SCHEDULE 4.2(b)

REIMBURSEMENT PAYMENTS

[…***…]

*** Confidential Treatment Requested

Schedule 4.2(b) - 1

SCHEDULE 4.6(c)

AMYLIN PATENTS

[…***…]

*** Confidential Treatment Requested

Schedule 4.6(c) - 1

SCHEDULE 8.2(a)(i)

INITIAL ESC MEMBERS

Amylin	Lilly
[…***…]	[…***…]

*** Confidential Treatment Requested

Schedule 8.2(a)(i) - 1

SCHEDULE 8.2(b)(i)

INITIAL ETC MEMBERS

Amylin	Lilly
[…***…]	[…***…]

*** Confidential Treatment Requested

Schedule 8.2(b)(i) - 1

SCHEDULE 8.2(c)(i)

INITIAL OUSOC MEMBERS

Amylin	Lilly
[…***…]	[…***…]

*** Confidential Treatment Requested

Schedule 8.2(c)(i) - 1

SCHEDULE 9.8(b)

RESTRICTED PERSONS (ONE YEAR AFTER THE EFFECTIVE DATE)

[…***…]

*** Confidential Treatment Requested

Schedule 9.8(b) - 1

SCHEDULE 9.8(c)

RESTRICTED PERSONS (SIX MONTHS AFTER DATE SET FORTH BELOW)

[…***…]

*** Confidential Treatment Requested

Schedule 9.8(c) - 1

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

Exhibit A

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of this 7th day of November, 2011 (the “Effective Date”), by and between Amylin Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (“Amylin”) and Eli Lilly and Company, a corporation organized and existing under the laws of the State of Indiana (“Lilly”). Amylin and Lilly are referred to herein by name or as a “Party” or, collectively, as the “Parties.”

WHEREAS, Amylin and Lilly have entered into that certain Settlement and Termination Agreement, dated as of the Effective Date (such agreement, as it may be amended or otherwise modified from time to time pursuant to its terms, the “Settlement Agreement”); and

WHEREAS, pursuant to Section 2.2 of the Settlement Agreement, Lilly desires to assign to Amylin Lilly’s right, title and interest in, to and under the Assigned Agreements (as defined below), and Amylin is willing to accept assignment of such rights and assume such duties and obligations arising under or in connection with the Assigned Agreements, pursuant to the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which the hereby acknowledged, the Parties intending to be legally bound do hereby agree as follows:

1.	Defined Terms. All capitalized terms used but not defined herein shall have the meanings set forth in the Settlement Agreement.

2.	Assignment and Assumption.

(a) With respect to each Assigned Agreement, effective as of the applicable Assignment Effective Date (as defined below) with respect thereto, (i) Lilly (on behalf of itself and its Affiliates) hereby conveys, assigns, and transfers to Amylin all of Lilly’s right, title and interest in, to and under such Assigned Agreement as of such Assignment Effective Date (other than the Excluded Rights, as defined below), and delegates to Amylin all of Lilly’s duties and obligations to be performed in connection with or under such Assigned Agreements arising on or after such Assignment Effective Date (other than Excluded Liabilities and Excluded Obligations, as defined below), and (ii) Amylin hereby accepts the above assignment of rights and delegation of duties and obligations and agrees to be bound by and to assume such duties and obligations. In connection therewith, Amylin shall satisfy and discharge any and all Liabilities (including, without limitation, any Liabilities payable to Third Parties for royalties, license fees, termination or other payment obligations) (other than Excluded Liabilities ) related to or otherwise arising under or in connection with such Assigned Agreement, arising on or after such Assignment Effective Date, as and when such Liabilities become due. Amylin shall take such actions as Lilly may reasonably request for the purpose of enabling the Lilly to exercise its Excluded Rights hereunder.

(b) “Assigned Agreements” means (i) the US Related Third Party Agreements that are not Mixed Business Related Third Party Agreements, (ii) the OUS Related Third Party Agreements that are not Mixed Business Related Third Party Agreements and (iii) the

Exhibit A -1

Undisclosed Lilly Agreements that are assigned to Amylin pursuant to Section 2.2(c)(i) and 2.2(c)(ii).

(c) “Assignment Effective Date” means, with respect to (i) the US Related Third Party Agreements that are not Mixed Business Related Third Party Agreements or Undisclosed Lilly Agreements, the US Transition Date, (ii) each OUS Related Third Party Agreement that is not a Mixed Business Related Third Party Agreement or an Undisclosed Lilly Agreement, the applicable OUS Assignment Effective Date with respect thereto and (iii) each Undisclosed Lilly Agreement that is assigned to Amylin pursuant to Section 2.2(c)(i) and 2.2(c)(ii), the applicable Undisclosed Lilly Assignment Effective Date with respect thereto.

(d) “Excluded Liabilities” means any Liabilities under (i) any Assigned Agreements related to the period prior to the applicable Assignment Effective Date with respect thereto and (ii) Liabilities relating to Excluded Obligations during the period on or after the Effective Date.

(e) “Excluded Obligations” means any duties and obligations of confidentiality or non-use owed by Lilly or any of its Affiliates to a Third Party under any Assigned Agreements with respect to any confidential information of such Third Party retained by Lilly.

(f) “Excluded Rights” means (i) any rights of Lilly Indemnitees to seek and obtain defense and indemnification under the Assigned Agreements due or based on (x) any Excluded Liabilities, or (y) any Liabilities otherwise subject to an obligation of defense and indemnification by any Lilly Indemnitees pursuant to the Settlement Agreement and (ii) any rights of Lilly or its Affiliates under the Assigned Agreements that are necessary to enforce duties and obligations of confidentiality or non-use owed by any Third Party to Lilly or any of its Affiliates arising under any Assigned Agreements.

(g) “OUS Related Third Party Agreements” means the agreements set forth on Annex 1 hereto.

(h) “US Related Third Party Agreements” means the agreements set forth on Annex 2 hereto.

3.	Subrogation. If any Amylin Indemnitee receives or becomes entitled to receive an indemnification or other payment from Lilly with respect to any Liabilities pursuant to Section 10.1, 10.2 or 10.3 of the Settlement Agreement, Lilly shall be entitled to exercise and shall be subrogated to any rights and remedies (including, without limitation, rights of indemnity, rights of contribution and rights of recovery) that Amylin may have against any Third Party who is a party to an Assigned Agreement with respect to any Liabilities to which such payment is related. Amylin shall take such actions as Lilly may reasonably request for the purpose of enabling the Lilly to perfect or exercise all rights of subrogation hereunder.

4.	Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without giving effect to any conflicts of laws principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Exhibit A - 2

5.	Entire Agreement; Amendment. This Agreement is being executed and delivered in connection with the execution and delivery of the Settlement Agreement. This Agreement sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior and contemporaneous agreements and understandings between the Parties, whether oral or written, with respect to the subject matter hereof. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

6.	Certain Provisions of Settlement Agreement. The following provisions of the Settlement Agreement shall be incorporated by reference herein, mutatis mutandis, as if set forth at length in this Agreement: Section 13.12 (Dispute Resolution), Section 13.13 (Notices), Section 13.15 (No Strict Construction), Section 13.16 (Assignment), Section 13.18 (Counterparts), Section 13.19 (Further Actions), Section 13.20 (Severability), Section 13.21 (Ambiguities), Section 13.22 (Headings), Section 13.23 (No Waiver), Section 13.24 (Schedules, Exhibits and Attachments), and Section 13.25 (Third Party Beneficiaries; Affiliates).

[Signature Page Follows]

Exhibit A - 3

IN WITNESS THEREOF, the Parties have executed this Agreement as of the Effective Date.

AMYLIN PHARMACEUTICALS, INC.

By:
Name:
Title:

ELI LILLY AND COMPANY

By:
Name:
Title:

Signature Page to Assignment and Assumption Agreement (Related Third Party Agreements)

Annex 1

OUS Related Third Party Agreements

Annex 2

US Related Third Party Agreements

EXHIBIT B-1

FORM OF ASSUMPTION AGREEMENT

Exhibit B-1 - 1

FORM OF

ASSUMPTION AGREEMENT

[TO BE USED FOR TRANSFER TRIGGER EVENTS REFERENCED IN

SUBSECTIONS (i) or (ii) OF THE DEFINITION THEREOF]

This ASSUMPTION AGREEMENT (this “Assumption Agreement”) is entered into as of the     day of             20    (the “Effective Date”) (the “Effective Date”) by and between Amylin Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (“Amylin”) and [                    ], a [                    ] (the “Company”). [Note: This assumption agreement should be between Amylin and the ultimate parent of any assignee/transferee.] Amylin and the Company are each referred to herein by name or as a “Party” or, collectively, as the “Parties.”

WHEREAS, Amylin and Eli Lilly and Company (“Lilly”) have entered into that certain Settlement and Termination Agreement dated November 7, 2011 (such agreement, as it may be amended or otherwise modified from time to time, the “Settlement Agreement”), pursuant to which, among other things, Amylin is obligated to pay certain amounts to Lilly;

WHEREAS, Amylin and [the Company][an affiliate/subsidiary of the Company] have entered into that certain [INSERT DESCRIPTION OF AGREEMENT BETWEEN AMYLIN AND THE COMPANY (OR ITS AFFILIATE/SUBSIDIARY)] dated as of the Effective Date (the “Amylin/Company Agreement”);

WHEREAS, Section 13.17 of the Settlement and Termination Agreement provides that in the event of a Transfer Trigger Event referenced in subsections (i) or (ii) of the definition thereof, Amylin shall cause any successor, assignee or transferee to assume all of Amylin’s obligations to Lilly pursuant to the Settlement Agreement and the Note and the Security Agreement (each as defined in the Settlement Agreement); and

WHEREAS, as contemplated by the Settlement Agreement, Amylin now desires for the Company to assume, and the Company now desires to assume, the obligations of Amylin under the Settlement Agreement, the Note and the Security Agreement, all on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound do hereby agree as follows:

1.	All capitalized terms used but not defined herein shall have the meanings set forth in the Settlement Agreement.

2.	The Company hereby assumes and agrees to satisfy, perform, pay and discharge when and as due any and all of Amylin’s covenants, agreements and obligations, whether now existing or hereafter arising, and whether absolute, contingent, matured or unmatured, under the Settlement Agreement, the Note and the Security Agreement.

3.	The Company acknowledges and agrees that Lilly is an express third party beneficiary to this Assumption Agreement and that Lilly shall have the right to enforce all obligations of

Exhibit B-1 - 2

Amylin and the Company hereunder, and Amylin and the Company shall not amend this Assumption Agreement without the prior written consent of Lilly.

4.	This Assumption Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without giving effect to any conflicts of laws principles that might otherwise refer construction or interpretation of this Assumption Agreement to the substantive law of another jurisdiction.

5.	Neither Amylin nor the Company may assign or otherwise transfer this Assumption Agreement or any right or obligation hereunder without the express written consent of Lilly (such consent not to be unreasonably conditioned, withheld or delayed).

6.	This Assumption Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Assumption Agreement may be executed by facsimile or other electronic signatures and such signatures will be deemed to bind each Party as if they were original signatures.

7.	Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Assumption Agreement.

8.	All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier (with confirmation of delivery) addressed as follows:

if to Amylin, to:	Amylin Pharmaceuticals, Inc. 9360 Towne Centre Drive, Suite 250 San Diego, California 92121 Attention: Chairman and Chief Executive Officer

with a copy to:	Attention: General Counsel

and:	Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 Attn: Nancy Lieberman, Esq.

if to the Company, to:	[ ] [ ] [ ]

in each case, with a copy to:

Eli Lilly and Company Lilly Corporate Center Indianapolis, IN 46285

Exhibit B-1 - 3

Attention: General Counsel Fax No.:

and with a copy to:

Covington & Burling LLP 1201 Pennsylvania Ave., N.W. Washington, D.C. 20004 Attn: John A. Hurvitz Fax: 202 662-6291

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given when delivered if personally delivered or on the Business Day after dispatch if sent by nationally-recognized overnight courier (with confirmation of delivery).

9.	If any one or more of the provisions of this Assumption Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Assumption Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall use their best efforts in good faith to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Assumption Agreement may be realized.

10.	Ambiguities, if any, in this Assumption Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

11.	Any delay in enforcing a Party’s rights under this Assumption Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Assumption Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

[Signature Page Follows]

Exhibit B-1 - 4

IN WITNESS THEREOF, the Parties have executed this Assumption Agreement as of the Effective Date.

AMYLIN PHARMACEUTICALS, INC.

By:
Name:
Title:

[COMPANY]

By:
Name:
Title:

Exhibit B-1 - 5

EXHIBIT B-2

FORM OF ASSUMPTION AGREEMENT

Exhibit B-2 - 1

FORM OF

ASSUMPTION AGREEMENT

[TO BE USED FOR TRANSFER TRIGGER EVENTS REFERENCED IN SUBSECTION

(iii) OF THE DEFINITION THEREOF]

This ASSUMPTION AGREEMENT (this “Assumption Agreement”) is entered into as of the     day of             20    (the “Effective Date”) (the “Effective Date”) by and between Amylin Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (“Amylin”) and [                    ], a [                    ] (the “Company”). [Note: This assumption agreement should be between Amylin and the ultimate parent of any licensee.] Amylin and the Company are each referred to herein by name or as a “Party” or, collectively, as the “Parties.”

WHEREAS, Amylin and Eli Lilly and Company (“Lilly”) have entered into that certain Settlement and Termination Agreement dated November 7, 2011 (such agreement, as it may be amended or otherwise modified from time to time, the “Settlement Agreement”), pursuant to which, among other things, Amylin is obligated to pay certain amounts to Lilly;

WHEREAS, Amylin and [the Company][an affiliate/subsidiary of the Company] have entered into that certain [INSERT DESCRIPTION OF AGREEMENT BETWEEN AMYLIN AND THE COMPANY (OR ITS AFFILIATE/SUBSIDIARY)] dated as of the Effective Date (the “Amylin/Company Agreement”);

WHEREAS, Section 13.17 of the Settlement and Termination Agreement provides that in the event of a Transfer Trigger Event referenced in subsection (iii) of the definition thereof, Amylin shall cause any licensee or grantee to (a) assume all of Amylin’s obligations to Lilly pursuant to (i) the Settlement Agreement and the Note (as defined in the Settlement Agreement) to the extent applicable to the rights granted to such licensee or grantee, including, without limitation, Amylin’s payment obligations under Sections 4.3, 4.4, 4.5 and 4.6 of the Settlement Agreement with respect to Net Sales by or on behalf of such licensee or grantee and the related record keeping and reporting obligations and audit rights in Sections 4.7, 4.8 and 4.9 of the Settlement Agreement, respectively; and (ii) Amylin’s indemnification obligations under Article 10 of the Settlement Agreement, with respect to the Development, Manufacture, Commercialization (each as defined in the Settlement Agreement) or other exploitation of any Exenatide Products or Other Exenatide Products (each as defined in the Settlement Agreement) by such licensee or grantee; and (b) grant Lilly a security interest in the licensee’s or grantee’s rights under such license or other agreement, and to the proceeds thereof; and

WHEREAS, as contemplated by the Settlement Agreement, Amylin now desires for the Company to assume, and the Company now desires to assume, certain obligations of Amylin under the Settlement Agreement, all on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound do hereby agree as follows:

Exhibit B-2 - 2

1.	All capitalized terms used but not defined herein shall have the meanings set forth in the Settlement Agreement.

2.	The Company hereby assumes and agrees to satisfy, perform, pay and discharge when and as due any and all of Amylin’s (a) payment obligations under (i) Sections 4.3, 4.4, 4.5 and 4.6, as applicable, of the Settlement Agreement (including, without limitation, the related record keeping and reporting obligations and audit rights in Sections 4.7, 4.8 and 4.9 respectively) and (ii) Section 2.2 of the Note, in each case ((i) and (ii)), with respect to Net Sales by or on behalf of the Company (and any of its affiliates, licensees, sublicensees or distributors) anywhere in the world (the “Territory”); and (b) Amylin’s indemnification obligations under Article 10 of the Settlement Agreement, with respect to the Development, Manufacture, Commercialization or other exploitation of any Exenatide Products or Other Exenatide Products by or on behalf of the Company (and any of its affiliates, licensees, sublicensees or distributors) in the Territory.

3.	Without limiting the foregoing, until Lilly has been paid the Total Revenue Sharing Obligation in full, within forty-five (45) days after the end of each Calendar Quarter, the Company shall pay into an account designated by Lilly from time to time, on behalf and for the account of Amylin, an amount equal to fifteen percent (15%) or, if the Bydureon Approval Failure has occurred, eight percent (8%) of the Net Sales by or on behalf of the Company (and any of its affiliates, licensees, sublicensees or distributors) of Exenatide Products and Other Exenatide Products. Within forty-five (45) days after the close of each Calendar Quarter in which there are any Net Sales by or on behalf the Company (and any of its affiliates, licensees, sublicensees or distributors) in the Territory during the Term, the Company shall furnish to Lilly a statement of such Net Sales of Exenatide Products or Other Exenatide Products in the Territory for such Calendar Quarter setting forth: (a) the Net Sales of Exenatide Products or Other Exenatide Products sold by or on behalf of the Company (and any of its affiliates, licensees, sublicensees or distributors) during such Calendar Quarter and (b) a calculation of the revenue sharing payment due to Lilly.

4.	The Company acknowledges and agrees that Lilly has the right, using an independent certified public accounting firm as elected by Lilly, to audit the Company’s (and any of its affiliates’, licensees’, sublicensees’ or distributors’) books and records as may be reasonably necessary to verify the accuracy of the Net Sales information provided by the Company to Lilly pursuant to the audit rights set forth in Section 4.9 of the Settlement Agreement applied to this Assumption Agreement, with respect to Lilly and the Company, mutatis mutandis.

5.	The Company acknowledges and agrees that it has been provided with a copy of that certain Security Agreement, between Amylin and Lilly (such agreement, as it may be amended or otherwise modified from time to time, the “Security Agreement”) and, notwithstanding any rights assigned and licenses granted to the Company under the Amylin/Company Agreement, the “Collateral” (as such term is defined in the Security Agreement) is subject to a security interest for the benefit of Lilly pursuant to the terms thereof. Contemporaneously with the execution hereof, the Company hereby grants Lilly a security interest with respect to its rights under the Amylin/Company Agreement, including, without limitation, the proceeds thereof, pursuant to documentation approved by Lilly.

Exhibit B-2 - 3

6.	This Assumption Agreement is not intended to, and shall not be construed to, constitute a novation of the Settlement Agreement, the Note or the Security Agreement and Amylin remains responsible for the prompt performance when due and at all times thereafter of its liabilities, obligations, covenants, warranties, representations and undertakings pursuant thereto (provided that Amylin shall not be required to make any payment under Article 4 of the Settlement Agreement or under the Note if such payments are directly and timely made by the Company).

7.	The Company acknowledges and agrees that Lilly is an express third party beneficiary to this Assumption Agreement and that Lilly shall have the right to enforce all obligations of Amylin and the Company hereunder, and Amylin and the Company shall not amend this Assumption Agreement without the prior written consent of Lilly.

8.	This Assumption Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without giving effect to any conflicts of laws principles that might otherwise refer construction or interpretation of this Assumption Agreement to the substantive law of another jurisdiction.

9.	The Company may not assign or otherwise transfer the Amylin/Company Agreement, or grant a Third Party any license or other rights to all or substantially all of the Amylin Rights in the Unites States granted by Amylin to the Company under the Amylin/Company Agreement relating to the Exenatide Products or Other Exenatide Products unless the applicable assignee, transferee, licensee or grantee agrees in a written undertaking in a form substantially similar to this Assumption Agreement to assume Amylin’s obligations under the Settlement Agreement to the extent applicable to the rights granted to such assignee, transferee, licensee or grantee, including, without limitation, Amylin’s (a) payment obligations under (i) Sections 4.3, 4.4, 4.5 and 4.6, as applicable, of the Settlement Agreement and the related record keeping and reporting obligations and audit rights in Sections 4.7, 4.8, and 4.9 respectively, and (ii) Section 2.2 of the Note, in each case (i) and (ii)), with respect to Net Sales by such assignee, transferee, licensee or grantee (which amounts such assignee, transferee, licensee or grantee shall pay directly to Lilly)and (ii) Amylin’s indemnification obligations under Article 10 of the Settlement Agreement, with respect to the Development, Manufacture, Commercialization or other exploitation of any Exenatide Products or Other Exenatide Products by such assignee, transferee, licensee or grantee; and (b) with respect to the grant of any license or other rights, grant Lilly a security interest in the licensee’s or grantee’s rights under such license or other agreement, and to the proceeds thereof. In the event that such assignee, transferee, licensee or grantee does not so agree to assume Amylin’s obligations under the Settlement Agreement and the Note, such assignment, transfer or license shall void ab initio and the Company’s rights under the Amylin/Company Agreement shall automatically terminate and be of no further force and effect.

10.	Neither Amylin nor the Company may assign or otherwise transfer this Assumption Agreement or any right or obligation hereunder without the express written consent of Lilly (such consent not to be unreasonably conditioned, withheld or delayed).

Exhibit B-2 - 4

11.	This Assumption Agreement shall remain in effect from the Effective Date until Lilly has been paid the Total Revenue Sharing Obligation in full.

12.	This Assumption Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Assumption Agreement may be executed by facsimile or other electronic signatures and such signatures will be deemed to bind each Party as if they were original signatures.

13.	Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Assumption Agreement.

14.	All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier (with confirmation of delivery) addressed as follows:

if to Amylin, to:	Amylin Pharmaceuticals, Inc. 9360 Towne Centre Drive, Suite 250 San Diego, California 92121 Attention: Chairman and Chief Executive Officer

with a copy to:	Attention: General Counsel

and:	Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 Attn: Nancy Lieberman, Esq.

if to the Company, to:	[ ] [ ] [ ]

in each case, with a copy to:

Eli Lilly and Company Lilly Corporate Center Indianapolis, IN 46285 Attention: General Counsel

and with a copy to:

Covington & Burling LLP 1201 Pennsylvania Ave., N.W. Washington, D.C. 20004

Exhibit B-2 - 5

Attn: John A. Hurvitz

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given when delivered if personally delivered or on the Business Day after dispatch if sent by nationally-recognized overnight courier (with confirmation of delivery).

15.	If any one or more of the provisions of this Assumption Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Assumption Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall use their best efforts in good faith to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Assumption Agreement may be realized.

16.	Ambiguities, if any, in this Assumption Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

17.	Any delay in enforcing a Party’s rights under this Assumption Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Assumption Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

[Signature Page Follows]

Exhibit B-2 - 6

IN WITNESS THEREOF, the Parties have executed this Assumption Agreement as of the Effective Date.

AMYLIN PHARMACEUTICALS, INC.

By:
Name:
Title:

[COMPANY]

By:
Name:
Title:

Exhibit B-2 - 7

EXHIBIT C

FORM OF PROMISSORY NOTE

Exhibit C

EXECUTION VERSION

THIS SECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO AMYLIN THAT SUCH REGISTRATION AND/OR COMPLIANCE IS NOT REQUIRED UNDER THE SECURITIES ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

AMYLIN PHARMACEUTICALS, INC.

SECURED PROMISSORY NOTE

$1,200,000,000.00	November 7, 2011

Amylin Pharmaceuticals, Inc., a Delaware corporation (“Amylin”), promises to pay to the order of Eli Lilly and Company, an Indiana corporation (“Lilly”), the principal sum of ONE BILLION TWO HUNDRED MILLION DOLLARS ($1,200,000,000) (the “Principal Amount”), plus the Interest Amount (as defined below) from time to time accrued and unpaid thereon (the Interest Amount, together with the Principal Amount and any other amounts payable by Amylin to Lilly under this Secured Promissory Note (this “Note”) pursuant to Section 2.4(b), as the foregoing amounts are subject to reductions pursuant to Sections 2.2 and 2.5, collectively, the “Obligations”), subject to and in accordance with the provisions of this Note. This instrument is the “Note” referred to as Exhibit B and as defined in the Settlement and Termination Agreement (as defined below).

During the Term (as defined below), interest on the Obligations (other than obligations in respect of amounts payable by Amylin to Lilly under this Note or any of the other Note Documents pursuant to Section 2.4(b)) from time to time outstanding (the “Interest Amount”) shall accrue and compound as follows: (a) on December 31, 2011, with respect to the period commencing on December 1, 2011 through and including December 31, 2011, interest shall accrue on the Principal Amount in an amount equal to 0.75915343% of the Principal Amount outstanding on December 31, 2011 and such accrued Interest Amount shall be added to the then outstanding principal balance of the Obligations on such date; and (b) on the last day of each Calendar Quarter (as defined below) thereafter (commencing with the Calendar Quarter ending March 31, 2012), interest on the Obligations (other than obligations in respect of amounts payable by Amylin to Lilly under this Note or any of the other Note Documents pursuant to Section 2.4(b)) shall accrue and compound in an amount equal to two and two hundred ninety-five thousands percent (2.295%) of such Obligations outstanding on such last day of such Calendar Quarter and such accrued Interest Amount shall be added to the then outstanding principal balance of the Obligations on such date; provided, that the interest

Exhibit C - 1

payable hereunder shall be subject to reduction and reinstatement pursuant to and in accordance with Section 4.6 of the Settlement and Termination Agreement and past due amounts shall incur interest at the default rate set forth in Section 2.3(c). For the avoidance of doubt, any Interest Amount shall not be paid in cash but shall instead be added to the then outstanding balance of the Obligations and shall itself bear interest in accordance with the terms hereof.

The Obligations shall be guaranteed in accordance with Section 6.4 and secured pursuant to the Security Documents (as defined below). Reference is hereby made to the Note Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of Lilly in respect thereof.

Subject to Section 2.5, all unpaid Obligations shall be due and payable on the earlier of: (a) December 31, 2036 (the “Maturity Date”) or (b) following an Event of Default (as defined below), the date on which such amounts are declared by Lilly to be or automatically become due and payable pursuant to Section 8.1(a). Subject to Section 2.5, all Obligations remaining unpaid on the Maturity Date shall be paid in full on the Maturity Date.

In addition to the foregoing, the following is a statement of the rights and obligations of the Parties hereunder, and to which the Parties agree (intending to be legally bound hereby):

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1.	Definitions. In this Note, the following terms shall have the following meanings:

“Affiliate” means any Person that directly (or indirectly through one or more intermediaries) controls, is controlled by, or is under common control with a Party. For purposes of this definition only, the terms “controls,” “controlled,” and “control” mean (i) the direct or indirect ability or power to direct or cause the direction of the management and policies of an entity or otherwise direct the affairs of such entity, whether through ownership of equity, voting securities, or beneficial interest, by contract, or otherwise; or (ii) the ownership, directly or indirectly, of at least 50% of the voting securities (or other comparable ownership interest for an entity other than a corporation) of a Party.

“Amylin Parties” means Amylin and, if any shall from time to time exist, the Guarantors.

“Amylin Patents” has the meaning set forth in the Security Agreement.

“Business Day” means any day, other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.

Exhibit C - 2

“Byetta Agreements” has the meaning set forth in the Security Agreement.

“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“Collateral” has the meaning set forth in the Security Agreement.

“Copyrights” has the meaning set forth in the Security Agreement.

“Effective Date” means the date of this Note.

“Event of Default” means only those conditions or events listed in Section 7.1 of this Note.

“GAAP” means the generally accepted accounting principles in the United States.

“Governmental Authority” means any court, tribunal, arbitrator, agency, commission, official or other instrumentality of any federal, state or other political subdivision, or supranational body, domestic or foreign.

“Grantor” has the meaning set forth in the Security Agreement.

“Guarantee Agreement” shall mean each guarantee agreement entered into by any Guarantor in favor of Lilly pursuant to Section 6.4, substantially in the form attached hereto as Exhibit A, as the same may be amended, modified, supplemented or restated from time to time.

“Guarantors” means each Affiliate of Amylin that is required to and has guaranteed the Obligations pursuant to Section 6.4.

“License Agreements” has the meaning set forth in the Security Agreement.

“Liens” has the meaning set forth in the Security Agreement.

“Mandatory Payments” shall mean payments that Amylin is required to make pursuant to Sections 4.4(a) and 4.4(b) of the Settlement and Termination Agreement, subject to the terms and conditions set forth in Article IV of the Settlement and Termination Agreement (which payments, for clarity, may be subject to reduction or termination in accordance with the provisions of Section 4.5 and 4.6 of the Settlement and Termination Agreement).

“Material Adverse Effect” means a material adverse effect upon: (a) the ability of Amylin to perform its payment obligations under the Note Documents, or (b) the ability of Lilly to enforce the Obligations.

“Monetization” shall have the meaning set forth in the Settlement and Termination Agreement.

Exhibit C - 3

“Note Documents” means collectively, this Note, the Guarantee Agreements, and the Security Documents, as such documents may be amended, modified, supplemented or restated from time to time. For clarity, the Note Documents do not include the Settlement and Termination Agreement.

“Other Default” means (i) any failure by any Amylin Party or any Grantor to perform or observe any material covenant or material agreement contained in this Note or any other Note Document and, to the extent capable of cure, such failure continues for thirty (30) days after the date on which Lilly gives Amylin notice thereof (if not capable of cure, the Other Default shall occur immediately upon the failure) or (ii) any representation or warranty made by any Amylin Party or Grantor in this Note or any other Note Document shall fail to be true and correct in any material respect when made. Notwithstanding anything to the contrary, Other Defaults shall exclude all Events of Default.

“Other Material Indebtedness” means any indebtedness (including guarantees) of Amylin for borrowed money other than the Obligations, to the extent the aggregate amount outstanding, together with all unfunded amounts committed in connection therewith, exceeds $30,000,000.

“Patent” has the meaning set forth in the Security Agreement.

“Parties” means, collectively, Amylin and Lilly, each a “Party”.

“Permitted Liens” has the meaning set forth in the Security Agreement.

“Person” means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any Governmental Authority or any other entity or organization.

“SEC” means the United States Securities and Exchange Commission.

“Secured Obligations” has the meaning set forth in the Security Agreement.

“Security Agreement” means that certain Security Agreement, dated as of the Effective Date, executed by Amylin and any other Amylin Parties party thereto in favor of Lilly, as the same may be supplemented by any joinder thereto pursuant to Section 6.4, as the same may be amended, modified, supplemented or restated from time to time.

“Security Documents” means collectively, the Security Agreement, any patent security agreements, copyright security agreements, trademark security agreements, other security agreements and similar agreements delivered to Lilly pursuant to or in connection with this Note or the Security Agreement, as such documents may be amended, modified, supplemented or restated from time to time.

“Settlement and Termination Agreement” means that certain Settlement and Termination Agreement, dated as of the Effective Date, by and between Amylin and Lilly, as the same may be amended, modified, supplemented or restated from time to time.

Exhibit C - 4

“Specified Collateral” means, collectively:

(a) all Amylin Patents as of the Effective Date (with the exception of the jointly owned Patents identified on Schedule 4.3(C) of the Security Agreement);

(b) all Trademarks set forth on Schedule 4.3(E) of the Security Agreement as of the Effective Date; and

(c) all US Regulatory Approvals (as defined in the Security Agreement) existing as of the Effective Date from the United States Food and Drug Administration for any Product (as defined in the Security Agreement).

“Term” means the period from the Effective Date until the earliest of (i) the date on which all outstanding Obligations have been repaid in full, (ii) the Maturity Date and (iii) the date on which this Note is otherwise terminated in accordance with Section 2.5 hereof.

“Total Revenue Sharing Obligation” has the meaning set forth in the Settlement and Termination Agreement.

“Trademark” has the meaning set forth in the Security Agreement.

“Transfer Trigger Event” has the meaning set forth in the Settlement and Termination Agreement.

“UCC” has the meaning set forth in the Security Agreement.

“United States” or “US” shall mean the United States of America, including its territories and possessions.

1.2 Accounting Terms. All accounting terms not specifically defined in this Note shall be determined and construed in accordance with GAAP. References to “Dollars” or “$” shall mean the legal tender of the United States.

1.3 Singular and Plural. Where the context herein requires, the singular number shall be deemed to include the plural, the masculine gender shall include the feminine and neuter genders, and vice versa.

1.4 Elements of this Note. When a reference is made in this Note to the Articles, Sections, Exhibits or Schedules, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Note, unless otherwise indicated.

1.5 Interpretation. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as

Exhibit C - 5

“without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

ARTICLE II

PAYMENTS

2.1 Optional Prepayments. Amylin may at any time from time to time prepay the outstanding Obligations, in whole or in part, without premium or penalty.

2.2 Mandatory Payments. Amylin shall make all Mandatory Payments when and as required pursuant to Article IV of the Settlement and Termination Agreement. Such Mandatory Payments, to the extent paid, shall be applied to reduce the amount of the outstanding Obligations.

2.3 Payment Procedures; Late Payment Charges.

(a) Manner of Payment. All payments to be made by Amylin under this Note shall be made in US Dollars and shall be paid by bank wire transfer in immediately available funds to a bank account designated in writing from time to time by Lilly. Each payment shall reference this Note and identify the obligation under this Note that the payment is to satisfy.

(b) Exchange Rate. Amylin shall use its then current standard procedures and methodology, including its then current standard exchange rate methodology, for the translation of foreign currency amounts into US Dollars.

(c) Default Rate. All past due Obligations (including any past due Mandatory Payments) owed by Amylin to Lilly under this Note shall bear interest at a rate equal to thirteen and a half percent (13.5%) per annum. Notwithstanding anything to the contrary herein, in no event shall any interest rate payable hereunder exceed the maximum legal annual interest rate.

(d) No Set-Off. Except as expressly otherwise contemplated by the terms of this Note or the other Note Documents, neither Party shall have any right to offset against any amounts otherwise payable by such Party to the other Party under this Note or the other Note Documents, to satisfy any amounts by which the first Party may be entitled to pursuant to this Note or such other Note Documents.

2.4 Other Payment Terms.

(a) Payments on Non-Business Day. In the event that any payment of any principal, interest, fees or any other amounts payable by Amylin under or pursuant to this Note or under any other Note Document shall become due on any day which is not a Business Day, such due date shall be extended to the next succeeding Business Day.

Exhibit C - 6

(b) Collection Costs. Amylin shall reimburse Lilly for the reasonable and documented out-of-pocket costs and expenses (including the reasonable fees and expenses of Lilly’s agents and counsel) of any sale, collection or enforcement efforts, or other realization on the Collateral incurred by Lilly in connection with the exercise of any right or remedy against any Amylin Party under the Note Documents (including the enforcement by Lilly of its rights in any bankruptcy or insolvency proceeding), all in accordance with the terms hereof or thereof; provided that in the event of a good faith dispute of any such costs and expenses due pursuant to this Section 2.4(b), any disputed amounts shall not be deemed to be due hereunder until forty-five (45) days after final resolution of a dispute.

(c) Audit. In connection with the exercise by Lilly of its audit rights pursuant to and subject to the terms set forth in Section 4.9 (Lilly Audit Rights) of the Settlement and Termination Agreement, if (i) any report issued pursuant to such Section 4.9 indicates that Amylin has underpaid and such report is not disputed; or (ii) following final resolution of a dispute, it is determined that Amylin has underpaid, in either case ((i) or (ii)), Amylin shall remit to Lilly within forty-five (45) days after receipt of such report or final resolution of the dispute, as applicable, the amount of such underpayment with interest thereon in accordance with Section 2.3(c). Notwithstanding anything to the contrary in any Note Document or in the Settlement and Termination Agreement (except with respect to the computation of interest pursuant to Section 2.3(c) which shall accrue from the date the payment was originally due, irrespective of this sentence), any such underpaid amounts that are not disputed or such amounts as are determined to have been underpaid following final resolution of a dispute pursuant to the terms of Section 4.9 of the Settlement and Termination Agreement shall not be deemed to be due hereunder until forty-five (45) days after receipt of such report or final resolution of the dispute.

2.5 Termination of Note; Reduction of Obligations. This Note and the other Note Documents shall automatically terminate and be of no further force or effect (and for the avoidance of doubt, the Obligations shall be deemed to be fully discharged) upon the earlier of the payment in full of the Obligations and the termination of Amylin’s obligations under Section 4.3 and 4.4 of the Settlement and Termination Agreement pursuant to (and only pursuant to) the provisions of Section 4.5 or Section 4.6 of the Settlement and Termination Agreement. In addition, the Obligations (i) shall be reduced in a proportional amount of any reduction of Total Revenue Sharing Obligation pursuant to Section 4.6(b) of the Settlement and Termination Agreement, and (ii) shall be reinstated in a proportional amount of any reinstatement of Total Revenue Sharing Obligation pursuant to Section 4.6 of the Settlement and Termination Agreement.

ARTICLE III

CONDITIONS TO EFFECTIVENESS

3.1 Amylin shall provide to Lilly, on the Effective Date: (a) this Note, duly authorized, executed and delivered by Amylin, (b) the Security Agreement, duly authorized, executed and delivered by Amylin and Amylin Ohio LLC, (c) a written opinion of Amylin’s counsel, addressed to Lilly, in form and substance reasonably

Exhibit C - 7

acceptable to Lilly, with respect to the enforceability of the Note Documents and the validity and perfection of the security interest in the Collateral, (d) a Guarantee Agreement duly authorized, executed and delivered by Amylin Ohio LLC and (e) a patent security agreement, trademark security agreement and copyright security agreement, each substantially in the form attached as exhibits to the Security Agreement, duly authorized, executed and delivered by Amylin.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF AMYLIN

Amylin hereby represents and warrants to Lilly as of the Effective Date that:

4.1 Organization, Good Standing and Qualification. Each Amylin Party is a corporation or limited liability company, as applicable, duly incorporated or formed, as applicable, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or other organizational power and authority to carry on its business. Each Amylin Party is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license (to the extent the concept of good standing is applicable to such Amylin Party under the laws of such jurisdiction), except to the extent that failure so to qualify would not reasonably be expected to have a Material Adverse Effect.

4.2 Authorization; Due Execution. Each Amylin Party has the requisite corporate or other organizational power and authority to enter into each of the Note Documents to which it is a party and to perform its obligations under the terms of each of the Note Documents to which it is a party. All corporate or other organizational action on the part of each Amylin Party, its respective officers, directors, stockholders, managers or members, as applicable, necessary for the authorization, execution, delivery and performance of each of the Note Documents to which such Amylin Party is a party has been taken. Each of the Note Documents has been duly authorized, executed and delivered by each Amylin Party party thereto and, upon due execution and delivery by Lilly of the Note Documents to which it is a party, each of the Note Documents will be a valid and binding agreement of each Amylin Party party thereto, enforceable in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles.

4.3 No Defaults. There exists no default under the provisions of any instrument or agreement evidencing, governing or otherwise relating to any Other Material Indebtedness that would reasonably be expected to have a material adverse effect upon any Amylin Party’s ability to perform its obligations under any of the Note Documents to which such Amylin Party is a party or the validity or enforceability of, or Lilly’s rights and remedies under, this Note or any of the other Note Documents.

Exhibit C - 8

4.4 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of any Amylin Party is required in connection with the consummation of the transactions contemplated by the Note Documents to which such Amylin Party is a party, except for (a) approvals, consents, qualifications, designations, or filings previously made, obtained, given or taken by such Amylin Party, (b) filings and recordings necessary to perfect and continue the Liens on the Collateral granted by the Grantors in favor of Lilly and (c) recording of the transfer of registrations and applications for Copyrights, Patents and Trademarks (each, term as defined in the Security Agreement) upon foreclosure.

4.5 No Conflict. Each Amylin Party’s execution, delivery and performance of each of the Note Documents to which such Amylin Party is a party do not violate any provision of such Amylin Party’s Certificate of Incorporation, Certificate of Formation Bylaws or Limited Liability Company Agreement, as applicable, each as amended as of the Effective Date (copies of which have been filed with Amylin’s SEC filings, in the case of Amylin, or provided to Lilly on the Effective Date in the case of Amylin Ohio LLC), any material agreement to which such Amylin Party is a party or by which it is bound, any provision of any order, writ, judgment, injunction, decree, determination or award to which such Amylin Party is a party or by which it is bound, or, to Amylin’s knowledge, any law, rule or regulation currently in effect having applicability to any Amylin Party, in each case to the extent such violation could reasonably be expected to result in a Material Adverse Effect.

4.6 Payment of Taxes. Each Amylin Party has filed all tax returns which were required to be filed by it prior to and as of the date of this Note. Each Amylin Party has paid all taxes and assessments which to Amylin’s knowledge are payable by it, to the extent that the same have become due and payable and before they became delinquent, except for any taxes or assessments that are being contested in good faith by appropriate proceedings properly instituted and diligently conducted. No Amylin Party has been informed in writing of any proposed material tax assessment against it or any of its properties for which adequate provision has not been made on its books.

4.7 Collateral. The Amylin Parties (and none of their other Affiliates) own all Specified Collateral, and Amylin is the contractual counterparty to the supplier under all of the Byetta Agreements described in clauses (i) through (v) of the definition of Byetta Agreements, in each case with respect to Specified Collateral and such Byetta Agreements, subject to Permitted Liens, and to the knowledge of Amylin, each of such Byetta Agreements is a valid and binding obligation of Amylin and of the counterparty to each of such Byetta Agreements.

4.8 Survival. All representations and warranties made by any Amylin Party under or in connection with any of the Note Documents shall survive the Effective Date, notwithstanding any investigation made by Lilly or on Lilly’s behalf.

Exhibit C - 9

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF LILLY

Lilly hereby represents and warrants to Amylin as of the Effective Date that:

5.1 Authorization; Due Execution. Lilly has the requisite corporate power and authority to enter into this Note and the other Note Documents to which it is a party and to perform its obligations under the terms of this Note and such Note Documents. All corporate action on the part of Lilly, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Note and the Note Documents to which it is a party have been taken. This Note and each other Note Document to which Lilly is a party has been duly authorized, executed and delivered by Lilly, and, upon due execution and delivery by Amylin, this Note and each such other Note Document will be a valid and binding agreement of Lilly, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles.

5.2 Purchase Entirely for Own Account. This Note is given to Lilly in reliance upon Lilly’s representation to Amylin, which by Lilly’s execution of this Note it hereby confirms, that this Note will be acquired for investment for Lilly’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Lilly has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Note, Lilly further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or to any other Person other than its Affiliates, with respect to this Note.

5.3 Disclosure of Information. Lilly has received all the information that it has requested and that it considers necessary or appropriate for deciding whether to enter into this Note. Lilly further represents that it has had an opportunity to ask questions and receive answers from Amylin regarding the terms and conditions of the offering of the Note.

5.4 Investment Experience. Lilly is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in this Note. Lilly also represents it has not been organized solely for the purpose of acquiring this Note.

5.5 Accredited Investor. Lilly is an “accredited investor” as such term is defined in Rule 501 of the General Rules and Regulations prescribed by the SEC pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).

Exhibit C - 10

5.6 Restricted Securities. Lilly understands that (a) this Note has not been registered under the Securities Act by reason of a specific exemption therefrom, that such securities must be held by it indefinitely and that Lilly must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration; and (b) Amylin will instruct any transfer agent not to register the transfer of this Note (or any portion thereof) unless the conditions specified in the legend set forth on the first page of this Note are satisfied, until such time as a transfer is made in compliance with the Securities Act and this Note.

ARTICLE VI

COVENANTS

Amylin covenants and agrees that, during the Term, it will:

6.1 Governmental and Other Approvals. Apply for, obtain and maintain in effect, as applicable, or cause to be applied for, obtained and maintained in effect, all material authorizations, consents, approvals, governmental or regulatory licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and performance by any Amylin Party of the Note Documents to which such Amylin Party is a party and the transactions consummated or to be consummated hereunder or thereunder.

6.2 Compliance with Laws. Comply, and cause each other Amylin Party to comply, in all material respects with all laws, rules and regulations applicable to any Amylin Party, except where failure to comply with any of the foregoing could not reasonably be expected to result in a Material Adverse Effect.

6.3 Payment of Taxes. Pay and discharge, or cause to be paid and discharged, (a) all taxes, assessments and governmental charges or levies imposed upon any Amylin Party or its income or property prior to the date on which penalties attach thereto and (b) all lawful claims and debts which, if unpaid, are reasonably anticipated to become a lien upon any of its property; provided that no Amylin Party shall be required to pay any such tax, assessment, charge, levy, claim or debt for which it has obtained a bond or insurance, or for which it has established a reserve, if the payment thereof is being contested in good faith and by appropriate proceedings which are being reasonably and diligently pursued.

6.4 Collateral and Guarantee Matters. Notify Lilly promptly (and in any event within fifteen (15) days) if any Affiliate that is not currently an Amylin Party has ownership of or title to any Collateral and, within fifteen (15) days after the delivery of such notice, cause any such Affiliate to execute and deliver (a) the Guarantee Agreement or a joinder thereto in form and substance reasonably satisfactory to Lilly, and (b) the Security Agreement or a joinder thereto in form and substance reasonably satisfactory to Lilly; provided, however, that in the case of any Affiliate that is a foreign corporation that has ownership of or title to any Collateral, such Affiliate shall not execute and deliver the documents described in clauses (a) and (b) above, but rather, Amylin shall pledge to Lilly

Exhibit C - 11

sixty-five percent (65%) of the total combined voting stock of such Affiliate on terms reasonably acceptable to Lilly.

ARTICLE VII

EVENTS OF DEFAULT

7.1 Events of Default. The occurrence or existence of any of the following conditions or events shall constitute an “Event of Default” hereunder:

(a) Failure to Pay.

(i) Amylin shall fail to pay (x) any Mandatory Payments as and when due under the Settlement and Termination Agreement, and such failure shall not have been cured within ten (10) Business Days after written notice thereof is provided by Lilly to Amylin, or (y) any other Obligations due to Lilly under this Note, as and when due pursuant to the terms hereof, and such failure shall not have been cured within thirty (30) days after written notice thereof is provided by Lilly to Amylin.

(ii) Amylin shall fail to pay any outstanding Obligations on the Maturity Date.

(b) Insolvency; Bankruptcy. If (i) any Amylin Party becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they mature, or applies for, consents to, or acquiesces in the appointment of a trustee, receiver, liquidator, conservator or other custodian for itself, or a substantial part of its property, or makes a general assignment for the benefit of creditors; (ii) any Amylin Party files a voluntary petition in bankruptcy or a trustee, receiver, liquidator, conservator or other custodian is appointed for Amylin or for a substantial part of its property; (iii) any bankruptcy, reorganization, debt arrangement, or other proceedings under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against any Amylin Party, and the same is consented to or acquiesced by any Amylin Party, or otherwise remains undismissed for sixty (60) days; or (iv) any warrant of attachment is issued against any substantial part of the property of any Amylin Party which is not released within thirty (30) days of service thereof.

(c) Representations and Warranties. Any representation or warranty made by any Amylin Party in Section 4.2 or Section 4.7 shall fail to be true and correct in any material respect when made.

(d) Breach of Assignment Provisions. (i) Any assignment or other transfer made by any Amylin Party in breach of Section 10.5 of this Note, Section 10.5 of the Security Agreement or Section 13.16 of the Settlement and Termination Agreement or (ii) in connection with any Transfer Trigger Event, any breach by Amylin of Section 13.17 of the Settlement and Termination Agreement.

Exhibit C - 12

ARTICLE VIII

LILLY’S RIGHTS AND REMEDIES

8.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Lilly may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Amylin:

(a) Declare all Obligations immediately due and payable (provided, that upon the occurrence of an Event of Default described in Sections 7.1(b) all Obligations shall become immediately due and payable without any action by Lilly); and

(b) Take any permitted actions pursuant to and in accordance with the Security Documents in connection with the occurrence and continuation of an Event of Default.

8.2 Waiver of Defaults. No Event of Default shall be waived by Lilly except in a written instrument specifying the scope and terms of such waiver and signed by an authorized officer of Lilly, and such waiver shall be effective only for the specific times and purposes given. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of Lilly’s rights. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of Lilly in enforcing any of Lilly’s rights or remedies hereunder or under any of the other Note Documents shall constitute a waiver of any of its rights or remedies.

8.3 Remedies Cumulative. Except as expressly provided herein or in the other Note Documents, Lilly’s rights and remedies under this Note, the Note Documents, and all other agreements shall be cumulative. Except to the extent set forth in Section 10.8, Lilly shall have all other rights and remedies not expressly set forth herein as provided under applicable law, or in equity. No exercise by Lilly of one right or remedy shall be deemed an election. No waiver by Lilly of any Event of Default on Amylin’s part shall be deemed a continuing waiver. No delay by Lilly shall constitute a waiver, election, or acquiescence by it. No waiver by Lilly shall be effective unless made in a written document signed on behalf of Lilly and then shall be effective only in the specific instance and for the specific purpose for which it was given.

8.4 Waiver. Amylin waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Lilly on which Amylin may in any way be liable.

ARTICLE IX

[RESERVED]

Exhibit C - 13

ARTICLE X

MISCELLANEOUS

10.1 Entire Agreement; Amendment. This Note and the other Note Documents are being executed and delivered in connection with the execution and delivery of the Settlement and Termination Agreement. This Note and the other Note Documents set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior and contemporaneous agreements and understandings between the Parties, whether oral or written, with respect to the subject matter hereof. No subsequent alteration, amendment, change or addition to this Note shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

10.2 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Note, and each of the other Note Documents, shall be construed in accordance with, and governed by, the laws of the State of New York, without giving effect to any conflicts of laws principles that might otherwise refer construction or interpretation of this Note to the substantive law of another jurisdiction.

(b) Notwithstanding Section 13.12 (Dispute Resolution) of the Settlement and Termination Agreement, all actions, claims, suits or proceedings (“Actions”) arising out of or relating to this Note or any other Note Document shall be heard and determined exclusively in the United States District Court for the Southern District of New York, or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York County, and any appellate court from any thereof; provided, that any Action with respect to Amylin’s compliance with the provisions set forth in Section 2.2 hereof shall be heard and determined in accordance with the provision set forth in Section 13.12 of the Settlement and Termination Agreement. Consistent with (and subject to the proviso set forth in) the preceding sentence, the Parties hereby (i) submit to the exclusive jurisdiction of any such courts for the purpose of any Action arising out of or relating to this Note or any such Note Document brought by either Party and (ii) irrevocably waive, to the fullest extent permitted by applicable law, and agree not to assert as a defense, counterclaim or otherwise, in any such Action, any objection that it may now or hereafter have to the laying of the venue of any such Action brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each Party agrees that notice or the service of process in any Action arising out of or relating to this Note or any such Note Document shall be properly served or delivered if delivered in the manner provided for notices by Section 10.4 of this Note.

(c) EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BETWEEN THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN

Exhibit C - 14

CONNECTION WITH THIS NOTE OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY OR PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY OR PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS NOTE AND THE TRANSACTIONS CONTEMPLATED BY THIS NOTE, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.2.

10.3 Certain Provisions of Settlement and Termination Agreement. The following provisions of the Settlement and Termination Agreement shall be incorporated by reference herein, mutatis mutandis, as if set forth at length in this Note: Section 13.15 (No Strict Construction), Section 13.18 (Counterparts), Section 13.20 (Severability), Section 13.21 (Ambiguities) and Section 13.22 (Headings).

10.4 Notices. All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier (with confirmation of delivery) addressed as follows:

If to Amylin, to:

Amylin Pharmaceuticals, Inc.
9360 Towne Centre Drive
San Diego, California 92121
Attention: Chairman and Chief Executive Officer

with a copy to:	Amylin Pharmaceuticals, Inc.
9360 Towne Centre Drive
San Diego, California 92121
Attention: General Counsel

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention: Nancy Lieberman

if to Lilly, to:	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, IN 46285
Attention: General Counsel

with a copy to:	Covington & Burling LLP
1201 Pennsylvania Ave., N.W.
Washington, D.C. 20004
Attention: John A. Hurvitz

Exhibit C - 15

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given when delivered if personally delivered or on the Business Day after dispatch if sent by nationally-recognized overnight courier (with confirmation of delivery).

10.5 Assignment. This Note and the other Note Documents and the rights and obligations of the Parties hereunder and thereunder will inure to the benefit and be binding upon each Party, its successors and permitted assigns. No Amylin Party may assign or otherwise transfer this Note or any other Note Documents to which such Amylin Party is a party or any right or obligation hereunder or thereunder without the prior written consent of Lilly (such consent not to be unreasonably conditioned, withheld or delayed), provided that any Transfer Trigger Event shall be subject to the terms of, and consummated in compliance with, the provisions set forth in Section 13.16 and Section 13.17 of the Settlement and Termination Agreement. Lilly may not assign or otherwise transfer this Note or any other Note Document or any right or obligation hereunder or thereunder without the prior written consent of Amylin (such consent not to be unreasonably conditioned, withheld or delayed); provided, that Lilly may, without any Amylin Party’s consent, assign or otherwise transfer this Note and the other Note Documents and its rights and obligations hereunder and thereunder (a) to an Affiliate of Lilly; (b) in connection with the transfer or sale of all or substantially all of Lilly’s assets, or in the event of Lilly’s merger or consolidation or change in control or similar transaction; or (c) in connection with a Monetization by Lilly. Notwithstanding the foregoing, no assignment or transfer of this Note may be made in violation of the restrictive legend set forth on the face of this Note. Any attempted assignment not in accordance with this Section 10.5 will be void.

10.6 No Waiver. Any delay in enforcing a Party’s rights under this Note or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Note, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time. All rights and remedies existing under this Note and the other Note Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.7 Surrender of Note. Promptly following the irrevocable payment in full of the Obligations or termination of this Note in accordance with its terms, as applicable, Lilly shall surrender this Note marked “Cancelled or Paid in Full.”

10.8 Remedies for Other Defaults; Limited Recourse. Notwithstanding anything to the contrary contained in this Note or any other Note Document, the parties hereto agree that:

(a) Lilly shall be permitted to exercise rights and remedies against any Amylin Party or any Grantor for such Person’s failure to perform or observe any covenant

Exhibit C - 16

or agreement under this Note or any other Note Document or for any inaccuracy of any representation or warranty made by such Person under this Note or under any other Note Document if and only if an Other Default or Event of Default has occurred and is continuing.

(b) Upon the occurrence and during the continuance of an Other Default, Lilly shall have all rights and remedies provided under applicable law or in equity.

(c) No Amylin Party or Grantor shall be liable under this Note, any other Note Document, the Settlement and Termination Agreement or any other Ancillary Agreements for any indirect, incidental, consequential, special or punitive damages (including, without limitation, damages for loss of profits or loss of business opportunities) arising out of this Note, any other Note Document, the Settlement and Termination Agreement or any other Ancillary Agreements, in each case whether or not caused by or resulting from the activities of such Person, the occurrence of any Event of Default, the occurrence of any Other Default or any other breach of, default by or other failure of such Person under this Note, any other Note Document, the Settlement and Termination Agreement or any other Ancillary Agreements and, in any such case, regardless of whether such Person has been advised of the possibility of any such damage.

(d) Upon the breach of, default by or other failure of any Amylin Party or any Grantor under this Note or any other Note Document, other than upon the occurrence or existence of, and during the continuation of, an Event of Default, Lilly shall have no right to exercise remedies pursuant to the Security Agreement (for clarity, upon an Other Default, Lilly shall have the rights set forth in Section 10.8(b) above).

(e) The sole recourse of Lilly in respect of the Secured Obligations hereunder or under any other Note Document shall be to the Collateral under the Security Documents, and Lilly agrees that it shall not seek to enforce any monetary judgment with respect to the Secured Obligations hereunder or under any other Note Document other than against the Collateral; provided that, notwithstanding the foregoing: (i) Lilly shall have the rights described in Section 10.8(b) with respect to any Other Default; and (ii) Lilly shall not be limited in seeking recourse against any Amylin Party, or any Amylin Party’s assets (whether pledged pursuant to the Security Agreement or otherwise) for any breach by Amylin of the Settlement and Termination Agreement or with respect to any indemnification obligations or other amounts owing by any Amylin Party thereunder, including, without limitation, pursuant to the provisions of Article IV thereof (even if such obligations are referenced as Mandatory Payments herein).

(f) Lilly shall be permitted to declare all Obligations immediately due and payable if and only if an Event of Default has occurred and is continuing at the time of such declaration.

10.9 Schedules, Exhibits and Attachments. All schedules, exhibits and attachments referred to herein are intended to be and hereby are specifically made part of this Note.

Exhibit C - 17

However, if there is a conflict between a term or condition of such schedules, exhibits and attachments and this Note, the terms and conditions of this Note shall prevail.

[Signature page follows]

Exhibit C - 18

IN WITNESS WHEREOF, Amylin has caused this Note to be issued as of the date first above written.

AMYLIN PHARMACEUTICALS, INC.

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

ELI LILLY AND COMPANY

By:
Name:
Title:

[Signature Page – Secured Promissory Note]

EXHIBIT A

FORM OF GUARANTEE AGREEMENT

(See Attached.)

EXHIBIT D

FORM OF SECURITY AGREEMENT

Exhibit D

EXECUTION VERSION

SECURITY AGREEMENT

among

AMYLIN PHARMACEUTICALS, INC.,

AMYLIN OHIO LLC,

EACH OF THE OTHER GRANTORS PARTY HERETO

and

ELI LILLY AND COMPANY

November 7, 2011

i

ARTICLE VIII CONTINUING SECURITY INTEREST		23

ARTICLE IX STANDARD OF CARE; LILLY MAY PERFORM		23

ARTICLE X MISCELLANEOUS		23

10.1	Entire Agreement; Amendment	23
10.2	Governing Law; Jurisdiction; Waiver of Jury Trial	24
10.3	Certain Provisions of Settlement and Termination Agreement	24
10.4	Notices	24
10.5	Assignment	25
10.6	No Waiver	25
10.7	Schedules, Exhibits and Attachments	25

ii

SCHEDULE 4.1 — GENERAL INFORMATION

SCHEDULE 4.3 — INTELLECTUAL PROPERTY

EXHIBIT A – PLEDGE SUPPLEMENT

EXHIBIT B – TRADEMARK SECURITY AGREEMENT

EXHIBIT C – COPYRIGHT SECURITY AGREEMENT

EXHIBIT D – PATENT SECURITY AGREEMENT

EXHIBIT E – BYDUREON SUPPLY AGREEMENT TERM SHEET

iii

This SECURITY AGREEMENT (this “Agreement”), dated as of November 7, 2011 (the “Effective Date”), among Amylin Pharmaceuticals, Inc., a Delaware corporation (“Amylin”), Amylin Ohio LLC, a Delaware limited liability company (“Amylin Ohio”), and each of the other parties hereto, whether as an original signatory hereto or as an Additional Grantor (as herein defined), and Eli Lilly and Company, an Indiana corporation (“Lilly”). Each of the Grantors (as herein defined) and Lilly are sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, reference is made to that certain Settlement and Termination Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Settlement and Termination Agreement”), between Amylin and Lilly, pursuant to which, among other things, Amylin has given a Secured Promissory Note, dated as of the date hereof, in favor of Lilly in the initial principal amount of $1,200,000,000 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Note”);

WHEREAS, the Grantors are entering into this Agreement to secure Amylin’s obligations under the Note; and

NOW, THEREFORE, in consideration of the premises and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 General Definitions. In this Agreement, the following terms shall have the following meanings:

“Actions” has the meaning set forth in Section 10.2(b).

“Additional Grantors” shall have the meaning set forth in Section 5.2.

“Affiliates” has the meaning set forth in the Settlement and Termination Agreement; subject to Section 1.3.

“Agreement” has the meaning set forth in the preamble.

“Amylin” has the meaning set forth in the preamble.

“Amylin Know-How” means all Information that is owned by Amylin or any Affiliate of Amylin as of the Effective Date or hereafter that is necessary or reasonably useful for the Development, research, Manufacture, Commercialization, formulation, use, distribution, delivery or administration, or sale of Products, including without limitation its formulation and Manufacture and any Improvements; provided, that, “Amylin Know-How” does not include (i) any software, databases, information and proprietary materials (other than Product Inventory) used to install, interface, integrate, test, operate, maintain or modify any manufacturing or other equipment at Amylin Ohio’s manufacturing facility in Ohio (the “Ohio Facility”) and (ii) Amylin Patents or Neogenesis Patents, or know-how related to Neogenesis Patents.

“Amylin Net Sales Party” has the meaning set forth in the Settlement and Termination Agreement.

Exhibit E

“Amylin Parties” has the meaning set forth in the Note.

“Amylin Patents” means the Patents owned in whole or in part by Amylin or an Affiliate of Amylin (i) that exist as of the Effective Date that are necessary or reasonably useful for the making, having made, using, selling, offering to sell, importing, exporting or otherwise exploiting, including, without limitation, the Development, research, Manufacture, Commercialization, formulation, use, distribution, delivery or administration, of the Products, including, without limitation, those set forth on Schedule 4.3(C), (ii) that are filed after the Effective Date and are foreign counterparts of, or that claim priority to, any of the foregoing, and (iii) that are any reissues, substitutions, confirmations, validations, re-examination certificates, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing. For the avoidance of doubt, “Amylin Patents” shall not include any Neogenesis Patents.

“Ancillary Agreements” has the meaning set forth in the Settlement and Termination Agreement.

“Applicable Laws” has the meaning set forth in the Settlement and Termination Agreement.

“Bankruptcy Code” means the United States federal bankruptcy law in Title 11 of the United States Code.

“Business” means the research, Development, Manufacture, Commercialization, formulation, use, distribution, delivery or sale of the Products.

“Business Day” has the meaning set forth in the Settlement and Termination Agreement.

“Byetta Agreements” means the following:

(i) Commercial Supply Agreement for Exenatide, by and between Amylin Pharmaceuticals, Inc. and Bachem, Inc., dated as of December 23, 2003, as amended February 12, 2007, April 29, 2010 and September 20, 2010;

(ii) Exenatide Manufacturing Agreement, by and between Amylin Pharmaceuticals, Inc. and Mallinckrodt Inc., dated as of October 1, 2003, as amended January 1, 2006, February 12, 2007, January 1, 2008, January 8, 2010 and February 14, 2011;

(iii) Commercial Supply Agreement, by and between Amylin Pharmaceuticals, Inc. and Baxter Pharmaceutical Solutions LLC, dated as of February 14, 2005, as amended December 8, 2008;

(iv) Amended and Restated Commercial Supply Agreement, by and between Amylin Pharmaceuticals, Inc. and Wockhardt UK (Holding) Ltd, dated as of April 1, 2008, as amended January 23, 2009 and November 1, 2010;

(v) Amended and Restated Device and Finished EQW Product Manufacturing Agreement, by and between Amylin Pharmaceuticals, Inc. and Eli Lilly and Company, dated as of July 1, 2003, as amended July 8, 2011; and

(vi) any replacement contracts or second source contracts for the supply to Amylin Pharmaceuticals, Inc. or any of its Affiliates of any (a) the active pharmaceutical ingredient for Byetta, or

Exhibit E

(b) cartridge fillers for Byetta, or (c) pen injector devices, or any replacement pen injector devices, for Byetta.

“Bydureon Supply Agreement” means that certain Supply Agreement between Amylin Pharmaceuticals, Inc. and Amylin Ohio LLC to be entered into within sixty (60) days after the Effective Date, containing terms and conditions in accordance with the Bydureon Supply Term Sheet attached hereto as Exhibit E and otherwise on terms reasonably acceptable to Lilly.

“Cash Proceeds” has the meaning assigned in Section 7.6.

“Collateral” has the meaning assigned in Section 2.1.

“Collateral Records” means books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary in the collection thereof or realization thereupon.

“Collateral Support” means all personal property assigned to secure any Collateral, or hypothecated or otherwise at any time securing any Collateral, and shall include any security agreement or other agreement granting a lien or security interest in such personal property with respect to the Business.

“Commercialization” has the meaning set forth in the Settlement and Termination Agreement.

“Copyright Licenses” means any and all agreements pertaining to the Business (whether now existing or hereafter entered into) wherein (i) Grantor grants any right in or to Copyrights and (ii) the counterparty to such agreement recognizes or in the future may recognize revenues from or compensation with respect to the sale of Products in connection with such agreement, including each agreement identified in Schedule 4.3(B) (as such schedule may be amended or supplemented from time to time), but excluding in each case any agreement that constitutes, or the entering into of which triggers, a Transfer Trigger Event if (and only if) Amylin complies with Sections 13.16 and 13.17 of the Settlement and Termination Agreement in connection with such Transfer Trigger Event.

“Copyrights” means all United States and foreign copyrights, including European Community designs and copyrights in software and databases, whether registered or unregistered, whether now existing or hereafter arising, that are included in the Amylin Know-How and with respect to any and all of the foregoing: (i) all registrations and applications therefor including the registrations and applications identified in Schedule 4.3(A) (as such schedule may be amended or supplemented from time to time), (ii) all extensions and renewals thereof, (iii) all rights corresponding thereto throughout the world, and (iv) all rights to sue for past, present and future infringements thereof, in each case (i) to (iv) pertaining to the Business; provided that, “Copyrights” shall not include any copyright in any logo or design that is used in combination with any Trademark that includes or is confusingly similar to “AMYLIN”.

“Development” has the meaning set forth in the Settlement and Termination Agreement.

“Eng License” means that certain Patent and Technology License Agreement, effective as of October 1, 1996, by and between Dr. John Eng and Amylin Pharmaceuticals, Inc., together with the letter dated August 25, 1998 from Amylin Pharmaceuticals, Inc. to Dr. John Eng, as amended, modified or restated from time to time.

Exhibit E

“Event of Default” means any “Event of Default” as such term is defined in the Note.

“FDA” has the meaning set forth in Section 4.3(b)(iii).

“GAAP” has the meaning set forth in the Note.

“Governmental Authority” has the meaning set forth in the Settlement and Termination Agreement.

“Grantor” means each of Amylin and each other party hereto, whether as an original signatory hereto or as an Additional Grantor, other than Lilly.

“Improvement” has the meaning set forth in the Settlement and Termination Agreement.

“Information” has the meaning set forth in the Settlement and Termination Agreement.

“Intellectual Property” shall mean, collectively, the Copyrights, the Amylin Patents, the Trademarks, the Trade Secrets and the License Agreements.

“License Agreements” means the Patent Licenses, the Trademark Licenses, the Copyright Licenses, the Trade Secret Licenses and any other agreements pertaining in whole or material part to the Business pursuant to which a Grantor grants a license or other rights to a third party (including, without limitation any Amylin Net Sales Party) to Commercialize or otherwise exploit the Products, or the Intellectual Property (or to Commercialize or otherwise exploit any Grantor’s rights under the Eng License) in connection with the Products, and pursuant to which the counterparty to such agreement recognizes or in the future may recognize revenues from or compensation with respect to the sale of Products pursuant to such agreement, to which any Grantor is a party as of the date hereof or to which any Grantor becomes a party after the date hereof, as each such agreement may be amended, supplemented, restated or otherwise modified from time to time; provided, that “License Agreements” does not include (i) any agreements pertaining to other products, services or technology (including any technology, such as suspension technology, that is also used in any Product, but not with respect to any Product) and not pertaining to the Products or (ii) any agreement that constitutes, or the entering into of which triggers, a Transfer Trigger Event if (and only if) Amylin complies with Sections 13.16 and 13.17 of the Settlement and Termination Agreement in connection with such Transfer Trigger Event.

“License Agreement Accounts and Receivables” means all rights to payment and accounts, as such term is defined in the UCC, arising pursuant to any License Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment (as security), deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest, or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever having substantially the same economic effect as any of the foregoing (including, without limitation, any conditional sale or other title retention agreement and any capital lease). For the avoidance of doubt, “Lien” shall not include any licenses or rights granted pursuant to Sections 2.3 and 2.4.

“Lilly” has the meaning set forth in the preamble.

“Lockbox Account” shall mean any deposit account into which a counterparty to a License Agreement is required to make payments pursuant to Section 13.28(b) of the Settlement and Termination Agreement.

Exhibit E

“Manufacture” has the meaning set forth in the Settlement and Termination Agreement.

“Neogenesis Patents” has the meaning set forth in the Settlement and Termination Agreement.

“Note” has the meaning set forth in the recitals.

“Note Documents” has the meaning set forth in the Note.

“Obligations” means the “Obligations” as such term is defined in the Note.

“Other Default” has the meaning set forth in the Note.

“Patent Licenses” means all agreements pertaining in whole or material part to the Business (whether now existing or hereafter entered into) wherein (i) Grantor grants any right in or to Amylin Patents and (ii) the counterparty to such agreement recognizes or in the future may recognize revenues from or compensation with respect to the sale of Products in connection with such agreement, including each agreement identified in Schedule 4.3(D) (as such schedule may be amended or supplemented from time to time), but excluding in each case any agreement that constitutes, or the entering into of which triggers, a Transfer Trigger Event if (and only if) Amylin complies with Sections 13.16 and 13.17 of the Settlement and Termination Agreement in connection with such Transfer Trigger Event.

“Patents” means (i) patents and patent applications (including, without limitation, provisional applications and applications for certificates of invention); (ii) any patents issuing from such patent applications (including, without limitation, certificates of invention); (iii) all patents and patent applications that are foreign counterparts of, or that claim priority to, any of the foregoing; (iv) any reissues, substitutions, confirmations, validations, re-examination certificates, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (v) term extensions, supplementary protection certificates and other governmental action which provide exclusive rights with respect to any of the foregoing in (i)-(iv) to a product beyond the original patent expiration date.

“Permitted Liens” means:

(a) Liens imposed by law for taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained in accordance with GAAP on the books of Amylin or any of its Subsidiaries, as the case may be;

(b) Liens created pursuant to or arising under any Note Document;

(c) Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d) Liens that are contractual rights of set-off relating to agreements other than in connection with indebtedness entered into by any Grantor;

Exhibit E

(e) Liens of sellers of goods to any Grantor and any of their respective Subsidiaries arising under Article II of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(f) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(g) Liens arising out of a conditional sale, title retention, consignment or similar arrangement for the sale of goods entered into by the Amylin or any of its Subsidiaries in the ordinary course of business;

(h) Liens that are contractual rights of set-off (i) for all amounts due to the account bank in respect of its customary fees and expenses for the maintenance and operation of the designated accounts and other services provided with respect to such accounts, (ii) overdrafts and fees with respect thereto, and (iii) the face amount of any checks or other items which have been credited to the designated account but are subsequently unpaid because of uncollected or insufficient funds and other corrections or adjustments to such accounts or transactions therein; and

(i) Liens (i) of a collection bank arising under Section 4-208 or 4-210, as applicable, of the UCC or any similar law of any foreign jurisdiction on items in the course of collection, (ii) in favor of a banking or other financial institution arising as a matter of law or pursuant to the account agreement pursuant to which the designated account is opened, encumbering deposits or other funds maintained with a financial institution (including the right of set-off).

“Person” has the meaning set forth in the Settlement and Termination Agreement.

“Pledge Supplement” means any supplement to this Agreement in substantially the form of Exhibit A.

“Proceeds” means all “proceeds” as defined in Article 9 of the UCC.

“Product Inventory” has the meaning set forth in Section 2.1(h).

“Products” means, collectively, Exenatide, Exenatide Products and Other Exenatide Products (each, as defined in the Settlement and Termination Agreement).

“PTO” has the meaning set forth in Section 2.2.

“Record” means all “records” as defined in Article 9 of the UCC.

“Regulatory Approvals” has the meaning set forth in the Settlement and Termination Agreement.

“Regulatory Authority” has the meaning set forth in the Settlement and Termination Agreement.

“Regulatory Materials” has the meaning set forth in the Settlement and Termination Agreement.

“Retained IP Rights” means any of the rights granted pursuant to Section 2.4.

Exhibit E

“Secured Assets” has the meaning set forth in Section 2.1(h).

“Secured IP” has the meaning assigned in Section 2.1(d).

“Secured Obligations” has the meaning assigned in Section 3.1.

“Settlement and Termination Agreement” has the meaning set forth in the recitals.

“Subsidiary” means, with respect to Amylin, any corporation, partnership, joint venture, limited liability company, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by Amylin or one or more subsidiaries of Amylin or by Amylin and one or more subsidiaries of Amylin.

“Supporting Obligation” means all “supporting obligations” as defined in Article 9 of the UCC relating to the Business.

“Supply Agreements” means the Byetta Agreements and the Bydureon Supply Agreement.

“Trademark Licenses” means any and all agreements pertaining in whole or material part to the Business (whether now existing or hereafter entered into) wherein (i) Grantor grants any right in or to Trademark and (ii) the counterparty to such agreement recognizes or in the future may recognize revenues from or compensation with respect to the sale of Products in connection with such agreement, including, each agreement identified in Schedule 4.3(F) (as such schedule may be amended or supplemented from time to time), but excluding in each case any agreement that constitutes, or the entering into of which triggers, a Transfer Trigger Event if (and only if) Amylin complies with Sections 13.16 and 13.17 of the Settlement and Termination Agreement in connection with such Transfer Trigger Event.

“Trademarks” means all United States, state and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, internet domain names, trade styles, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing, in each case whether now existing or hereafter arising, and in each case pertaining solely to the Business (but in no event including any Trademark that includes or is confusingly similar to “AMYLIN”), including (i) in any event, the registrations and applications referred to in Schedule 4.3(E) (as such schedule may be amended or supplemented from time to time), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by the foregoing, and (iv) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, in each case (i)-(iv) pertaining to the Business.

“Trade Secret Licenses” means any and all agreements pertaining in whole or material part to the Business (whether now existing or hereafter entered into) wherein (i) Grantor grants any right in or to Trade Secrets and (ii) the counterparty to such agreement recognizes or in the future may recognize revenues from or compensation with respect to the sale of Products in connection with such agreement, including each agreement included in Schedule 4.3(G) (as such schedule may be amended or supplemented from time to time), but excluding in each case any agreement that constitutes, or the entering into of which triggers, a Transfer Trigger Event if (and only if) Amylin complies with Sections

Exhibit E

13.16 and 13.17 of the Settlement and Termination Agreement in connection with such Transfer Trigger Event.

“Trade Secrets” means all trade secrets and all other confidential or proprietary information and know-how included in the Amylin Know-How, whether or not such Trade Secret has been reduced to a writing or other tangible form, whether now existing or hereafter arising, including the right to sue for past, present and future misappropriation or other violation of any Trade Secret pertaining to the Business.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, Lilly’s security interest in any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such perfection, priority or remedies and for purposes of definitions related to such provisions. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

“United States” or “US” shall mean the United States of America, including its territories and possessions.

“US Regulatory Approvals” means the Regulatory Approvals for the Manufacture, marketing and sale of the Products in or for the United States, including any registration or authorization for any specific Product to be manufactured at a manufacturing facility identified in such Regulatory Approval. “US Regulatory Approvals” shall not include any permits, licenses or the like that are required to operate the Ohio Facility and are not specific to the Products (but, for clarity, shall include all Regulatory Approvals from the FDA).

“US Regulatory Materials” means Regulatory Materials and other Information and materials that are filed with, or contained or referenced in, the US Regulatory Approvals or otherwise used to support or maintain the US Regulatory Approvals or the development, Manufacture, marketing, sale or other Commercialization of the Products in the United States, including, without limitation, all correspondence submitted to or received from the FDA (including minutes and official contact reports relating to any communications with the FDA) and all supporting documents, all clinical and non-clinical data, all investigational new drug applications, all regulatory drug lists, all adverse event files, all safety databases and all complaint files relating to the Products.

1.2 Definitions; Interpretation. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement or, if not otherwise defined in this Agreement, shall have the meanings set forth in the UCC. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

1.3 Affiliates in a Transfer Trigger Event. In the event of any Transfer Trigger Event referenced in subsections (i) or (ii) of the definition thereof (but not subsection (iii) of the definition thereof), the Person

Exhibit E

that is Amylin’s counterparty to the transaction causing such Transfer Trigger Event, and any other Person that is an Affiliate of such counterparty (other than Amylin Pharmaceuticals, Inc. and its Subsidiaries and any other Affiliates of Amylin existing immediately prior to the date of such transaction), will not be deemed to be an “Affiliate” of the Amylin Parties for purposes of the following definitions: Amylin Know-How, Amylin Patents, Byetta Agreements, Copyrights, Copyright Licenses, License Agreements, Patent Licenses, Trademarks, Trademark Licenses, Trade Secret Licenses, Trade Secrets, US Regulatory Approvals and US Regulatory Materials, except with respect to any such Collateral for which ownership or title is transferred to, or rights with respect thereto are exploited by, such Person; provided, however, that any such Person that is engaged in the Business, and any such Person into which any Grantor is merged and is not the surviving entity, shall be deemed to be an Affiliate of the Amylin Parties.

ARTICLE II

GRANT OF SECURITY

2.1 Grant of Security. Each Grantor hereby grants to Lilly a first priority security interest and continuing lien on all of such Grantor’s right, title and interest in, to and under the following, in each case wherever located (all of which being hereinafter collectively referred to as the “Collateral”):

(a) all Copyrights, Trade Secrets and Trademarks, whether now owned or existing or hereafter acquired;

(b) all Amylin Patents;

(c) all License Agreements (including License Agreement Accounts and Receivables), whether now owned or existing or hereafter acquired;

(d) all US Regulatory Approvals and US Regulatory Materials, in each case whether now owned or existing or hereafter arising or acquired (collectively with the Copyrights, Amylin Patents, Trade Secrets, Trademarks, and the License Agreements, the “Secured IP”);

(e) the Supply Agreements, whether now existing or hereafter acquired;

(f) the Eng License;

(g) any Lockbox Accounts hereafter arising or acquired;

(h) all inventory, as such term is defined in the UCC, that contains Exenatide, whether now owned or existing or hereafter acquired (“Product Inventory,” and together with the Secured IP and the Byetta Agreements, the Bydureon Supply Agreement, the Eng License and Lockbox Accounts, the “Secured Assets”);

(i) to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations pertaining to any of the foregoing; and

(j) to the extent not otherwise included above, all Proceeds of or in respect of any of the foregoing.

2.2 Certain Limited Exclusions. In no event shall the term “Collateral” include or the security interest granted under Section 2.1 hereof attach to any (i) of the items described in Section 2.1 if and for so long as the grant of such security interest or inclusion in the Collateral shall constitute or result in the

Exhibit E

abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein or a breach or termination pursuant to the terms thereof or any applicable law or regulation prohibits the creation of a security interest therein (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code or requirement of a Governmental Authority or Regulatory Authority or any Regulatory Approval or principles of equity); provided however that the term “Collateral” shall include and such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability or breach, termination, default or violation shall be remedied and to the extent severable, shall attach immediately to any portion of such assets that does not result in any of the consequences specified in this clause, (ii) Section 1(b) “intent to use” applications for trademarks or service marks filed in the United States Patent and Trademark Office (the “PTO”) unless and until evidence of use of the mark in interstate commerce is accepted by the PTO, or (iii) agreements containing licenses or other rights granted pursuant to Section 2.4 (including any sublicenses and delegations of rights (through multiple tiers)) and all Proceeds of or in respect of any of the foregoing, except for any such agreement that is also a License Agreement and the Proceeds in respect of any such License Agreement.

2.3 Licenses to Third Parties. Lilly acknowledges and agrees that the security interest granted in Section 2.1 is subject to each Grantor’s reserved right to grant any nonexclusive or exclusive license, co-promotion, co-marketing or other collaboration right, non-assert covenant, option, right of first refusal or negotiation or any other grant of rights to any third party (but any such grant of rights shall not include any right to acquire ownership of any Secured IP or an assignment of such Grantor’s rights under the Eng License) under the Secured Assets for purposes of researching, Developing, Manufacturing, Commercializing, formulating, using, distributing, delivering or selling the Products (with each such license, co-promotion, co-marketing or other collaboration right, non-assert covenant, option, right of first refusal or negotiation or any other grant of rights to any third party (but any such grant of rights shall not include any right to acquire ownership of any Secured IP or an assignment of such Grantor’s rights under the Eng License) constituting a License Agreement hereunder and in which Lilly shall have a security interest in Amylin’s rights thereunder), and Lilly hereby consents to any such grants (subject to Grantor’s compliance with Sections 13.16 and 13.17 of the Settlement and Termination Agreement requirement, if applicable, that the applicable successor, licensee, assignee, transferee or Affiliate in a Transfer Trigger Event assumes Amylin’s obligations under the Settlement and Termination Agreement). Except for a License Agreement that constitutes a Transfer Trigger Event, Lilly shall not have any Lien on any third party’s rights in such license, co-promotion, co-marketing or other collaboration right, non-assert covenant, option, rights of first refusal or negotiation or any other grant of rights (as opposed to the security interest granted to Lilly in the Grantor’s rights thereunder). If any such grant constitutes a Transfer Trigger Event, such Grantor shall comply with Sections 13.16 and 13.17 of the Settlement and Termination Agreement in connection therewith. Except for any grant which constitutes a Transfer Trigger Event for which such Grantor has not complied with Sections 13.16 and 13.17 of the Settlement and Termination Agreement, Lilly hereby agrees that any foreclosure on the related Collateral shall be subject to the rights of any such third party so long as such third party consents (or such consent is not required) to the assignment of Grantor’s right thereunder in the foreclosure. Upon a Grantor’s request, Lilly shall cooperate with and take such actions requested by such Grantor (including amending, modifying, or amending and restating this Agreement) in connection with Grantors’ negotiations with any third party regarding any license, co-promotion, co-marketing or other collaboration right, non-assert covenant, option, right of first refusal or negotiation or any other grant of rights to any third party (but any such grant of rights shall not include any right to acquire ownership of any Secured IP or an assignment of such Grantor’s rights under the Eng License) under the Secured Assets for purposes of researching, Developing, Manufacturing, Commercializing, formulating, using, distributing, delivering or selling the Products, so long as such cooperation and actions do not interfere with Lilly’s material rights hereunder.

Exhibit E

2.4 Licenses to Affiliates for Other Products. Lilly hereby acknowledges and agrees that effective prior to the granting of the security interest granted to Lilly hereunder, each Grantor granted to one or more of its Affiliates perpetual, irrevocable, transferable exclusive (even as to Lilly, any buyer in foreclosure, any Affiliates of Lilly or such buyer, and all licensees, successors and assigns thereof) licenses and other rights, with the right to sublicense and delegate (through multiple tiers) under the Copyrights, Amylin Patents, Trade Secrets and US Regulatory Materials included in the Secured Assets (including any Information filed with or that supports any of the US Regulatory Approvals, with a right of reference thereto), in each case in connection with the development, research, manufacture, commercialization, formulation, use, distribution, delivery or administration, or other exploitation, through any and all means (now known or hereafter created or discovered), of any and all products, services and technology (including any technology, such as suspension technology, that is also used in any Product, but not including the Product) that are not Products whether now known or hereafter created or discovered, and may grant additional such licenses and other rights to one or more Affiliates after the Effective Date. With respect to any such licenses or rights (including any sublicenses or delegations of rights (through multiple tiers)), Lilly hereby acknowledges and agrees that such licenses and other rights granted to Affiliates shall not constitute License Agreements, shall be free and clear of the security interest granted to Lilly herein and Lilly hereby agrees that any foreclosure on the Collateral, and any sale thereof, shall be subject to such licenses and other rights (provided that the Affiliates (and any of their delegees) receiving the rights from Grantor shall not have (or shall have waived) any right to consent to the assignment of Grantor’s rights thereunder in the foreclosure). For avoidance of doubt, no Proceeds from any licenses or other rights (including any sublicenses or delegations of rights (through multiple tiers)) granted pursuant to this Section 2.4 are included in the Collateral, nor will any of the foregoing be deemed Supporting Obligations or otherwise deemed Collateral.

ARTICLE III

SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE

3.1 Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Obligations (the “Secured Obligations”).

3.2 Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral to the same extent as if this Agreement had not been executed and nothing contained herein is intended or shall be a delegation of duties to Lilly, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof to the same extent as if this Agreement had not been executed and Lilly shall not have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall Lilly have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, and (iii) the exercise by Lilly of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

Exhibit E

ARTICLE IV

REPRESENTATIONS AND WARRANTIES AND COVENANTS

4.1 Generally.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the date hereof, that:

(i) it has indicated on Schedule 4.1(A): (w) the type of organization of such Grantor, (x) the jurisdiction of organization of such Grantor, (y) its organizational identification number and (z) the jurisdiction where the chief executive office or, if it has only a sole place of business, where its sole place of business is, and for the one-year period preceding the date hereof has been, located.

(ii) the full legal name of such Grantor is as set forth on Schedule 4.1(A) and it has not done in the last five years, and does not do, business under any other name (including any trade-name or fictitious business name) except for those names set forth on Schedule 4.1(B) (as such schedule may be amended or supplemented from time to time);

(iii) except as provided on Schedule 4.1(C), it has not changed its name, jurisdiction of organization, chief executive office or, if it has only a sole place of business, its sole place of business or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five years;

(iv) when executed and delivered, this Agreement will be effective to create in favor of Lilly a valid and enforceable security interest in the Collateral;

(v) when financing statements in the appropriate form are filed in the offices specified on Schedule 4.1(D), this Agreement will create a perfected security interest in all right, title and interest of the Grantors in the Collateral to the extent perfection can be obtained by filing financing statements under the UCC in effect in such jurisdiction, prior and superior in right to any other Person, except for Permitted Liens;

(vi) when financing statements in the appropriate form are filed in the offices specified on Schedule 4.1(D) and when filings in the appropriate form are made with the United States Patent and Trademark Office in respect of Trademarks and Amylin Patents specified in such filings and with the United States Copyright Office in respect of Copyrights specified in such filings, the security interest of Lilly in all right, title and interest of the Grantors in such Trademarks, Amylin Patents and Copyrights will be perfected to the extent perfection can be obtained by such filings, prior and superior in right to any other Person, except for Permitted Liens; and

(vii) such Grantor has been duly organized as an entity of the type as set forth opposite such Grantor’s name on Schedule 4.1(A) solely under the laws of the jurisdiction as set forth opposite such Grantor’s name on Schedule 4.1(A) and remains duly existing as such. Such Grantor has not filed any certificates of domestication, transfer or continuance in any other jurisdiction.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that:

Exhibit E

(i) except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, except Permitted Liens, and such Grantor shall defend the Collateral against all Persons at any time claiming any interest therein;

(ii) it shall not change such Grantor’s name, identity, corporate structure (e.g., by merger, consolidation, change in corporate form or otherwise), sole place of business (if it has only a sole place of business), chief executive office, type of organization or jurisdiction of organization or establish any trade names unless it shall have (a) notified Lilly in writing, by executing and delivering to Lilly a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, at least 15 days prior to any such change or establishment, identifying such new proposed name, identity, corporate structure, sole place of business ( if it has only a sole place of business), chief executive office, jurisdiction of organization or trade name and providing such other information in connection therewith as Lilly may reasonably request and (b) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same priority of Lilly’s security interest in the Collateral intended to be granted and agreed to hereby; and

(iii) it shall reasonably keep correct and accurate records of the Product Inventory in accordance with Applicable Laws.

(4.2) License Agreements and Supply Agreements.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the date hereof, that:

(i) Schedule 4.3 (as such schedule may be amended or supplemented from time to time) sets forth a true and complete list of all Patent Licenses, Trademark Licenses, Trade Secret Licenses, Copyright Licenses and other License Agreements existing as of the Effective Date that are material to the Business (each Grantor hereby confirms that no License Agreements exist on the Effective Date).

(b) Covenants and Agreements. Each Grantor covenants and agrees that:

(i) with respect to any Supply Agreement entered into following the date hereof, it shall use reasonable efforts to include a consent from the counterparty or counterparties to such Supply Agreement to the granting of a security interest in such Supply Agreement and to an assignment of such Supply Agreement to the buyer in foreclosure in an Event of Default, together with the other material Collateral, in the event of a foreclosure with respect to such security interest; and

i(i) with respect to the Eng License, it shall use commercially reasonable efforts consistent with its reasonable business judgment to obtain a consent from the counterparty to the Eng License to the granting of a security interest in the Eng License and to an assignment of the Eng License to the buyer in foreclosure in an Event of Default, together with the other material Collateral, in the event of a foreclosure with respect to such security interest.

(4.3) Intellectual Property; Regulatory Approvals; Regulatory Materials.

Exhibit E

a) Representations and Warranties. Except as disclosed in Schedule 4.3, each Grantor hereby represents and warrants, on the date hereof, that:

(i) Schedule 4.3 sets forth a true and complete list of (A) all material United States and (B) to the knowledge of such Grantor, all material foreign, in each case, registrations of and applications for registered Amylin Patents, registered Trademarks and registered Copyrights owned by each Grantor;

(ii) it is the sole and exclusive owner of the entire right, title and interest in and to all Copyrights, Amylin Patents and Trademarks listed on Schedule 4.3 (as such schedule may be amended or supplemented from time to time) and all US Regulatory Approvals, subject to any licenses and other rights granted as of or prior to the Effective Date or granted or permitted to be granted pursuant to Section 2.4;

(iii) all registrations, applications and filings for material Copyrights, Amylin Patents, Trademarks, US Regulatory Approvals and US Regulatory Materials are standing in the name of each Grantor and none of the Trademarks, Amylin Patents, Copyrights, Trade Secrets, US Regulatory Approvals or US Regulatory Materials has been licensed pursuant to a License Agreement by any Grantor to any Affiliate or third party, except as disclosed in Schedule 4.3 (B), (D), (F) or (G) (as each may be amended or supplemented from time to time) and subject to Sections 2.3 and 2.4; and

(iv) to the knowledge of such Grantor, all material US Regulatory Approvals (i) have been validly issued or acknowledged by or filed with the appropriate Regulatory Authority and are in full force and effect in all material respects, and (ii) are transferable to a transferee in the event of a foreclosure, subject to any necessary consents by any Governmental Authority.

b) Covenants and Agreements. Each Grantor hereby covenants and agrees as follows:

(i) it shall not knowingly do any act or omit to do any act whereby any of the Copyrights, Amylin Patents, Trade Secrets, Trademarks, US Regulatory Approvals would lapse, or become abandoned, dedicated to the public, or unenforceable, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein, except, in each case, with respect to which the Grantor has determined with the exercise of its commercially reasonable judgment that it shall or shall not take, as applicable, any such acts;

(ii) (a) it shall not, with respect to any material Trademarks, cease the use of any of such material Trademarks or (b) materially fail to maintain the level of the quality of products sold and services rendered under any of such Trademarks at a level at least substantially consistent with the quality of such products and services as of the date hereof, and each Grantor shall use commercially reasonable efforts to cause licensees of such Trademarks to use such consistent standards of quality only in such jurisdictions where the exercise of such consistent standards of quality is required to maintain such Trademarks, except in each case, with respect to which the Grantor has determined with the exercise of its commercially reasonable judgment that it shall or shall not, as applicable, undertake such use or take such actions;

(iii) it shall promptly notify Lilly if it knows that any item of the material Copyrights, Amylin Patents, Trade Secrets, Trademarks or US Regulatory Approvals has

Exhibit E

become (a) abandoned or dedicated to the public or placed in the public domain, (b) invalid or unenforceable, or (c) subject to any adverse determination or development (including the institution of proceedings) in any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, the United States Food and Drug Administration (“FDA”), any state registry, any foreign counterpart of the foregoing, or any court, except, in each case, (x) for any of the foregoing occurring in the ordinary course of business or (y) to the extent that any such Copyrights, Amylin Patents, Trade Secrets, Trademarks or US Regulatory Approvals are no longer used or useful in the Business;

(iv) it shall take commercially reasonable steps in the United States Patent and Trademark Office, the United States Copyright Office, the FDA, any state registry or any counterpart in the European Union (other than with respect to US Regulatory Approvals) of the foregoing, to pursue any application and maintain any registration or filing of each material Trademark, Amylin Patent, Copyright, US Regulatory Approval owned by any Grantor which is now or shall become included in the Intellectual Property or US Regulatory Approvals, including those items on Schedule 4.3, except in each case for any such Trademark, Amylin Patent, Copyright or US Regulatory Approvals with respect to which the Grantor has determined with the exercise of its commercially reasonable business judgment that it shall not so apply or pursue or maintain;

(v) in the event that any material Copyrights, Amylin Patents, Trade Secrets or Trademarks or any Grantor’s rights under the Eng License is, to such Grantor’s knowledge, materially infringed, misappropriated, or diluted by a third party, such Grantor shall promptly take reasonable actions to stop such infringement, misappropriation, or dilution and protect its rights in such Intellectual Property or rights under the Eng License (to the extent not a breach thereof as it exists as of the Effective Date) including, where appropriate, the initiation of a suit for injunctive relief and to recover damages, except with respect to which the Grantor has determined with the exercise of its commercially reasonable judgment that it shall not take such actions;

(vi) it shall promptly (but in no event more than 60 days after any Grantor obtains knowledge thereof) report to Lilly (i) the filing of any application to register any Trademark, Patent or Copyright with the United States Patent and Trademark Office, United States Copyright Office, or any state registry or foreign counterpart of the foregoing (whether such application is filed by such Grantor or through any agent, employee, licensee, or designee thereof) and (ii) the registration of any Trademark, Amylin Patent or Copyright by any such office, in each case by executing and delivering to Lilly a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto;

(vii) it shall promptly (but in no event more than 60 days after any Grantor obtains knowledge thereof) report to Lilly (i) the filing of any US Regulatory Approvals with the FDA, and (ii) the granting of any US Regulatory Approval by any such office, in each case by executing and delivering to Lilly a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto;

(viii) it shall execute and deliver to Lilly any document reasonably requested by Lilly (subject to Grantor’s reasonable request to redact extraneous information from said document to the extent it will be publicly filed) to acknowledge, confirm, register, record, or perfect Lilly’s interest in any US public filing office necessary or desirable for the

Exhibit E

registration or recording of Lilly’s security interest in any part of the Intellectual Property and US Regulatory Approvals, whether now owned or hereafter acquired (including, as applicable, Trademark Security Agreements, Copyright Security Agreements and Patent Security Agreements, in the form of Exhibits B, C and D, respectively);

(ix) except with the prior consent of Lilly (which, for any potential financing arrangements with respect to Amylin Ohio, shall not be unreasonably withheld), except for Permitted Liens and subject to Sections 2.3 and 2.4, (1) each Grantor shall not execute, and there will not be on file in any US public office, any effective financing statement or recorded licenses or instruments granting or evidencing a lien in any material Trademark, Amylin Patent, Copyright, US Regulatory Approval or US Regulatory Material, except financing statements or other documents or instruments filed or to be filed in favor of Lilly, and (2) each Grantor shall not sell, assign, grant any option or right of first refusal or negotiation to acquire ownership of any Secured IP or an assignment of such Grantor’s rights under the Eng License, or create or suffer to exist any Lien upon or with respect to the Intellectual Property, such Grantor’s rights under the Eng License, US Regulatory Materials or US Regulatory Approvals; and

(x) it shall continue to collect, at its own expense, all amounts due or to become due to such Grantor in respect of the material Intellectual Property or any portion thereof. In connection with such collections, each Grantor may take (and, at Lilly’s reasonable direction, after the occurrence and during the continuance of an Event of Default shall take) such action as such Grantor or Lilly may deem reasonably necessary or advisable to enforce collection of such amounts. Notwithstanding the foregoing, (a) any such actions taken by such Grantor shall be in its sole discretion but not inconsistent with its ordinary course of business and (b) Lilly shall have the right at any time, after the occurrence and during the continuance of an Event of Default, to notify, or require any Grantor to notify, any obligors with respect to any such amounts of the existence of the security interest created hereby provided that the Grantor is given concurrent notice thereof in writing.

ARTICLE V

FURTHER ASSURANCES; ADDITIONAL GRANTORS

5.1 Further Assurances.

(a) Each Grantor agrees that from time to time (but no more than once per calendar quarter), at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents (including, Trademark Security Agreements, Copyright Security Agreements and Patent Security Agreements), and take all further action, that Lilly may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable Lilly to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:

(i) file in the appropriate UCC filing office such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as Lilly may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby; and

Exhibit E

(ii) take all actions reasonably requested by Lilly to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in the Collateral with the United States Patent and Trademark Office and United States Copyright Office;

provided that, for the avoidance of doubt, nothing hereunder shall be construed to require any action to be taken in respect of this Section 5.1(a) outside of the United States.

(b) Each Grantor hereby authorizes Lilly to file a Record or Records, including financing or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as Lilly may reasonably determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to Lilly herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as Lilly may reasonably determine is necessary to ensure the perfection of the security interest in the Collateral granted to Lilly herein.

(c) Each Grantor hereby authorizes Lilly to modify this Agreement after obtaining such Grantor’s written approval of or signature to such modification (such approval and signature not to be unreasonably withheld) by amending Schedule 4.3 (as such schedule may be amended or supplemented from time to time) to include reference to any right, title or interest in any existing Collateral or any Collateral acquired or developed by any Grantor after the execution hereof or to delete any reference to any right, title or interest in any Collateral in which any Grantor no longer has or claims any right, title or interest. Grantor shall promptly (and in any event within 60 days of such acquisition, development or deletion) notify Lilly of any material acquisition, development or deletion.

(5.2) Additional Grantors. From time to time subsequent to the date hereof, additional Persons may (and shall, as and to the extent required under the Note) become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a counterpart to this Agreement. Upon delivery of any such counterpart agreement to Lilly, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Lilly not to cause any Subsidiary of Amylin to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

ARTICLE VI

LILLY APPOINTED ATTORNEY-IN-FACT

(6.1) Power of Attorney. Each Grantor hereby irrevocably appoints Lilly (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, effective after and during the continuance of an Event of Default, with full authority in the place and stead of such Grantor and in the name of such Grantor, Lilly or otherwise, from time to time in Lilly’s discretion to take any action and to execute any instrument that Lilly may deem reasonably necessary (and to the extent permitted by applicable laws) to accomplish the purposes of this Agreement, including the following:

(a) to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

Exhibit E

(b) to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

(c) to file any claims or take any action or institute any proceedings that Lilly may deem necessary for the collection of any of the Collateral or otherwise to enforce the rights of Lilly with respect to any of the Collateral;

(d) to prepare and file any UCC financing statements against such Grantor as debtor;

(e) to prepare, sign, and file for recordation in any intellectual property registry or Regulatory Authority, appropriate evidence of the lien and security interest granted herein in the Collateral in the name of such Grantor as debtor;

(f) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including actions to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, any such payments made by Lilly to become obligations of such Grantor to Lilly, due and payable immediately without demand; and

(g) to effect any foreclosure sale, once the buyer in foreclosure is identified, to enforce Lilly’s rights under this Agreement, without notice except as specified below or as required under the UCC, subject to Sections 2.3 and 2.4, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral to the buyer in such foreclosure sale as fully and completely as though Lilly were the absolute owner thereof for all purposes.

6.2 No Duty on the Part of Lilly. The powers conferred on Lilly hereunder are solely to protect the interests of Lilly in the Collateral and shall not impose any duty upon Lilly to exercise any such powers. Lilly shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor its Affiliates nor any of their respective officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for its gross negligence or willful misconduct.

ARTICLE VII

REMEDIES

7.1 Generally.

(a) If any Event of Default shall have occurred and be continuing, subject to Sections 2.3 and 2.4, Lilly may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity with respect to the Collateral (and not with respect to Amylin, its Affiliates or any other property or rights thereof (except as provided in Section 7.7(e)), all the rights and remedies of Lilly on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of Lilly forthwith, assemble all or part of the Collateral

Exhibit E

as reasonably directed by Lilly and make it available to Lilly at a place to be designated by Lilly that is reasonably convenient to both parties;

(ii) upon prior written notice, enter onto the Grantor property where any Product Inventory included in the Collateral is located and take possession thereof with or without judicial process, subject to applicable law;

(iii) prior to the disposition of the Collateral, store, process or otherwise prepare the Collateral for disposition in any manner to the extent Lilly deems appropriate;

(iv) without notice except as specified below or as required under the UCC, and subject to Sections 2.3 and 2.4, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of Lilly’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Lilly may deem commercially reasonable; and

(v) if any Product Inventory is in possession or control of any third party, any time after the occurrence and during the continuance of an Event of Default, such Grantor shall join with Lilly in notifying the third party of Lilly’s security interest and use commercially reasonable efforts to obtain an acknowledgement from the third party that it is holding the Product Inventory for the benefit of Lilly.

(b) Lilly may be the purchaser of any or all of the Collateral at any public sale in accordance with the UCC and Lilly shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Lilly at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least 10 days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Lilly shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Lilly may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor hereby waives any claims against Lilly arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale. Each Grantor further agrees that a breach of any of the covenants contained in this Section 7.1 will cause irreparable injury to Lilly, that Lilly has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 7.1 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way alter the rights of Lilly hereunder.

(c) Lilly may sell the Collateral without giving any warranties as to the Collateral. Lilly may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

Exhibit E

(d) Lilly shall have no obligation to marshal any of the Collateral.

(e) To effect any foreclosure sale, once a buyer in foreclosure is identified, subject to Sections 2.3 and 2.4, upon written demand from Lilly, each Grantor shall grant, assign, convey or otherwise transfer an absolute assignment of all of such Grantor’s right, title and interest in and to the Collateral to the buyer in such foreclosure sale and shall execute and deliver such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement.

(f) Each Grantor agrees that such a grant, conveyance, transfer, assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that Lilly receives cash proceeds in respect of the sale of, or other realization upon, the Collateral.

7.2 Application of Proceeds. All proceeds received by Lilly in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied by Lilly against the Secured Obligations in the following order of priority: first, to the payment of all costs and expenses as provided in Section 2.4(b) of the Note; second, to the extent of any excess of such proceeds, to the payment of all other Secured Obligations for the benefit of Lilly; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

7.3 Sales on Credit. If Lilly sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by Lilly and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Lilly may resell the Collateral and Grantor shall be credited with proceeds of the sale.

7.4 Intellectual Property; License Agreements; Supply Agreements.

(a) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default, subject to Sections 2.3 and 2.4:

(i) Lilly shall have the right (but not the obligation), upon prior written notice to the Grantor, to bring suit or otherwise commence any action or proceeding in the name of any Grantor, Lilly or otherwise, in Lilly’s sole discretion, to enforce any of such Grantor’s rights in any Intellectual Property (but with respect to any License Agreement under any Grantor’s rights under the Eng License, to the extent not a breach of the Eng License as it exists as of the Effective Date), the Eng License (to the extent not a breach thereof as it exists as of the Effective Date) or the Supply Agreements, in which event such Grantor shall, at the request of Lilly, do any and all lawful acts and execute any and all documents required by Lilly in aid of such enforcement; and

(ii) Lilly shall have the right to notify (with concurrent written notice to Grantor), or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Intellectual Property (but with respect to any License Agreement under any Grantor’s rights under the Eng License, to the extent not a breach of the Eng License as it exists as of the Effective Date), of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to Lilly, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done.

Exhibit E

Amylin represents and warrants that it has provided Lilly with a true, accurate and complete copy of the Eng License (except the Nonstatutory Stock Option agreement attached thereto as Exhibit B) entered into effective as of October 1, 1996, and that the Eng License has not been amended or modified since such date and remains in effect in the form provided as of the Effective Date.

(b) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, and (iii) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, Lilly shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any rights, title and interests to any Collateral as may have been assigned, conveyed or otherwise transferred to Lilly, subject to any disposition thereof that may have been made by Lilly (including if Lilly is the buyer in a foreclosure sale); provided, after giving effect to such reassignment, reconveyance or retransfer, Lilly’s security interest granted pursuant hereto, as well as all other rights and remedies of Lilly granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned, reconveyed or retransferred shall be free and clear of any other Liens granted by or on behalf of Lilly.

(c) Subject to Sections 2.3 and 2.4, during an Event of Default, solely for the purpose of enabling Lilly to exercise rights and remedies under this Article 7, and at such time as Lilly shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to Lilly, to the extent it has the right to do so, an irrevocable (during an Event of Default), nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor) to the Trademarks, subject to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense the Trademarks of such Grantor in connection with the Product Inventory included in the Collateral, in accordance with this Agreement. The foregoing license granted to Lilly is granted as is, where is, with all faults and all representations and warranties, express and implied, disclaimed.

7.5 Regulatory Materials; Regulatory Approvals.

(a) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default, subject to Sections 2.3 and 2.4:

(i) effect (at the sole cost and expense of such Grantor), and shall not amend, cancel or surrender any such US Regulatory Approvals, or permit any such US Regulatory Approval to expire or be amended, cancelled or revoked;

(ii) with respect to all clinical studies for any Product being conducted as of the date of the foreclosure sale, at the buyer in foreclosure’s option (as specified by such buyer in a written notice to the Grantor), each Grantor shall either (A) end such studies with respect to enrolled subjects in an orderly and prompt manner in accordance with applicable law, including any required follow up treatment with previously enrolled subjects, or (B) transfer sponsorship to such buyer or its designee of such studies in accordance with applicable law and cooperate with such buyer to ensure a smooth and orderly transition thereof that will not involve any disruption of such studies or activities;

(iii) each Grantor shall take or refrain from taking such actions with respect to those US Regulatory Materials and US Regulatory Approvals not yet transferred to, or replaced by, the buyer in foreclosure as are reasonably requested by the buyer in foreclosure in writing, provided that in no event will each Grantor be obligated to undertake

Exhibit E

any act or omission it deems not in compliance with its legal and regulatory compliance obligations; and

(iv) each Grantor shall notify the buyer in foreclosure within 72 hours (or such shorter period required by law) if such Grantor receives a complaint or a report of an adverse drug experience with respect to any Product. In addition, each Grantor shall cooperate with such buyer in foreclosure’s reasonable requests and use commercially reasonable efforts to assist such buyer in connection with the investigation of and response to any complaint or adverse drug experience report related to the Product sold by such Grantor.

7.6 Cash Proceeds. Any cash, checks and other near-cash items (collectively, “Cash Proceeds”) with respect to the Collateral received by Lilly (whether from a Grantor or otherwise): (i) if no Event of Default shall have occurred and be continuing, shall be paid by Lilly to Amylin or as otherwise instructed by Amylin and (ii) if an Event of Default shall have occurred and be continuing, may, in the sole discretion of Lilly, (A) be paid to Amylin, and/or (B) then or at any time thereafter may be applied by Lilly against the Secured Obligations then due and owing.

7.7 Remedies for Other Defaults; Limited Recourse. Notwithstanding anything to the contrary in this Agreement or any other Note Document, the Parties hereto agree that:

(a) Lilly shall be permitted to exercise rights and remedies against any Amylin Party or any Grantor for such Person’s failure to perform or observe any covenant or agreement under this Agreement or any other Note Document or for any inaccuracy of any representation or warranty made by such Person under this Agreement or under any other Note Document if and only if an Other Default or Event of Default has occurred and is continuing.

(b) Upon the occurrence and during the continuance of an Other Default, Lilly shall have all rights and remedies provided under applicable law or in equity.

(c) No Amylin Party or Grantor shall be liable under this Agreement or any other Note Document, the Settlement and Termination Agreement or any other Ancillary Agreements for any indirect, incidental, consequential, special or punitive damages (including, without limitation, damages for loss of profits or loss of business opportunities) arising out of this Agreement or any other Note Document, the Settlement and Termination Agreement or any other Ancillary Agreements, in each case whether or not caused by or resulting from the activities of such Person, the occurrence of any Event of Default, the occurrence of any Other Default or any other breach of, default by or other failure of such Person under this Agreement or any other Note Document, the Settlement and Termination Agreement or any other Ancillary Agreements and, in any such case, regardless of whether such Person has been advised of the possibility of any such damage.

(d) Upon the breach of, default by or other failure of any Amylin Party or any Grantor under this Agreement or any other Note Document, other than upon the occurrence or existence of, and during the continuation of, an Event of Default, Lilly shall have no right to exercise remedies pursuant to this Agreement (for clarity, upon an Other Default, Lilly shall have the rights set forth in Section 7.7(b) above).

(e) The sole recourse of Lilly in respect of the Secured Obligations hereunder or under any other Note Document shall be to the Collateral under the Security Documents, and Lilly agrees that it shall not seek to enforce any monetary judgment with respect to the Secured Obligations hereunder or under any other Note Document other than against the Collateral; provided that, notwithstanding the

Exhibit E

foregoing: (i) Lilly shall have the rights described in Section 7.7(b) with respect to any Other Default; and (ii) Lilly shall not be limited in seeking recourse against any Amylin Party, or any Amylin Party’s assets (whether pledged pursuant to this Agreement or otherwise) for any breach by Amylin of the Settlement and Termination Agreement or with respect to any indemnification obligations or other amounts owing by any Amylin Party thereunder, including, without limitation, pursuant to the provisions of Article IV thereof (even if such obligations are referenced as Mandatory Payments herein).

(f) Lilly shall be permitted to declare all Obligations immediately due and payable if and only if an Event of Default has occurred and is continuing at the time of such declaration.

ARTICLE VIII

CONTINUING SECURITY INTEREST

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the earlier of (i) the payment in full of the Obligations or (ii) the termination of the Note. Upon the earlier to occur of the payment in full of the Obligations or the termination of the Note, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to Grantors. Upon any such termination Lilly shall, at Grantors’ expense, execute and deliver to Grantors such documents, and authorize the filing of all UCC termination statements and intellectual property security agreement terminations, as Grantors shall reasonably request to evidence such termination.

ARTICLE IX

STANDARD OF CARE; LILLY MAY PERFORM

The powers conferred on Lilly hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Lilly shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Lilly shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Lilly accords its own property. Neither Lilly nor its Affiliates nor any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, if an Event of Default has occurred and is continuing, Lilly may itself perform, or cause performance of, such agreement, and the expenses of Lilly incurred in connection therewith shall be payable by each Grantor.

ARTICLE X

MISCELLANEOUS.

10.1 Entire Agreement; Amendment. This Agreement (together with the schedules and exhibits hereto) and the other Note Documents are being executed and delivered in connection with the execution and delivery of the Settlement and Termination Agreement. This Agreement and the other Note Documents set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior and contemporaneous

Exhibit E

agreements and understandings between the Parties, whether oral or written, with respect to the subject matter hereof. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

10.2 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without giving effect to any conflicts of laws principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(b) All actions, claims, suits or proceedings (“Actions”) arising out of or relating to this Agreement shall be heard and determined exclusively in the United States District Court for the Southern District of New York, or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York County, and any appellate court from any thereof. Consistent with the preceding sentence, the parties hereby (i) submit to the exclusive jurisdiction of any such courts for the purpose of any Action arising out of or relating to this Agreement brought by either party and (ii) irrevocably waive, to the fullest extent permitted by applicable law, and agree not to assert as a defense, counterclaim or otherwise, in any such Action, any objection that it may now or hereafter have to the laying of the venue of any such Action brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party agrees that notice or the service of process in any Action arising out of or relating to this Agreement shall be properly served or delivered if delivered in the manner provided for notices by Section 10.4 of this Agreement.

(c) EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BETWEEN THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY OR PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY OR PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.2.

10.3 Certain Provisions of Settlement and Termination Agreement. The following provisions of the Settlement and Termination Agreement shall be incorporated by reference herein, mutatis mutandis, as if set forth at length in this Agreement: Section 13.15 (No Strict Construction), Section 13.18 (Counterparts), Section 13.20 (Severability), Section 13.21 (Ambiguities) and Section 13.22 (Headings).

10.4 Notices. All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier (with confirmation of delivery) addressed as follows:

If to any Grantor, to:	Amylin Pharmaceuticals, Inc. 9360 Towne Centre Drive San Diego, California 92121 Attention: Chairman and Chief Executive Officer

Exhibit E

with a copy to:	Amylin Pharmaceuticals, Inc. 9360 Towne Centre Drive San Diego, California 92121 Attention: General Counsel

with a copy to:	Skadden, Arps, Slate Meagher & Flom LLP Four Times Square New York, NY 10036 Attention: Nancy Lieberman

if to Lilly, to:	Eli Lilly and Company Lilly Corporate Center Indianapolis, IN 46285 Attention: General Counsel

with a copy to:	Covington & Burling LLP 1201 Pennsylvania Ave., N.W. Washington, D.C. 20004 Attention: John A. Hurvitz

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given when delivered if personally delivered or on the Business Day after dispatch if sent by nationally-recognized overnight courier (with confirmation of delivery).

10.5 Assignment. This Agreement and the rights and obligations of the Parties will inure to the benefit and be binding upon each Party and its successors and permitted assigns No Party may assign this Agreement or any rights or obligations hereunder except in accordance with Section 10.5 of the Note. Any attempted assignment not in accordance with this Section 10.5 will be void.

10.6 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time. All rights and remedies existing under this Agreement and the other Note Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.7 Schedules, Exhibits and Attachments. All schedules, exhibits and attachments referred to herein are intended to be and hereby are specifically made part of this Agreement. However, if there is a conflict between a term or condition of such schedules, exhibits and attachments and this Agreement, the terms and conditions of this Agreement shall prevail.

[Signature page follows]

Exhibit E

IN WITNESS WHEREOF, Amylin, each other Grantor and Lilly have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

AMYLIN PHARMACEUTICALS, INC.

By:

Name:
Title:

AMYLIN OHIO LLC

By:

Name:
Title:

ELI LILLY AND COMPANY

By:

Name:
Title:

Exhibit E